     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999


                                                      REGISTRATION NO. 333-79209

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             U.S. AGGREGATES, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              1400                             57-0990958
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

        400 SOUTH EL CAMINO REAL, SUITE 500, SAN MATEO, CALIFORNIA 94402
                           TELEPHONE: (650) 685-4880
  (Address, including zip code, and telephone number, including area code, of
                        Registrant's principal offices)


                                MICHAEL J. STONE
                     EXECUTIVE VICE PRESIDENT--DEVELOPMENT
                CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
                             U.S. AGGREGATES, INC.
                      400 SOUTH EL CAMINO REAL, SUITE 500
                          SAN MATEO, CALIFORNIA 94402
                           TELEPHONE: (650) 685-4880
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

      WILLARD G. FRAUMANN, P.C.                       BRUCE A. TOTH
           Kirkland & Ellis                          Winston & Strawn
       200 East Randolph Drive                     35 West Wacker Drive
       Chicago, Illinois 60601                   Chicago, Illinois 60601
            (312) 861-2000                            (312) 558-5600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
   SECURITIES TO BE          AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
      REGISTERED              REGISTERED               PER UNIT             OFFERING PRICE         REGISTRATION FEE
Common Stock, par             7,986,111                 $19.00               $151,736,109           $42,182.64(1)
  value $.01 per
  share...............



(1) The Company has previously paid a filing fee of $41,700.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada and one to be used in connection with a concurrent underwritten public offering outside the United States and Canada. The U.S. prospectus and the international prospectus are identical except for the front and back cover pages. The form of the U.S. prospectus is included herein and is followed by the alternate pages to be used in the international prospectus. The alternate pages for the international prospectus included herein are each labeled "International Prospectus Alternate Page." Final forms of each prospectus will be filed with the SEC under Rule 424(b) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                      SUBJECT TO COMPLETION,
                                                      DATED               , 1999

                                6,944,444 SHARES

                                     [LOGO]

                             U.S. AGGREGATES, INC.

                                  COMMON STOCK

                                   ---------

    This is the initial public offering of our common stock. The U.S. underwriters are offering 5,555,555 shares in the United States and Canada and the international managers are offering 1,388,889 shares outside the United States and Canada. We anticipate that the initial public offering price will be between $17.00 and $19.00 per share.

    Our common stock has been approved for trading on the New York Stock Exchange under the symbol "AGA," subject to official notice of issuance.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                 -------------

                                                                                            PER SHARE      TOTAL
                                                                                           -----------  -----------
Public offering price....................................................................   $           $
Underwriting discounts...................................................................   $           $
Proceeds, before expenses, to U.S. Aggregates, Inc.......................................   $           $

    Certain of our stockholders have granted the U.S. underwriters and the international managers the right to purchase up to 1,041,667 additional shares to cover any over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

DEUTSCHE BANC ALEX. BROWN

           SCHRODER & CO. INC.

                                                   THE ROBINSON-HUMPHREY COMPANY

                                            , 1999

[Photographs of U.S. Aggregates' quarries located in Alabama and Utah, with the following captions: "New l million ton per year plant serving the fast growing market near the new Mercedes Benz plant in Tuscaloosa, Alabama" and "New 2 million ton per year plant serving the fast growing Salt Lake City/Wasatch Front, Utah market."]

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           4
Risk Factors....................................          10
Forward-Looking Statements......................          17
Use of Proceeds.................................          18
Dividend Policy.................................          18
Capitalization..................................          20
Dilution........................................          21
Selected Unaudited Pro Forma Financial Data.....          22
Selected Historical Financial Data..............          25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          27
  Liquidity and Capital Resources...............          30
Industry Overview...............................          34
Business........................................          39
  Governmental and Environmental Regulation.....          44
Management......................................          46

                                                     PAGE
                                                     -----
  Compensation of Directors.....................          47
  Incentive Plan................................          49
Principal and Selling Stockholders..............          50
Certain Relationships and Related
  Transactions..................................          52
Description of Certain Indebtedness.............          55
Description of Capital Stock....................          59
  The Recapitalization..........................          59
Shares Eligible for Future Sale.................          62
Material United States Federal Tax Consequences
  to Non-United States Holders..................          64
Underwriting....................................          67
Experts.........................................          69
Legal Matters...................................          69
Where You Can Find More Information.............          69
Index to Financial Statements...................         F-1

                                 --------------

    "Tons," as used in this prospectus, means "short" or "U.S." tons, equalling a weight of 2,000 pounds.

                                 --------------

    You may rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor a solicitation to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor sale of our common stock means that the information contained in this prospectus is correct after the date of this prospectus.

                                 --------------

    Until            , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. UNLESS OTHERWISE NOTED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES CONSUMMATION OF THE RECAPITALIZATION AND STOCK SPLIT DESCRIBED ON PAGE 7 AND NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

U.S. AGGREGATES

    U.S. Aggregates, Inc. is a leading producer and marketer of aggregates and associated aggregate-based materials and services. Aggregates consist of crushed stone, sand and gravel. Our products are used primarily for the construction and maintenance of highways and other infrastructure projects and for commercial and residential construction. We serve local markets in nine states in two fast growing regions of the United States, the Mountain states and the Southeast. As a result of our geographic diversification, we believe that our results of operations are less subject to any single market's economic conditions. Our current estimated aggregate reserve position exceeds 1.3 billion tons, and in most of our markets we have a 20 to 40 year supply of aggregates. We were founded in 1994 with the goal of becoming a leading national producer of aggregates. From our inception in January 1994 through 1998, our net sales have increased to $228.7 million while operating profit has increased to $24.4 million.

    Our growth has been driven by a number of factors, including:

    - WE SERVE ATTRACTIVE, HIGH GROWTH MARKETS. According to the U.S. Geological Survey, from 1993 to 1998, compound annual growth in consumption of aggregates in the nine states we serve was 6.7%. During the same period, the United States compound annual increase was 4.8%. In the nine states that we serve, average annual federal highway spending through 2003 is projected to be 61% higher than under the predecessor six year federal program.

    - WE ARE A MARKET LEADER IN MOST OF THE LOCAL MARKETS WE SERVE. We have utilized our management and financial resources to strengthen our position in our markets and to expand into contiguous markets.

    - WE HAVE WELL LOCATED, LONG-TERM AGGREGATE RESERVES. Our long-term, high-quality aggregate reserves located near our customers are key to our success. Since 1996, we have started eight major greenfield aggregate production sites serving large metropolitan markets to complement our existing operations.

    - WE HAVE INVESTED SIGNIFICANT CAPITAL IN OUR BUSINESS. We believe that our plant and equipment are among the most modern and cost-competitive in our industry and should enable us to take advantage of increasing demand in our markets.

    - WE HAVE A STRONG TRACK RECORD OF COMPLETING, INTEGRATING AND DEVELOPING BUSINESS AND ASSET ACQUISITIONS. We have focused on the acquisition and development of aggregate production sites and companies that are well located to serve growing markets. Since our inception, we have completed 28 business and asset acquisitions in the aggregates industry and have generally seen a substantial increase in revenues and profits relative to their performance prior to our ownership.

    Approximately 75% of our aggregates volume is sold directly to customers. The balance is used to produce asphalt, which generally contains approximately 90% aggregates by volume, and ready-mix concrete, which generally contains approximately 80% aggregates by volume. Our integration into these aggregate-based products and related services generally occurs in markets where our competitors also produce and market these products.

INDUSTRY OVERVIEW

    Aggregates are a basic construction material, approximately 50% of which are used for highway and infrastructure construction and maintenance. Demand for aggregates has historically been only moderately cyclical due to the stability of federal and state spending on road maintenance and construction. Additionally, the national average per ton market price for aggregates has not experienced an annual decline between 1985 and 1998, experiencing an average annual increase of 2.3%. The United States market for all aggregates was approximately 2.8 billion tons in 1998 with a value of $13.5 billion. This represents an increase of 6.2% in volume and 9.6% in dollar value above 1997 levels.

    In 1998, the six year, $218 billion Transportation Equity Act for the 21st Century, or TEA-21, was passed which designates a minimum of $158 billion nationally for federal highway construction and maintenance projects. This represents a 44% increase above average annual federal highway spending levels under the predecessor six year federal program. In the nine states we serve, average annual federal highway spending under the new program is projected to be 61% higher than under the predecessor program.

    Due to the high cost of transportation relative to the value of the product, competition within the aggregates industry favors producers with suitable aggregate reserves closest to the market. Difficulty in obtaining the necessary permits for new, economically viable aggregate production sites located near customers has constrained, and will continue to constrain, the number of competitors able to serve each market. Because of the local nature of the aggregates industry and its historical development, the ownership within the industry continues to be highly fragmented, with the top five producers combined holding an estimated 25% market share in 1998.

GROWTH STRATEGY

    We plan to increase sales and profits through five main strategies:

    - SERVE GROWTH IN EXISTING MARKET AREAS. We will take advantage of our existing aggregate reserve capacity and the maturation of our developing aggregate production sites to serve additional demand in our markets.

    - EXPAND CAPACITY. We will expand production capacity and invest capital so that we can serve additional demand in our markets while remaining cost-competitive.

    - MAKE ACQUISITIONS AND DEVELOP NEW AGGREGATE RESERVES IN EXISTING MARKETS. We will continue to make add-on acquisitions and develop new aggregate reserves to increase our competitive position in our markets.

    - SERVE MARKETS IN CONTIGUOUS AREAS. We will use our access to existing and additional reserves so that we can move into contiguous markets when opportunities arise.

    - EXPAND INTO NEW MARKETS THROUGH ACQUISITIONS. We may make acquisitions in new market areas or, where economically attractive, new regions.

MANAGEMENT

    Our executive officers have an average of 26 years of experience in the aggregates industry and have a strong track record of building profitable aggregates businesses. Immediately after the offering, our management team will own approximately 11.5% of our common stock.

                                 --------------

    Our corporate headquarters are located at 400 South El Camino Real, Suite 500, San Mateo, California 94402. Our telephone number is (650) 685-4880.

                                  THE OFFERING

Common stock offered by U.S.
  Aggregates:

  U.S. offering........................  5,555,555 shares

  International offering...............  1,388,889 shares

    Total..............................  6,944,444 shares
                                         ----------------
                                         ----------------

Common stock to be outstanding           14,016,808
  immediately after the offering.......  shares

Use of proceeds........................  Our net proceeds from the offering will be used to repay outstanding indebtedness and to redeem our
                                         preferred stock. See "Use of Proceeds" for a
                                         further description of the application of the net
                                         proceeds of the offering.

Dividend Policy........................  Beginning in the fourth quarter of 1999, with respect to earnings generated during the third
                                         quarter of 1999, we intend to pay quarterly cash
                                         dividends at an initial rate of $0.03 per share of
                                         our common stock. Any determination to pay
                                         dividends will be at the discretion of our board of
                                         directors. For a further discussion of our dividend
                                         policy, see "Dividend Policy."

New York Stock Exchange symbol.........  "AGA"

    The number of shares of our common stock to be outstanding immediately after the offering does not include approximately 280,336 shares of our common stock that may be issued pursuant to stock options to be granted concurrently with the offering. For a discussion of these stock options, see "Management--Incentive Plan."

                                RECAPITALIZATION

    U.S. Aggregates currently owns 82.99% of the common stock of Western Aggregates Holding Corp. and 90.84% of the common stock of SRM Holdings Corp. with the remainder held primarily by certain officers and employees of Western Aggregates and SRM. Immediately prior to the consummation of the offering, each outstanding share of common stock of Western Aggregates not held by U.S. Aggregates will be converted into 0.6227 shares of our common stock and each outstanding share of common stock of SRM not held by U.S. Aggregates will be converted into 8.0707 shares of our common stock. Each share of our common stock will then be subject to an approximate 30.0347 to 1 stock split. See "Certain Relationships and Related Transactions" for a further discussion of these events.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table presents summary historical and unaudited pro forma financial information for U.S. Aggregates. You should read this along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Unaudited Pro Forma Financial Data," "Selected Historical Financial Data" and the financial statements and the accompanying notes included elsewhere in this prospectus.

    The summary unaudited pro forma financial data are derived from the application of unaudited pro forma adjustments related to the 1998 acquisitions and dispositions and the offering detailed below and in the notes to "Selected Unaudited Pro Forma Financial Data" on page 22.

                                            FISCAL YEARS ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                     ----------------------------------------------  -----------------------------------
                                                                                                               1999
                                                                          1998                               PRO FORMA
                                                                        PRO FORMA                               AS
                                       1996       1997       1998          AS          1998       1999      ADJUSTED(2)
                                     ---------  ---------  ---------   ADJUSTED(1)   ---------  ---------  -------------
                                                                      -------------
                                                                       (UNAUDITED)
                                                                                         (UNAUDITED)
                                                                                                            (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales..........................   $131,710   $163,243   $228,739      $249,224     $83,042   $126,939      $126,939
Gross profit.......................     38,889     44,111     60,519        65,771      22,234     34,973        34,973
Selling, general and administrative
  expenses.........................     16,571     18,275     25,001        27,052      10,920     14,898        14,898
Depreciation, depletion and
  amortization(3)..................      6,301      7,830     11,098        12,145       4,549      5,694         5,749
Income from operations.............     16,017     18,006     24,420        26,574       6,765     14,381        14,326
Interest, net......................     (5,036)    (8,344)   (14,351)       (9,948 )    (5,554)    (8,841)       (5,505 )
Other income and expense, net......       (150)      (150)    (1,104)         (858 )      (718)      (479)         (329 )
Income from continuing operations
  before provision for income
  taxes, minority interest and
  extraordinary item...............     10,831      9,512      8,965        15,768         493      5,061         8,492
Provision for income taxes.........     (3,660)    (3,384)    (3,748)       (6,367 )      (206)    (1,898)       (3,219 )
Income from continuing operations
  before minority interest and
  extraordinary item...............      7,171      6,128      5,217         9,401         287      3,163         5,273
Minority interest..................       (727)      (623)      (385)           --         100        (39)           --
Income from continuing
  operations.......................      6,444      5,505      4,832         9,401         387      3,124         5,273

Income from continuing operations
  available to common shareholders
  per common share(4)
  --basic..........................      $0.57      $0.29      $0.12         $0.67      $(0.26)     $0.15         $0.38
  --diluted........................      $0.57      $0.28      $0.11         $0.67      $(0.26)     $0.14         $0.38
Weighted average number of common
  shares
 --basic...........................  6,074,704  6,116,718  6,136,630    14,016,808   6,136,630  6,136,630    14,016,808
  --diluted(5)(6)..................  6,095,472  6,306,747  6,382,094    14,016,808   6,136,630  6,423,011    14,016,808

SELECTED STATISTICAL AND OPERATING
  DATA:
EBITDA(7)..........................    $21,441    $25,063    $33,691       $37,861     $10,358    $19,557       $19,746
Capital expenditures (excluding
  acquisitions)....................    $20,945    $17,750    $27,330       $33,496     $19,124    $27,246       $27,246
Capital expenditures (including
  acquisitions)....................    $58,855    $21,788   $111,214      $117,380    $101,346    $27,246       $27,246
Tons of aggregates shipped (in
  millions)........................        7.2        9.5       15.8          21.6         6.1        9.0           9.0
Tons of asphalt sold (in
  millions)........................        0.9        1.3        1.6           1.6         0.4        0.8           0.8
Yards of ready-mix concrete sold
  (in millions)....................        0.9        0.9        1.4           1.7         0.5        0.8           0.8
Estimated tons of aggregate
  reserves (in millions)...........        635        863      1,357         1,357       1,357      1,360         1,360

                                                                                               JUNE 30, 1999
                                                                                         --------------------------
                                                                                                        PRO FORMA
                                                                                                           AS
                                                                                         HISTORICAL    ADJUSTED(8)
                                                                                         -----------  -------------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Total assets...........................................................................   $ 374,362     $ 381,212
Total debt.............................................................................     225,707       156,713
Minority interest......................................................................       3,180            --
Mandatory redeemable preferred stock...................................................      45,768            --
Stockholders' equity...................................................................      12,440       136,802

------------------------------

(1) Pro forma to give effect as if all 1998 acquisitions and dispositions had occurred on January 1, 1998 and certain other pro forma adjustments to the historical financial statements described in the notes to "Selected Unaudited Pro Forma Financial Data" on page 22; as adjusted to give effect to the sale of 6,944,444 shares of our common stock in the offering at the assumed public offering price of $18.00 per share, and the application of the net proceeds therefrom, as well as certain other resulting pro forma adjustments as described in the notes to "Selected Unaudited Pro Forma Financial Data" on page 22. See "Use of Proceeds" for a further description of the application of net proceeds from the offering.

(2) Pro forma as adjusted to give effect to the sale of 6,944,444 shares of our common stock in the offering at the assumed public offering price of $18.00 per share, and the application of the net proceeds, as well as certain other resulting pro forma adjustments as described in the notes to "Selected Unaudited Pro Forma Financial Data" on page 22. See "Use of Proceeds" for a further description of the application of net proceeds from the offering.

(3) In 1996, we began using a 20 percent salvage value in providing depreciation on certain of our assets. In 1997, we also extended the estimated lives of certain depreciable assets, resulting in an approximate $1,550 reduction of 1997 depreciation expense compared to what it would have been had the estimated lives not been changed.

(4) Income from continuing operations available to common shareholders for all periods except pro forma as adjusted results reflects income from continuing operations reduced by the accretion of preferred stock dividends.

(5) For pro forma as adjusted purposes we assume the exercise of all warrants outstanding and the conversion of minority stock into our common stock prior to the closing of the offering.

(6) We used the same weighted average shares for basic and diluted earnings per share calculation for June 30, 1998 because the effect of common stock equivalents in this period is antidilutive.

(7) EBITDA represents net income plus net interest expense, income taxes and depreciation, depletion and amortization and is a supplemental financial measurement we use to evaluate our business. However, EBITDA (which is not a measure of financial performance under GAAP) should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions, or other discretionary uses. We understand that while EBITDA is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(8) Gives effect to the sale of 6,944,444 shares of our common stock in the offering at the assumed public offering price of $18.00 per share, and the application of the net proceeds therefrom, as well as certain other resulting pro forma adjustments as described in the notes to "Selected Unaudited Pro Forma Financial Data" on page 22. See "Use of Proceeds" for a further description of the application of net proceeds from the offering.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISKS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN U.S AGGREGATES. AS A STOCKHOLDER OF U.S. AGGREGATES, YOU MAY BE EXPOSED TO RISKS INHERENT IN OUR BUSINESS. THE PERFORMANCE OF YOUR SHARES WILL REFLECT THE PERFORMANCE OF OUR BUSINESS RELATIVE TO, AMONG OTHER THINGS, COMPETITION, INDUSTRY CONDITIONS AND GENERAL ECONOMIC AND MARKET CONDITIONS. THE VALUE OF YOUR INVESTMENT MAY INCREASE OR DECREASE AND COULD RESULT IN A LOSS.

    IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISK FACTORS RELATING TO OUR BUSINESS AND INDUSTRY

    OUR BUSINESS IS SUBJECT TO THE FOLLOWING RISKS, WHICH INCLUDE RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE.

    BAD WEATHER IN OUR PEAK SEASON MAY RESULT IN LOWER SALES

    Poor weather during the months of April through November could result in lower sales of aggregates, which could reduce our net sales and profits. This is because sales of aggregates are highest during this period and poor weather conditions may reduce or delay highway construction and maintenance and other infrastructure projects. In the past, significant changes in weather conditions during this period have caused variations in demand for aggregates. In addition, because we are not as geographically diverse as some of our competitors, we may be more vulnerable than these competitors to poor weather conditions in the regions in which we operate.

    GENERAL AND LOCAL ECONOMIC DOWNTURNS MAY RESULT IN DECREASED SALES AND
PROFITS

    General economic downturns or localized downturns in regions where we have operations, including any downturns in the construction industry, could result in a decrease in sales and profits. A majority of our sales are to customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. Our business is located in the Mountain states and the Southeast and is dependent upon the economies of those regions. Because our business is more geographically concentrated than some of our competitors, we may be more vulnerable to local economic conditions.

    A DECREASE IN GOVERNMENT FUNDING OF HIGHWAY CONSTRUCTION AND MAINTENANCE AND OTHER INFRASTRUCTURE PROJECTS MAY REDUCE OUR SALES AND PROFITS

    A decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could reduce our sales and profits. This is because many of the customers we serve and intend to serve in the future depend substantially on government funding of highway construction and maintenance and other infrastructure projects. Unlike some of our competitors, we operate in a limited number of states. As a result, we may be more vulnerable than our more geographically diverse competitors to decreases in state government highway spending in the states in which we operate.

    AN INCREASE IN THE PRICE OR DECREASE IN THE AVAILABILITY OF OIL MAY INCREASE THE PRICE OF ASPHALT, RESULTING IN LESS ASPHALT USE BY OUR CUSTOMERS

    A material rise in the price or a material decrease in the availability of oil could adversely affect our operating results. Federal, state and municipal government spending on roads is subject to appropriations by the particular government entity. Asphalt prices are correlated to the price of oil. Therefore, if there is a material rise in the price or a material decrease in the availability of oil, there will be a resulting increase in the cost of producing asphalt, which we would likely attempt to pass along to our customers. As a result of any price increase, our customers may use less asphalt, which would decrease our asphalt sales volumes. A material increase in the price or decrease in the availability of oil could also lead to higher gasoline costs which would also increase our operating costs. An increase in our operating costs could adversely affect our operating results if we cannot pass these increased costs through to our customers.

    OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT

    Several of our executive officers are of significant importance to our business and operations, particularly:

    - James A. Harris, the Chairman and Chief Executive Officer;

    - Morris L. Bishop, Jr., the President and Chief Operating Officer; and

    - Michael J. Stone, the Executive Vice President--Development, Chief Financial Officer, Treasurer and Secretary.

    The loss of the services of any of these executives could adversely affect our business. It is possible that we would not be able to find replacements for these people with comparable business experience. Some of our competitors have a greater number of key executives. As a result of our limited number of top executives, we may suffer greater harm than our larger competitors from the loss of a crucial executive. We do not maintain key man life insurance with respect to any executive officer. See "Management--Directors and Executive Officers" for a further description of our management personnel.

    OUR SUBSTANTIAL INDEBTEDNESS COULD LIMIT OUR GROWTH AND OUR ABILITY TO RESPOND TO CHANGING CONDITIONS

    After giving effect to the offering and the application of the net proceeds, at June 30, 1999 we would have had approximately $156.7 million of indebtedness outstanding. The fact that we have a significant amount of debt has important consequences to you as a stockholder. The material risks include the following:

    - Our ability to use operating cash flow in other areas of our business may be limited because we must dedicate a substantial portion of these funds to pay interest;

    - We may be unable to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

    - Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we owe; and

    - We may be more vulnerable in a market downturn or a recession than our competitors with less debt.

    We may incur additional indebtedness in the future to finance acquisitions, capital expenditures, working capital and for other purposes.

    ACQUISITIONS, WHICH ARE A PART OF OUR GROWTH STRATEGY, INVOLVE RISKS THAT COULD CAUSE OUR ACTUAL GROWTH OR OPERATING RESULTS TO DIFFER FROM OUR EXPECTATIONS OR THE EXPECTATIONS OF SECURITY ANALYSTS

    We intend to grow in part through the acquisition of additional aggregates businesses. If we are not successful in integrating acquired businesses, we may have difficulty operating our business. We may have greater difficulty integrating acquired businesses and assets than our competitors because of our size and our rapid growth. We have completed 28 business and asset acquisitions since 1994. Our future success may be limited because of unforeseen expenses, difficulties, complications, delays and other risks inherent in the integration of acquired businesses, including the following:

    - We may not be able to compete successfully for available acquisition candidates, complete future acquisitions or accurately estimate the financial effect on our company of any businesses we acquire;

    - Future acquisitions may require us to spend significant cash amounts or may decrease our operating income;

    - We may have trouble integrating acquired businesses and retaining personnel;

    - We may ultimately fail to consummate an acquisition, even if we announce that we plan to acquire a company;

    - We may choose to acquire a company that is less profitable than we are or has lower profit margins than we do;

    - We may not be able to obtain the necessary financing, on favorable terms or at all, to finance one or more of our potential acquisitions;

    - Acquisitions may disrupt our business and distract our management from other responsibilities;

    - To the extent that any of the companies which we acquire fail, the growth of our business could be harmed; and

    - Future acquired companies may have unknown liabilities that could require us to spend significant amounts of additional capital.

    YOUR STOCK OWNERSHIP COULD BE DILUTED IF WE NEED TO SELL ADDITIONAL SHARES OF OUR COMMON STOCK TO FINANCE FUTURE ACQUISITIONS

    Part of our business strategy is to expand into new markets and enhance our position in existing markets through the acquisition of aggregates companies. In order to successfully complete targeted acquisitions, it may be necessary for us to issue additional equity securities that could dilute your stock ownership.

    WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE AGGREGATES INDUSTRY

    The following factors specific to the construction aggregates industry may affect our business:

    - Transporting aggregates over relatively short distances is costly in relation to the value of the delivered materials. Therefore, if we cannot maintain production sites close to our customers, our operating results may be adversely affected.

    - The cost and time involved in locating suitable mineral sources, obtaining proper permits and establishing operations can be significant and if we do not continue to be successful in these matters, we may lose growth opportunities and our operating results may be adversely affected.

    - We have significant investment in fixed locations in specific geographic areas. In the event one or more of our aggregate production sites loses business in its market, it could have a material adverse effect on our business, financial condition and results of operations.

    - It is possible that we will encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources.

    - To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices and rates, which would adversely affect our operating results.

    WE MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATIONS

    Our operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, we must have various permits. We cannot assure you that we will not incur material costs or liabilities in connection with regulatory requirements.

    Our operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Despite our compliance efforts, risk of environmental liability is inherent in the operation of our business. As a result, it is possible that environmental liabilities will have a material adverse effect on us in the future. In addition, future events, such as changes in existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain of our products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on our business, financial condition and results of operations. See "Business--Governmental and Environmental Regulation" for a further discussion of the effects of regulation on our business.

    GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P. HAS SUBSTANTIAL CONTROL OF OUR COMMON STOCK AND HAS THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT STOCKHOLDERS

    As long as Golder, Thoma, Cressey, Rauner Fund IV, L.P. has substantial control of our outstanding common stock, Golder, Thoma, Cressey, Rauner Fund IV, L.P. will continue to have the ability to influence the election of our board of directors and the outcome of those corporate actions requiring stockholder approval. After the completion of the offering and assuming no exercise of the underwriters' over-allotment option, Golder, Thoma, Cressey, Rauner Fund IV, L.P. will own approximately 36.4% of the outstanding shares of our common stock. As a result, Golder, Thoma, Cressey, Rauner Fund IV, L.P. will be in a position to continue to influence all matters affecting U.S. Aggregates, including:

    - the composition of our board of directors and, through it, any determination with respect to our direction and policies, including the appointment and removal of our officers;

    - any determinations with respect to mergers or other business combinations involving U.S. Aggregates;

    - the acquisition or disposition of assets by U.S. Aggregates;

    - future issuances of our common stock or other securities;

    - the incurrence of debt by U.S. Aggregates; and

    - the payment of dividends on our common stock.

    OUR OPERATIONS ARE SUBJECT TO RISKS THAT MAY RESULT IN CLAIMS OF PERSONAL INJURY, PROPERTY DAMAGE OR OTHER LIABILITIES

    The drivers of our heavy delivery trucks are subject to traffic and other hazards associated with providing services on construction sites. Our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.

    Our operating hazards can cause personal injury and death, damage to or destruction of property and environmental damage. Our insurance coverage may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. Our failure to maintain adequate insurance could have a material adverse effect on our business, financial condition and results of operations.

    WE MAY INCUR LIABILITIES IN CONNECTION WITH OUR AGGREGATE CERTIFICATION ACTIVITIES

    We operate independent material testing laboratories which determine and certify aggregates for compliance with material specifications for ourselves and for third parties. We may be subject to lawsuits alleging negligence or other legal claims that could involve claims for substantial damages. For example, we may become involved in litigation with a third party for whom we certified aggregates if such certification was in error or did not otherwise meet a particular project's specification. Damages assessed in connection with, and the costs of defending, any such lawsuit could have a material adverse effect on our business, financial condition and results of operations.

    OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE, WHICH MAY DECREASE OUR STOCK PRICE

    Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below security analysts' expectations in some future quarters, which could adversely affect the market price of our common stock. The reasons our quarterly results may fluctuate include:

    - delays in customer orders;

    - adverse weather conditions, particularly in our peak months of April through November;

    - increases in our operating expenses associated with the growth of our operations;

    - our ability to identify, complete and integrate acquisitions;

    - downward price adjustments by our competitors; and

    - general economic conditions and economic conditions specific to the aggregates industry.

    We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future. Therefore, period-to-period comparisons of such items are not necessarily meaningful and, as a result, should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of the fluctuation in our quarterly operating results.

    WE MAY NOT BE ABLE TO PAY DIVIDENDS, WHICH MAY REDUCE OUR SHARE VALUE

    We will only be able to pay dividends if our credit facility, senior subordinated notes, financial performance, general business conditions and our management's business plans permit it. Our share value may be reduced if we are not able to pay dividends. Following the offering, our credit facility and senior subordinated notes will only permit us to pay dividends subject to the following restrictions and limitations:

    - We are not in default under our credit agreement or senior subordinated notes;

    - We are in pro forma compliance with all financial covenants in our credit agreement and senior subordinated notes;

    - In the third and fourth quarters of 1999, we may pay dividends in an amount not to exceed $600,000 per quarter; and

    - For any year after 1999, we may pay dividends in an amount not to exceed 15% of consolidated net income, excluding extraordinary items, for the prior year.

    Because we have no history of dividend payments as a public company, we can not assure you that dividends will be declared or, if dividends are declared, what amount per share will be distributed to stockholders. We currently intend to declare and pay a quarterly cash dividend of $0.03 per share in the fourth quarter of 1999 with respect to earnings generated during the third quarter of 1999.

    THERE WILL BE IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW STOCKHOLDERS IN THE OFFERING

    The initial public offering price is substantially higher than the net tangible book value per share of our common stock that will be applicable immediately after the offering. The common stock you purchase in the offering will have a post-offering net tangible book value per share of $8.24 less than the assumed $18.00 per share price paid in the offering.

    WE COULD SUFFER YEAR 2000 COMPUTER PROBLEMS THAT COULD DISRUPT OUR
OPERATIONS

    Our business, financial condition and results of operations may be adversely impacted by information technology issues related to the Year 2000. We have completed our assessment of Year 2000 readiness of our information technology computer hardware and software and non-information technology equipment and systems. We are currently in the process of upgrading our hardware, software and equipment systems, and we believe that the planned improvements will result in these systems being substantially Year 2000 ready. However, we currently do not have formal contingency plans in place if we do not complete our Year 2000 improvements, or the improvements fail to make our systems Year 2000 ready. We may not be successful in implementing Year 2000 solutions at a cost that does not materially adversely affect our business, financial condition and results of operations. Any failure on our part to have Year 2000 compliant programs and systems in place in a timely manner could disrupt our operations.

    There is uncertainty about the broader scope of the Year 2000 issue as it may affect third parties, including our suppliers and customers, which are critical to our operations. In the event our suppliers and customers do not have Year 2000 compliant programs and systems in place, our operations could also be disrupted.

RISK FACTORS RELATING TO SECURITIES MARKETS

    THERE ARE RISKS RELATING TO SECURITIES MARKETS THAT YOU SHOULD CONSIDER IN CONNECTION WITH YOUR INVESTMENT IN AND OWNERSHIP OF OUR COMMON STOCK.

    OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AFTER THE OFFERING AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT AS A RESULT

    Prior to the offering, there has been no public market for our common stock. We intend to list our common stock on the New York Stock Exchange. We do not know how our common stock will trade in the future. The initial public offering price will be determined through negotiations between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

    - actual or anticipated fluctuations in our operating results;

    - changes in expectations as to our future financial performance or changes in financial estimates of securities analysts; and

    - the operating and stock price performance of other comparable companies.

    In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

    APPROXIMATELY 50.5% OF OUR TOTAL OUTSTANDING SHARES MAY BE SOLD IN THE PUBLIC MARKET IN THE FUTURE WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

    After the offering, 14,016,808 shares of our common stock will be outstanding. This includes the 6,944,444 shares we are selling in the offering, which may be immediately resold in the public market. The remaining 7,072,364 shares of our total outstanding shares will become available for resale in the public market as shown in the chart below, subject to the restrictions imposed by Rule 144 of the Securities Act. The market price of our common stock could decline significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

                                               DATE OF AVAILABILITY FOR RESALE INTO PUBLIC
   NUMBER OF SHARES/% OF TOTAL OUTSTANDING     MARKET
               6,423,001/45.8%                 180 days after the date of this prospectus
                                               due to an agreement these shareholders have
                                               with the underwriters. However, the
                                               underwriters can waive this restriction and
                                               allow these shareholders to sell their shares
                                               at any time.
                649,363/4.6%                   One year after the date of this prospectus
                                               due to the requirements of the federal
                                               securities laws.

    For a more detailed description of the restrictions imposed by Rule 144 of the Securities Act, see "Shares Eligible for Future Sale."

    PROVISIONS IN OUR CORPORATE DOCUMENTS COULD DELAY OR PREVENT A CHANGE IN CONTROL OF U.S. AGGREGATES, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

    Immediately following the offering, our restated certificate of incorporation and bylaws will contain several provisions which may discourage, delay or prevent a takeover attempt which could depress the market price of our common stock. These provisions include:

    - a classified board of directors;

    - the authority of our board of directors to issue preferred stock without stockholder approval with such terms as our board of directors may determine;

    - with respect to annual stockholders' meetings, requirements that stockholders must comply with the timing and procedural requirements of the federal proxy rules in order for a stockholder proposal to be included in our proxy statement; and

    - the ability of our board to adopt a rights plan, more commonly called a "poison pill," without shareholder approval.

    We will also be subject to Delaware corporate law, which imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. For a description of these provisions, see "Description of Capital Stock."

    IF WE ISSUE SHARES OF PREFERRED STOCK, THE RIGHTS OF HOLDERS OF COMMON STOCK WILL BE SUBORDINATE TO THE RIGHTS OF HOLDERS OF PREFERRED STOCK

    The rights of the holders of our common stock will be subordinate to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Immediately following the offering, our restated certificate of incorporation will authorize us to issue one or more classes or series of preferred stock without the approval of our stockholders. The issuance of the preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, and other rights and preferences over our common stock. See "Description of Capital Stock" for a further description of our preferred stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on current expectations which involve risks and uncertainties. These forward-looking statements include statements about:

    - our strategies;

    - effects of government funding;

    - cost of raw materials; and

    - other statements that are not historical facts.

    When used in this prospectus, the words "anticipate," "believe," "estimate," "should," "could" and similar expressions are generally intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the following:

    - changes in general economic and business conditions, including in the aggregates industry;

    - actions of competitors;

    - the implementation of our acquisition strategy;

    - changes in government funding; and

    - other factors discussed under "Risk Factors."

    We undertake no obligation to publicly update or revise any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of our common stock in the offering will be approximately $114.8 million after deducting estimated expenses of $1.8 million and underwriting discounts and commissions of $8.4 million. We intend to use the net proceeds in the following manner:

    - approximately $53.0 million to repay indebtedness outstanding under our existing credit facility;

    - $16.0 million to repay the HTSB Note; and

    - approximately $45.8 million to redeem our preferred stock, most of which is owned by Golder, Thoma, Cressey, Rauner Fund IV, L.P.

    Our existing credit facility provides for a term loan in the aggregate amount of $115.0 million and a revolving loan of up to $60.0 million. The term loan consists of an "A" tranche and "B" tranche. The term loan A accrues interest at a rate per annum based on the Eurodollar rate plus a spread of 0.875% to 2.125% and the term loan B accrues interest at a rate per annum based on the Eurodollar rate plus a spread of 1.875% to 2.500%. The term loan A matures in March 2004 and the term loan B matures in March 2006. The revolving facility terminates in June 2004 and accrues interest at a rate per annum based on the Eurodollar rate plus a spread of 0.875% to 2.125%. As of June 30, 1999, we had borrowings of approximately $43.4 million outstanding under the revolving facility, $52.3 million of term loan A outstanding and $58.4 million of term loan B outstanding.

    As of June 30, 1999, our outstanding preferred stock totaled approximately $30.1 million, excluding accrued and unpaid dividends of approximately $15.7 million. Our preferred stock was sold to Golder, Thoma, Cressey, Rauner Fund IV, L.P., James A. Harris, our Chief Executive Officer and Chairman of the Board, Michael J. Stone, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary and a Director, Edward A. Dougherty, a Director, and one of our other stockholders for a purchase price of approximately $30.1 million. The annual yield on our preferred stock is 10%, compounded daily.

    We have obtained a $17.5 million revolving line of credit pursuant to which the HTSB Note was issued. Interest on the note accrues quarterly at an announced prime commercial rate which was 7.750% as of June 30, 1999. As of June 30, 1999, there was $16.0 million outstanding on this note. The HTSB Note is due on demand and is guaranteed by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Upon repayment of the HTSB Note, Golder, Thoma, Cressey, Rauner Fund IV, L.P. will be released from the guaranty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Relationships and Related Transactions--The Recapitalization" and "Description of Certain Indebtedness" for a further description of our credit facility, our preferred stock and the HTSB Note.

                                DIVIDEND POLICY

    Beginning in the fourth quarter of 1999, with respect to earnings generated during the third quarter of 1999, we intend to pay quarterly cash dividends at an initial rate of $0.03 per share of our common stock. Any determination to pay dividends will be at the discretion of our board of directors. The determination of the board of directors to pay dividends will depend upon, among other factors:

    - our results of operations;

    - our financial condition;

    - our capital requirements;

    - our future prospects;

    - restrictions contained in our contracts, including our credit facility and senior subordinated notes; and

    - other factors deemed relevant by our board of directors.

    Following the offering, our credit facility and other debt documents will permit us to pay dividends subject to the following restrictions and limitations:

    - We are not in default under our credit agreement or senior subordinated notes;

    - We are in pro forma compliance with all financial covenants in our credit agreement and senior subordinated notes;

    - In the third and fourth quarters of 1999, we may pay dividends in an amount not to exceed $600,000 per quarter; and

    - For any year after 1999, we may pay dividends in an amount not to exceed 15% of consolidated net income, excluding extraordinary items, for the prior year.

                                 CAPITALIZATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table sets forth, as of June 30, 1999, our: (1) unaudited actual capitalization and (2) unaudited pro forma as adjusted capitalization, after giving effect to the sale of 6,944,444 shares of our common stock in the offering at an assumed offering price of $18.00 per share, and the application of the net proceeds of $114,763. See "Use of Proceeds" for a further description of the application of the net proceeds of the offering. This table should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

                                                                                           AT JUNE 30, 1999
                                                                                        -----------------------
                                                                                                     PRO FORMA
                                                                                        HISTORICAL  AS ADJUSTED
                                                                                        ----------  -----------
                                                                                              (UNAUDITED)
Debt:
  Revolving loan......................................................................     $43,400     $16,881
  Term loan A.........................................................................      52,325      39,066
  Term loan B.........................................................................      58,404      45,145
  Notes payable to former stockholders................................................       4,927       4,927
  Other long-term debt................................................................       6,403       6,403
  10.34% senior subordinated notes....................................................      30,000      30,000
  10.09% senior subordinated notes....................................................      15,000      15,000
    Discount on the senior subordinated notes.........................................        (709)       (709 )
  Demand note (the "HTSB Note").......................................................      15,957          --
                                                                                        ----------  -----------
      Total debt(1)...................................................................     225,707     156,713

Minority interest.....................................................................       3,180          --
Mandatory redeemable preferred stock, $0.01 par value, 500,000 shares authorized;
  300,842 shares initially issued and outstanding; none issued following the
  offering............................................................................      45,768          --

Stockholders' equity:
  Common stock, $0.01 par value, 7,508,664 shares initially authorized; 6,144,250 shares issued and outstanding, including 7,629 shares of Treasury stock;
    14,016,808 shares issued and outstanding, as adjusted(2)..........................          61         140
  Additional paid-in capital..........................................................       2,887     128,090
  Notes receivable from sale of stock(3)..............................................        (666)     (1,155 )
  Treasury stock, at cost.............................................................          (2)         (2 )
  Retained earnings(4)................................................................      10,160       9,729
                                                                                        ----------  -----------
    Total stockholders' equity........................................................      12,440     136,802
                                                                                        ----------  -----------
    Total capitalization..............................................................    $287,095    $293,515
                                                                                        ----------  -----------
                                                                                        ----------  -----------

------------------------

(1) Includes historical current maturities of $24,817 and pro forma as adjusted current maturities of $7,340.

(2) Includes 6,144,250 shares outstanding less 7,629 shares of treasury stock, 6,944,444 shares issued in the offering, the conversion of 286,380 warrants into shares and 649,363 shares issued to minority stockholders in connection with the recapitalization described on page 7.

(3) The Pro Forma as adjusted reflects notes receivable on the books of subsidiaries that remain outstanding after the exchange of the minority stockholders' stock of our subsidiaries for shares of our common stock prior to the closing of the offering.

(4) The Pro Forma as adjusted retained earnings has been reduced by $432 to reflect the write off of certain deferred financing costs related to debt paid down using proceeds of the offering.

                                    DILUTION

    As of June 30, 1999, our unaudited net book value was approximately $12.4 million, or $2.02 per share. Net book value per share of our common stock is determined by dividing our net book value by the aggregate number of shares of our common stock outstanding. After giving effect to the offering and the application of the net proceeds from the offering, our unaudited net book value as of June 30, 1999, would be $136.8 million or $9.76 per share. This represents an immediate increase in net book value of $7.74 per share to our existing stockholders and an immediate dilution in net book value of $8.24 per share to new stockholders. The net book value dilution per share is determined by subtracting adjusted net book value per share after the offering from the assumed $18.00 per share initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............................................                 $18.00
Net book value per share before the offering................................................      $2.02
Increase per share attributable to payments by new investors................................      $7.74
Adjusted net book value per share after the offering........................................                   9.76
                                                                                              ----------  ----------
Dilution per share to new stockholders......................................................                  $8.24
                                                                                                          ----------
                                                                                                          ----------

    The following table summarizes, on a pro forma basis, as of June 30, 1999, the difference between our existing stockholders and the new stockholders purchasing shares in the offering with respect to the number of shares of our common stock purchased from U.S. Aggregates, the total consideration paid to U.S. Aggregates and the average price per share paid by our existing stockholders and new stockholders purchasing shares in the offering, before deducting the estimated offering expenses and underwriting discounts and commissions:

                                                           SHARES PURCHASED          TOTAL CONSIDERATION
                                                      --------------------------  --------------------------   AVERAGE
                                                          NUMBER                      AMOUNT                  PRICE PER
                                                      (IN THOUSANDS)   PERCENT    (IN THOUSANDS)   PERCENT      SHARE
                                                      --------------  ----------  --------------  ----------  ---------
Existing stockholders...............................         7,073         50.5%         $2,946         2.3%      $0.42
New stockholders....................................         6,944         49.5         125,000        97.7       18.00
                                                      --------------      -----   --------------      -----
  Total.............................................        14,017        100.0%       $127,946       100.0%      $9.13
                                                      --------------      -----   --------------      -----   ---------

    The preceding computations exclude 280,336 shares of our common stock that may be issued pursuant to stock options to be granted concurrently with the offering. See "Management--Incentive Plan" for a further description of these shares.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PRO FORMA

    In 1998, we acquired Falcon Ridge Quarry, Inc. on February 18th, Geodyne Transport, Inc. on February 20th and Monroc, Inc. on June 5th in separate transactions. These acquisitions constitute the 1998 acquired businesses. Subsequently, we disposed of the precast division assets of Monroc, Inc. and certain other non-business related land assets. These assets constitute the 1998 dispositions. While these acquisitions and dispositions occurred at various dates during 1998, the unaudited pro forma data are presented as if these acquisitions and dispositions had occurred on January 1, 1998 and also include the effect of certain pro forma adjustments to the historical financial statements described below.

    The selected unaudited pro forma financial data for the year ended December 31, 1998 have been derived from our financial information, the unaudited financial statements and notes thereto of certain of the 1998 acquired businesses and dispositions. Historical, pro forma and pro forma as adjusted balance sheet data are reflected as of June 30, 1999. The unaudited pro forma and unaudited pro forma as adjusted information presented below is not necessarily indicative of what results of operations actually would have been if the transactions had occurred on the date indicated.

PRO FORMA AS ADJUSTED

    The selected unaudited pro forma as adjusted financial data for the year ended December 31, 1998 and the six months ended June 30, 1999 gives effect to the consummation of the offering as if it occurred on January 1, 1998 and January 1, 1999, and also includes the effects of certain adjustments to the unaudited pro forma statements as described below.

    The selected unaudited pro forma and unaudited pro forma as adjusted financial data should be read in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR ENDED DECEMBER 31, 1998
                                                --------------------------------------------------------------------------------
                                                HISTORICAL
                                                ---------    PRE-ACQUISITION OPERATING      OTHER PRO    PRO FORMA   AS ADJUSTED
                                                                      RESULTS                 FORMA     -----------  ADJUSTMENTS
                                                           ------------------------------  ADJUSTMENTS               -----------
                                                           ACQUISITIONS(1) DISPOSITIONS(2) -----------  (UNAUDITED)
                                                           --------------  --------------  (UNAUDITED)               (UNAUDITED)
                                                            (UNAUDITED)     (UNAUDITED)
Net sales.....................................   $228,739      $27,425         $(6,940)          $--      $249,224         $--
Cost of products sold.........................    168,220       21,121          (5,888)           --       183,453          --
                                                ---------  --------------  --------------  -----------  -----------  -----------
Gross profit..................................     60,519        6,304          (1,052)           --        65,771          --
Selling, general and administrative
  expenses....................................     25,001        2,592            (541)           --        27,052
Depreciation, depletion and amortization......     11,098        1,328            (152)         (238)(3)     12,036        109(7)
                                                ---------  --------------  --------------  -----------  -----------  -----------
Income from operations........................     24,420        2,384            (359)          238        26,683        (109)
Interest, net.................................    (14,351)        (714)             --        (1,481)(4)    (16,546)     6,598(8)
Other income and expense, net.................     (1,104)          96              --            --        (1,008)        150(9)
                                                ---------  --------------  --------------  -----------  -----------  -----------
Income from continuing operations before
  provision for income taxes, minority
  interest and extraordinary item.............      8,965        1,766            (359)       (1,243)        9,129       6,639
Provision for income taxes....................     (3,748)        (135)            138           (66)(5)     (3,811)    (2,556)(10)
                                                ---------  --------------  --------------  -----------  -----------  -----------
Income from continuing operations before
  minority interest and extraordinary item....      5,217        1,631            (221)       (1,309)        5,318       4,083
Minority interest.............................       (385)          --              --           (17)(6)       (402)       402(11)
                                                ---------  --------------  --------------  -----------  -----------  -----------
Income from continuing operations.............     $4,832       $1,631           $(221)      $(1,326)       $4,916      $4,485
                                                ---------  --------------  --------------  -----------  -----------  -----------
                                                ---------  --------------  --------------  -----------  -----------  -----------

Income per common share - basic
  Income from continuing operations available
    for common stockholders(12)...............      $0.12                                                    $0.13
  Weighted average common shares
    outstanding...............................  6,136,630                                                6,136,630

Income per common share - diluted
  Income from continuing operations available
    for common stockholders(13)...............      $0.11                                                    $0.13
  Weighted average common shares
    outstanding...............................  6,382,094                                                6,382,094


                                                AS ADJUSTED                  1999
                                                -----------     1998      -----------
                                                             -----------   PRO FORMA
                                                (UNAUDITED)   PRO FORMA   AS ADJUSTED
                                                             -----------
Net sales.....................................    $249,224     $103,527     $126,939
Cost of products sold.........................     183,453       76,671       91,966
                                                -----------  -----------  -----------
Gross profit..................................      65,771       26,856       34,973
Selling, general and administrative
  expenses....................................      27,052       12,971       14,898
Depreciation, depletion and amortization......      12,145        5,541        5,749
                                                -----------  -----------  -----------
Income from operations........................      26,574        8,344       14,326
Interest, net.................................      (9,948)      (4,468)      (5,505)
Other income and expense, net.................        (858)        (472)        (329)
                                                -----------  -----------  -----------
Income from continuing operations before
  provision for income taxes, minority
  interest and extraordinary item.............      15,768        3,404        8,492
Provision for income taxes....................      (6,367)      (1,327)      (3,219)
                                                -----------  -----------  -----------
Income from continuing operations before
  minority interest and extraordinary item....       9,401        2,077        5,273
Minority interest.............................          --           --           --
                                                -----------  -----------  -----------
Income from continuing operations.............      $9,401       $2,077       $5,273
                                                -----------  -----------  -----------
                                                -----------  -----------  -----------
Income per common share - basic
  Income from continuing operations available
    for common stockholders(12)...............       $0.67        $0.15        $0.38
  Weighted average common shares
    outstanding...............................  14,016,808   14,016,808   14,106,808
Income per common share - diluted
  Income from continuing operations available
    for common stockholders(13)...............       $0.67        $0.15        $0.38
  Weighted average common shares
    outstanding...............................  14,016,808   14,016,808   14,016,808

                                                                                          JUNE 30, 1999
                                                                                    --------------------------
                                                                                                  PRO FORMA
                                                                                                      AS
                                                                                    HISTORICAL   ADJUSTED(14)
                                                                                    ----------  --------------
                                                                                           (UNAUDITED)

  BALANCE SHEET DATA:
  Total assets....................................................................  $  374,362    $  381,212
  Total debt......................................................................     225,707       156,713
  Minority interest...............................................................       3,180            --
  Mandatory redeemable preferred stock............................................      45,768            --
  Stockholders' equity............................................................      12,440       136,802

NOTES TO SELECTED UNAUDITED PRO FORMA FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

 (1) Adjustments reflect operating results of the 1998 acquired businesses for the period of January 1, 1998 to the date of acquisition.

 (2) Adjustments reflect operating results of the 1998 dispositions for the period of January 1, 1998 to the date of disposition.

 (3) Adjustment reflects the depreciation, depletion and amortization of fixed assets, goodwill and other intangibles recorded as a result of purchase accounting.

 (4) Adjustment reflects interest expense on the debt incurred for the acquisition of the 1998 acquired businesses less the savings on interest expense from the 1998 dispositions, and the savings on interest expense related to the payoff of certain debt of the 1998 acquired businesses, all assuming the 1998 acquisitions and dispositions occurred on January 1, 1998.

 (5) Adjustment to provision for income taxes as if the 1998 acquired businesses (excluding the disposition of assets held for sale) had been combined with U.S. Aggregates for the period January 1, 1998 to their respective dates of acquisition, and those additional earnings as adjusted were subject to a blended federal and state statutory tax rate of 38.5%.

 (6) Adjustment reflects the minority interest's share in all pro forma adjustments.

 (7) Adjustment reflects $171 of amortization of goodwill resulting from the acquisition of minority interest shares (concurrent with the offering) in exchange for shares of U.S. Aggregates assuming a per share value of $18.00 less a 10% discount; and the savings of amortization expense from the write off of deferred finance charges of $62 as a result of the pay down of debt with the proceeds.

 (8) Adjustment reflects the interest savings from the application of $68,994 of the proceeds of the offering to repay indebtedness as if the offering occurred on January 1, 1998.

 (9) Adjustment reflects the elimination of the annual management fee of $150 to Golder, Thoma, Cressey, Rauner, Inc. which has agreed to eliminate its management fee in the event of an initial public offering of our common stock.

 (10) Adjustment to provision for income taxes as if the offering had occurred on January 1, 1998, and the interest and other adjustments were subject to a blended federal and state statutory tax rate of 38.5%.

 (11) Adjustment reflects the exchange of the minority stockholders' stock of our subsidiaries for our common stock prior to the closing of the offering and the elimination of a minority interest charge.

 (12) The impact on income per share available for common stockholders of the accretion of the mandatory redeemable preferred stock dividend has been eliminated.

 (13) Includes the conversion of 286,380 warrants into shares of our common stock and the conversion of minority shares into 649,363 shares of our common stock upon closing of the offering and the sale of 6,944,444 shares of our common stock.

 (14) Reflects the impact of the following items as of June 30, 1999: the sale of 6,944,444 shares of our common stock in the offering at the assumed public offering price of $18.00 per share, less estimated offering costs; the use of $68,994 in offering proceeds to pay down existing debt of U.S. Aggregates; the payment of accrued dividends of $15,684 to our preferred stockholders, the repurchase of all of our outstanding preferred stock for $30,084 and the exchange of the minority stockholders' stock of our subsidiaries for our common stock prior to the closing of the offering.

                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The selected historical financial data for the year ended December 31, 1994 through the year ended December 31, 1998 have been derived from our audited financial statements and notes thereto, which financial statements for the years ended December 31, 1996, 1997 and 1998 appear elsewhere in this prospectus. The following data represent historical results and include the results of the business and asset acquisitions listed in footnote (1) below following their acquisition by U.S. Aggregates.

    The selected historical financial data should be read in conjunction with the information contained in the "Selected Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto, and the individual financial statements and notes thereto of Monroc, Inc. included elsewhere herein.

                                                                    FISCAL YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1994        1995        1996        1997        1998
                                                       ----------  ----------  ----------  ----------  ----------
STATEMENTS OF OPERATIONS DATA:
Net sales............................................     $35,442     $97,527    $131,710    $163,243    $228,739
Cost of products sold................................      24,653      70,006      92,821     119,132     168,220
                                                       ----------  ----------  ----------  ----------  ----------
Gross profit.........................................      10,789      27,521      38,889      44,111      60,519
Selling, general and administrative expenses.........       6,448      12,977      16,571      18,275      25,001
Depreciation, depletion and amortization(2)..........       1,227       4,139       6,301       7,830      11,098
                                                       ----------  ----------  ----------  ----------  ----------
Income from operations...............................       3,114      10,405      16,017      18,006      24,420
Interest, net........................................        (844)     (2,828)     (5,036)     (8,344)    (14,351)
Other income and expense, net........................        (112)        391        (150)       (150)     (1,104)
                                                       ----------  ----------  ----------  ----------  ----------
Income from continuing operations before provision
  for income taxes, minority interest, discontinued
  operations and extraordinary item..................       2,158       7,968      10,831       9,512       8,965
Provision for income taxes...........................        (756)     (2,630)     (3,660)     (3,384)     (3,748)
                                                       ----------  ----------  ----------  ----------  ----------
Income from continuing operations before minority
  interest, discontinued operations and extraordinary
  item...............................................       1,402       5,338       7,171       6,128       5,217
Minority interest....................................        (282)       (759)       (727)       (623)       (385)
                                                       ----------  ----------  ----------  ----------  ----------
Income from continuing operations....................       1,120       4,579       6,444       5,505       4,832
Operating income from discontinued operations, less
  applicable income tax expense(3)...................         372          (5)         --          --          --
Gain on disposal of discontinued operations and
  income during phase out period, less applicable
  income tax expense(3)..............................          --         247          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
Income before extraordinary item.....................       1,492       4,821       6,444       5,505       4,832
Extraordinary item: loss on extinguishment of debt,
  less applicable income tax benefit.................          --          --          --          --        (338)
                                                       ----------  ----------  ----------  ----------  ----------
Net income...........................................      $1,492      $4,821      $6,444      $5,505      $4,494
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Income per common share--basic.......................
  Income from continuing operations available for
    common stockholders..............................       $0.07       $0.44       $0.57       $0.29       $0.12
  Net income available for common stockholders.......       $0.15       $0.48       $0.57       $0.29       $0.06
  Weighted average common shares outstanding.........   4,416,968   6,065,688   6,074,704   6,116,718   6,136,630
Income per common share--diluted.....................
  Income from continuing operations available for
    common stockholders..............................       $0.07       $0.44       $0.57       $0.28       $0.11
  Net income available for common stockholders.......       $0.15       $0.48       $0.57       $0.28       $0.05
  Weighted average common shares outstanding.........   4,416,968   6,065,688   6,095,472   6,306,747   6,382,094

                                                                                 FISCAL YEARS ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1994       1995       1996       1997       1998
                                                                      ---------  ---------  ---------  ---------  ---------
SELECTED STATISTICAL AND OPERATING DATA:
EBITDA(4)...........................................................     $4,319    $14,418    $21,441    $25,063    $33,691
Capital expenditures (excluding acquisitions).......................     $1,801     $4,579    $20,945    $17,750    $27,330
Capital expenditures (including acquisitions).......................    $31,747    $24,096    $58,855    $21,788   $111,214
Tons of aggregates shipped (in millions)............................        2.1        4.8        7.2        9.5       15.8
Tons of asphalt sold (in millions)..................................        0.1        0.6        0.9        1.3        1.6
Yards of ready-mix concrete sold (in millions)......................        0.4        0.8        0.9        0.9        1.4
Estimated tons of aggregate reserves (in millions)..................        116        405        635        863      1,357

BALANCE SHEET DATA:
Total assets........................................................    $54,300    $83,560   $150,139   $172,266   $337,611
Total debt..........................................................     22,269     37,992     78,475     92,788    200,591
Stockholders' equity(5).............................................     18,473     26,271      9,336     10,897     11,547

------------------------------
(1) In 1994, we acquired Southern Ready Mix, Inc., Western Rock Products Corp., DeKalb Stone, Inc. and G.M. Aldred & Sons, Inc. in separate transactions; in 1995, we acquired Cox Rock Products, Inc. and related businesses, Jensen Construction and Development, Inc., Verlie quarry (Alabaster), Mulberry Rock Corporation and certain assets of Ence Construction Company and related businesses in separate transactions; in 1996, we acquired or started-up the following: Vance Materials, L.L.C., BHY Ready Mix, Inc., Jasper Sand, Inc., New Hope Farms, Inc., the O'Neal quarry operations, Mohave Concrete and Materials, Inc. and related businesses and Valley Asphalt, Inc. in separate transactions; in 1997, we acquired or started-up the following: Southern Sand, Inc., A-T Asphalt, Inc., Ekins quarry, and Lehi quarry in separate transactions and certain assets of Southwest Stone, Inc. in separate transactions; in 1998, we acquired or started-up the following: Pride quarry, Fort Pearce aggregates, Geodyne Transport, Inc., Falcon Ridge Quarry, Inc., Beck Paving, Inc., Monroc, Inc. and Sandia Construction, Inc. in separate transactions.

(2) In 1996, we began assuming a 20 percent salvage value in providing depreciation on certain of our assets. In 1997, we changed the estimated lives of certain depreciable assets, resulting in an approximate $1,550 reduction of 1997 depreciation expense compared to what it would have been had the estimated lives not been changed.

(3) Effective February 7, 1995, we disposed of the concrete pipe plant of Southern Ready Mix, Inc.

(4) EBITDA represents net income plus net interest expense, income taxes and depreciation, depletion and amortization and is a supplemental financial measurement we use to evaluate our business. However, EBITDA (which is not a measure of financial performance under GAAP) should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions, or other discretionary uses. We understand that while EBITDA is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(5) In 1996, we modified the terms of our preferred stock, making it mandatorily redeemable. The liquidation value, at that date, of the preferred stock of $32,795, including accrued dividends of $2,711, was removed from Stockholders' Equity and classified as Mandatory Redeemable Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND LIQUIDITY SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL DATA" AND THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    We conduct our operations through the quarrying and distribution of aggregate products in nine states in two fast growing regions of the United States, the Mountain states and the Southeast. Our operations have the same general economic characteristics including the nature of the products, production processes, type and class of customers, methods of distribution and governmental regulations.

    Over the last three years, our net sales and profitability have increased as a result of internal growth, the maturation of our recently developed aggregate production sites and the completion of several business and asset acquisitions. In February 1998, we completed the acquisition of Falcon Ridge Quarry, Inc. and the acquisition of Geodyne Transport, Inc. In June 1998, we completed our largest acquisition to date, Monroc, Inc. Collectively, these acquisitions are referred to as the 1998 acquired businesses. The 1998 acquired businesses and the start-up of several other operations significantly expanded our business in the Mountain states and increased our presence in a number of local markets.

    Since 1996, we have started eight major greenfield aggregate production sites serving large metropolitan markets. The development of greenfield aggregate production sites includes securing all necessary permits and zoning to ensure that commercially economic quantities of aggregates can be produced. These new sites include both sites which have never been permitted or mined, as well as sites which may have been properly zoned, but were not operating at sufficient volumes to be economically viable. Based on our experience, a new aggregate production site's net sales, cash flow and profitability tend to increase over the first five years of operation as production increases and the site matures.

    Our business is seasonal, with peak sales and profits occurring primarily in the months of April through November. Accordingly, our results of operations for any individual quarter are not indicative of our results for the full year.

RESULTS OF OPERATIONS

    The following table presents net sales, gross profit, selling, general and administrative expenses, depreciation, depletion and amortization, income from operations, interest, net and minority interest for U.S. Aggregates:

                                                       FISCAL YEARS ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                              -------------------------------------------------  -------------------------------
                                                   1996             1997             1998             1998            1999
                                              ---------------  ---------------  ---------------  --------------  ---------------
                                                                            (DOLLARS IN THOUSANDS)
Net sales...................................  $131,710  100.0% $163,243  100.0% $228,739  100.0% $83,042  100.0% $126,939  100.0%
Gross profit................................    38,889   29.5    44,111   27.0    60,519   26.5   22,234   26.8    34,973   27.6
Selling, general and administrative
 expenses...................................    16,571   12.6    18,275   11.2    25,001   10.9   10,920   13.1    14,898   11.7
Depreciation, depletion and amortization....     6,301    4.8     7,830    4.8    11,098    4.9    4,549    5.5     5,694    4.5
Income from operations......................    16,017   12.2    18,006   11.0    24,420   10.7    6,765    8.1    14,381   11.3
Interest, net...............................    (5,036)   3.8    (8,344)   5.1   (14,351)   6.3   (5,554)   6.7    (8,841)   7.0
Minority interest...........................      (727)   0.6      (623)   0.4      (385)   0.2      100    0.1       (39)   0.0

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    NET SALES. Net sales for the six months ended June 30, 1999 increased by 52.9% to $126.9 million from $83.0 million for the six months ended June 30, 1998. This increase consists of $23.4 million additional net sales from the 1998 acquired businesses and an increase in net sales by our existing business of $20.4 million, a 26.7% increase. The increase in sales from our existing business was due to strong demand for our aggregates and related products and increased shipments from new and developing aggregate production sites of 2.0 million tons. Total shipments of aggregates increased to 9.0 million tons for the six months ended June 30, 1999 from 6.0 million tons for the six months ended June 30, 1998, a 50.0% increase. We also experienced an increase in selling prices of 3.4% to 5.0% for our aggregates and related products.

    GROSS PROFIT. Gross profit for the six months ended June 30, 1999 increased 57.3% to $35.0 million from $22.2 million for the six months ended June 30, 1998. The increase consists of $5.0 million additional gross profit from our acquired businesses and an increase in gross profit from our existing business of $7.8 million, a 37.2% increase. The increase in gross profit at our existing business was primarily due to our increased sales. Overall gross margins increased to 27.6% in 1999 from 26.8% in 1998. Gross margins from our existing business were 29.8% in 1999, compared to 27.5% in 1998, while gross margins from acquired businesses were 20.3% in 1999 compared to 18.1% in 1998. Margins from existing and acquired businesses increased due to higher selling prices as previously discussed and the fixed nature of many of our costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $14.9 million for the six months ended June 30, 1999 from $10.9 million for the six months ended
June 30, 1998, primarily due to the inclusion of the 1998 acquired businesses. As a percentage of net sales, selling, general and administrative expenses decreased to 11.7% for the six months ended June 30, 1999 from 13.1% for the six months ended June 30, 1998, due to the leveraging of fixed costs over a larger sales base.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased to $5.7 million for the six months ended June 30, 1999 from $4.5 million for the six months ended June 30, 1998 as a result of the inclusion of the 1998 acquired businesses. As a percentage of net sales, our depreciation, depletion and amortization expenses decreased to 4.5% from 5.5% for the same periods primarily due to a 52.9% increase in sales.

    INCOME FROM OPERATIONS. Income from operations for the six months ended June 30, 1999 increased to $14.4 million compared to $6.8 million for the six months ended June 30, 1998 because of the factors discussed above.

    INTEREST, NET. Net interest expense increased to $8.8 million for the six months ended June 30, 1999 from $5.6 million for the six months ended June 30, 1998 as a result of significantly increased borrowings used to fund the purchase of the 1998 acquired businesses and other expansion and capital needs.

    MINORITY INTEREST. Minority interest for the six months ended June 30, 1999 changed to a $0.04 million deduction for the six months ended June 30, 1999 from an add back of $0.1 million for the six months ended June 30, 1998. Profitability by legal entity and the level of management fees and interest allocated to the subsidiaries impact the amount of minority interest. The amount allocated for the six months ended June 30, 1999 was $13.2 million and $6.4 million for the six months ended June 30, 1998.

1998 COMPARED TO 1997

    NET SALES. Net sales for 1998 increased by 40.1% to $228.7 million from $163.2 million in 1997. This increase reflects the inclusion of $37.8 million of net sales from 1998 acquired businesses since their date of acquisition. The increase in 1998 net sales from our existing business of $27.7 million, a 16.9% increase, resulted from increased sales demand in our established business plus the start up of new aggregate production sites and related activity in both 1998 and 1997. Shipments of aggregates increased by 66% to 15.8 million tons in 1998 from 9.5 million tons in 1997. Although volumes increased, our mix of products sold in 1998 included more lower priced aggregates than in 1997.

Approximately one-half of this increase in volume came from the 1998 acquired businesses. Our selling prices per ton also increased approximately 5% during the period.

    GROSS PROFIT. Gross profit for 1998 increased 37.2% to $60.5 million in 1998 from $44.1 million in 1997. The 1998 acquired businesses contributed $10.4 million to gross profit in 1998, with a gross margin of 27.4%. Gross profit at our existing business increased 13.6% to $50.1 million from $44.1 million in 1997. Gross margins from our existing business were 26.5% in 1998 compared to 27.0% in 1997, continuing a slight down trend in gross margin since 1996 due to our rapid expansion into the Mountain states markets which, because of product mix, traditionally have lower gross margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $25.0 million in 1998 from $18.3 million in 1997 primarily due to the 1998 acquired businesses. As a percentage of net sales, selling, general and administrative expenses decreased to 10.9% in 1998 from 11.2% in 1997, due to the leveraging of fixed costs over a larger sales base.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased 41.7% to $11.1 million in 1998 from $7.8 million in 1997. The 1998 acquired businesses contributed $1.8 million of this increase. As a percentage of net sales, our depreciation, depletion and amortization expenses increased to 4.9% in 1998 from 4.8% in 1997.

    INCOME FROM OPERATIONS. Income from operations increased 35.6% to $24.4 million in 1998 from $18.0 million in 1997 because of the above factors.

    INTEREST, NET. Net interest expense increased to $14.4 million in 1998 from $8.3 million in 1997 as a result of significantly increased borrowings used to fund the purchase of the 1998 acquired businesses and other expansion and capital needs.

    MINORITY INTEREST. Minority interest for 1998 decreased 38.2% to $0.4 million from $0.6 million in 1997. Profitability by legal entity and the level of management fees and interest allocated to the subsidiaries impact the amount of minority interest. The amount allocated was $17.5 million in 1998 and $11.7 million in 1997.

1997 COMPARED TO 1996

    NET SALES. Net sales for 1997 increased 23.9% to $163.2 million from $131.7 million in 1996. Shipments of aggregates increased to 9.5 million tons in 1997 from 7.2 million tons in 1996, a 32% increase. Although volumes increased, our mix of products sold in 1997 was different than 1996. Although volumes of both aggregates and associated products were up, the growth rate in associated products was less than the growth rate of aggregates in 1997. The associated products have a higher "per ton" sales price; accordingly the growth in total tons shipped exceeded our growth in total sales. In 1997, we developed and expanded three new aggregate production sites acquired in 1995 and started operations at two new aggregate production sites acquired in late 1996. Our selling prices per ton also increased approximately 11.4% during the period.

    GROSS PROFIT. Gross profit for 1997 increased 13.4% to $44.1 million from $38.9 million in 1996 due to increased sales. Gross profit margins decreased to 27.0% from 29.5% primarily due to our rapid expansion into Mountain states markets which, because of product mix, traditionally have lower gross margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $18.3 million in 1997 and $16.6 million in 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 11.2% in 1997 from 12.6% in 1996, primarily due to the leveraging of fixed costs over a larger sales base.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased 24.3% to $7.8 million in 1997 from $6.3 million in 1996. As a percentage of net sales, our depreciation, depletion and amortization expenses were 4.8% in 1997, the same as 1996.

    INCOME FROM OPERATIONS. Income from operations increased 12.4% to $18.0 million in 1997 from $16.0 million in 1996.

    INTEREST, NET. Net interest expense increased to $8.3 million in 1997 from $5.0 million in 1996 as a result of a full year's interest on the additional debt used to finance acquisitions made in mid to late 1996.

    MINORITY INTEREST. Minority interest for 1997 decreased 14.3% to $0.6 million from $0.7 million in 1996. Profitability by legal entity and the level of management fees and interest allocated to the subsidiaries impact the amount of minority interest. The amount allocated was $11.7 million in 1997 and $7.0 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    From our inception in 1994, we have financed our operations and growth from the issuance of preferred and common stock and debt. We have also used operating leases to finance the acquisition of equipment used in the business.

    Through December 31, 1998, we have sold $32.3 million of common and preferred stock. Substantially all of this stock was issued before 1997.

    At June 30, 1999, we had $225.7 million of debt outstanding. This level of debt increased from $200.6 million as of December 31, 1998, $92.8 million as of December 31, 1997 and $78.5 million as of December 31, 1996 primarily to finance acquisitions and capital expansion. The terms of this debt are discussed further below and in Notes 6 and 7 to the audited financial statements included herein and "Use of Proceeds."

    We lease aggregate production sites and equipment under operating leases with terms generally ranging from 5 to 40 years. Our minimum commitment under these leases was $42.9 million at December 31, 1998 versus $23.0 million in 1997 and $15.0 million in 1996.

    Our primary capital requirements are for working capital, quarry development, acquisitions and equipment purchases.

    During 1997, operating activities provided net cash flow of $5.3 million compared to $6.6 million in 1996. The decrease was due to a reduction in net income of $0.9 million and increased working capital requirements due to growth in the business. In 1998, we generated $3.2 million of net cash flow from operating activities. Net income of $4.5 million in 1998 was $1.0 million less than in 1997, and we again had increased working capital requirements due to growth. For the six months ended June 30, 1999 we used $1.3 million of cash in operating activities. Net income was $3.1 million in the period but working capital requirements increased. As of December 31, 1996, 1997 and 1998, and June 30, 1999, working capital was $8.5 million, $14.2 million, $29.3 million, and $26.0 million, respectively. Working capital needs will continue to increase with growth in our business.

    Net cash used in investing activities was $58.9 million in 1996. Of this amount, $37.9 million was used for acquisitions and $21.0 was used for property, plant and equipment purchases as we expanded our operations. Net cash used in investing activities was $20.5 million in 1997. Of this amount, $4.0 million was used for acquisitions and $16.5 million was used for the net purchase of property, plant and equipment. Net cash used in investing activities was $100.9 million in 1998. Of this amount, $83.9 million was used for acquisitions, $67.8 million of which was for the purchase of Monroc and related fees. Also of this amount, $27.3 million was for the purchase of property, plant and equipment offset by proceeds of $10.4 million from the sale of certain properties, including non-business land at

Monroc. We do not believe that the 1998 dispositions will have a meaningful impact on our future liquidity.

    Net cash used in investing activities for the six months ended June 30, 1999 was $24.4 million. We expended $27.2 million for the purchase of property, plant and equipment, offset by proceeds of $2.8 million from the sale of assets. Our planned capital expenditures for the remainder of the fiscal year are $19.0 million.

    Cash provided by financing activities was $48.7 million in 1996, $14.3 million in 1997, $100.0 million in 1998 and $25.1 million for the six months ended June 30, 1999. Of the cash provided by financing activities in 1996, $12.4 million was from common and preferred stock sales and $36.3 million was provided by net borrowings. All of the cash provided by financing activities in 1997, 1998 and for the six months ended June 30, 1999 was from increased borrowings under existing or restructured debt agreements.

    In June 1998, we amended our existing credit facility with a syndicate of lenders. The term portion of the facility was increased to an aggregate principal amount of $115.0 million. The term loan consists of an "A" tranche and a "B" tranche. The term loan A accrues interest at a rate per annum based on the Eurodollar rate plus a spread of 0.875% to 2.125% and the term loan B accrues interest at a rate per annum based on the Eurodollar rate plus a spread of 1.875% to 2.500%. The term loan A matures in March 2004 and the term loan B matures in March 2006. The revolving portion of the facility was increased to $60.0 million from $40.0 million in April 1999. The revolving facility terminates in June 2004 and accrues interest quarterly based on the Eurodollar rate plus a spread of 0.875% to 2.125%. As of June 30, 1999, we had borrowings of $43.4 million outstanding under the revolving facility, $52.3 million of term loan A outstanding, and $58.4 million of term loan B outstanding. The credit facility is secured by all of our assets.

    In March 1998, we entered into a $9.0 million revolving line of credit facility with Harris Trust and Savings Bank. Interest accrues quarterly at an announced prime commercial rate which was 7.75% as of June 30, 1999. Harris Trust and Savings Bank increased the amount available under the HTSB Note to $17.5 million in April 1999. The outstanding balance at June 30, 1999 was $16.0 million. The HTSB Note is due on demand and is guaranteed by one of our stockholders.

    In November 1996 and June 1998, we issued $30.0 million and $15.0 million of senior subordinated notes to an institutional investor. Interest accrues quarterly at an annual rate of 10.34% on the 1996 notes and 10.09% on the 1998 notes. The notes mature in November 2006 and November 2008 and are subject to annual required principal payments beginning in 2003. In connection with this debt, we issued warrants to purchase 286,380 shares of common stock.

    We believe the proceeds of the offering, cash flow from operations, our existing credit facility as amended prior to the offering and existing cash balances will be sufficient to meet working capital requirements and fund future acquisitions during the next twelve months. To the extent we pursue additional acquisitions, or require additional working capital, we may need to obtain additional sources of financing. There can be no assurance that such financing will be commercially available through an increased commitment under our credit facility or otherwise be obtained pursuant to favorable terms, if at all. If we are unable to obtain additional financing to finance our future operations, we may not be able to implement our business strategy which could have a material adverse effect on our business, financial condition and results of operation. There are no known trends, commitments, events or uncertainties which are reasonably likely to result in our liquidity increasing or decreasing materially.

    All of our borrowings under our floating rate credit facilities are subject to interest rate risk. Borrowings under our syndicated revolving credit facility bear interest, at our option, at either the Eurodollar rate or the ABR rate, plus a margin. The HTSB Note floats with the bank's commercial prime rate. Each 1.0% increase in interest rates on the total of our floating rate debt would impact pretax earnings by approximately $1.7 million. We do not use interest rate swap contracts to hedge the impact of interest rate fluctuations on certain variable rate debt.

YEAR 2000 ISSUE

    The past practice of computer programs being written using two digits rather than four to define the applicable year has resulted in the "Year 2000 Issue." Any of our computer programs or hardware that has date sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations or a temporary inability to engage in normal business activities. In response to this issue, in 1998 we developed Year 2000 task forces whose project scopes included the assessment and ongoing monitoring of all information technology computer hardware and software and non-information technology equipment affected by the Year 2000 issue. The task forces are granted the authority and resources to address the Year 2000 issue and receive supervisory support, as needed, from our Chief Financial Officer. Our plan to resolve the Year 2000 issue involves the following four phases: systems and hardware assessment, resolution, testing and implementation. To date, the task forces have completed their assessment of all our systems that could be significantly affected by the Year 2000 issue and are in the process of resolving hardware and software shortfalls. We have installed or are in the process of installing new hardware and system solutions. We are also contacting various third parties to obtain representations and assurances that their hardware, embedded technology systems and software which we will use or will impact us are, or will be modified on a timely basis to be, Year 2000 compliant. We identified approximately 50 third parties to be contacted, based on our identification of those persons as being either significant service providers or materials suppliers to our business. These third parties include banks, cement and aggregates suppliers, gas, electricity and water suppliers and telephone companies. We began contacting these third parties in October 1998 and have received responses from most of them to date. All the third parties that have responded have stated that they are or expect to be Year 2000 compliant by the end of 1999. To date, our costs associated with assessing and monitoring the progress of third parties in resolving their Year 2000 issues have not been significant, and we do not expect to incur any material costs in the future relating to this aspect of our Year 2000 program.

    In 1998 we spent $499,400 on system improvements and have budgeted $500,000 to complete the process in 1999. We believe these improvements will resolve our Year 2000 issues. The results of ongoing system resolution and testing, however, could result in additional costs to us.

    Management believes it has an effective program in place to resolve the impact of the Year 2000 issue in a timely manner and does not expect the Year 2000 issue to have a material adverse effect on our business, financial condition and results of operations, but we cannot assure you that this will be the case. We have not yet completed the conversion of all information technologies identified in our Year 2000 program. We do not anticipate any material adverse effect from Year 2000 failures, but you have no guarantee that we will be able to achieve total compliance. Factors that give rise to this uncertainty include our possible failure to identify all susceptible systems, noncompliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work.

    Our most likely worst case Year 2000 noncompliance scenarios are:

    - loss of gas, electricity, water or phone services;

    - failures or delays in the daily delivery of raw materials;

    - equipment failures;

    - an interruption in our ability to collect amounts due from customers; and

    - loss of accurate accounting records.

    Depending on the length of any noncompliance or system failure, any of these situations could have a material adverse impact on our ability to serve our customers in a timely manner and result in lost business and revenues or increased costs.

    We currently have no formal contingency plans in place if we do not complete all phases of the Year 2000 program. However, the progress of the Year 2000 program is being closely monitored, and additional measures will be taken as risks are identified. We will continue to evaluate the status of completion throughout 1999 and determine whether such a plan is necessary.

EFFECT OF INFLATION

    Management believes that inflation has not had a material effect on U.S. Aggregates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Effective June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131"), which superceded Statement of Financial Accounting Standard No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. FAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. We have determined that U.S. Aggregates operates in a single reportable segment. Accordingly, the adoption of FAS 131 did not affect our net earnings or financial position, nor did it significantly change the disclosure of segment information.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). Effective January 1, 1999, SOP 98-5 requires that all costs related to start-up activities, including organizational costs, be expensed as incurred. The cumulative effect of the adoption of SOP 98-5 impacted our net earnings by $84, which has been recorded as a nonoperating expense in the first quarter of 1999.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). We adopted SOP 98-1 on January 1, 1999. SOP 98-1 requires the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. We expensed such costs as incurred through December 31, 1998. We do not expect the impact of the adoption of SOP 98-1 to be material.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, ("FAS 130"). FAS 130 requires all non-owner changes in equity that are excluded from net earnings under existing Financial Accounting Standards Board standards be included as comprehensive income. We presently do not have any material transactions that directly affect equity other than those transactions with owners in their capacity as owners. Therefore, the provisions of FAS 130 did not materially affect our net earnings or financial position.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of our minimal use of derivatives, management does not anticipate that the adoption of FAS 133 will have a significant impact on our net earnings or financial position.

                               INDUSTRY OVERVIEW

    Aggregates are a basic construction material used extensively for highway and infrastructure construction and maintenance as well as for commercial and residential construction. For these purposes, aggregates have few, if any, substitutes. The United States market for all aggregates was approximately 2.8 billion tons in 1998 with a value of $13.5 billion. This represents an increase of 6.2% in volume and 9.6% in dollar value above 1997 levels.

    The following chart sets forth data on the total production of aggregates and value of annual shipments of aggregates in the United States for the periods shown.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          TOTAL AGGREGATES PRODUCTION IN THE
UNITED STATES AND VALUE OF ANNUAL SHIPMENTS
Million Tons
                                                             Tons of Aggregates Production (left
                                                                                          scale)
1985                                                                                      1800.9
1986                                                                                      1906.2
1987                                                                                     2096.33
1988                                                                                      2171.2
1989                                                                                     2110.73
1990                                                                                      2132.6
1991                                                                                     1879.44
1992                                                                                     2076.75
1993                                                                                      2192.5
1994                                                                                        2338
1995                                                                                     2388.71
1996                                                                                     2473.59
1997                                                                                     2614.68
1998                                                                                     2777.82
Source: U.S. Geological Survey
                                                                                       $ Billion
                                                           Value of Aggregates Production (right
                                                                                          scale)
1985                                                                                         6.5
1986                                                                                         7.0
1987                                                                                         8.3
1988                                                                                         8.7
1989                                                                                         8.8
1990                                                                                         8.8
1991                                                                                         8.0
1992                                                                                         8.9
1993                                                                                         9.5
1994                                                                                        10.4
1995                                                                                        10.6
1996                                                                                        11.2
1997                                                                                        12.3
1998                                                                                        13.5

Historically, demand for aggregates has been only moderately cyclical, as the chart above illustrates, especially relative to other building materials such as cement and gypsum wallboard. In addition to moderate cycles, the national per ton average price for aggregates has not experienced an annual decline between 1985 and 1998 as indicated in the chart below.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    AGGREGATE PRICES - NATIONAL AVERAGE
$/ ton
DATE
1985                                              $3.60
1986                                              $3.67
1987                                              $3.94
1988                                              $4.00
1989                                              $4.15
1990                                              $4.15
1991                                              $4.25
1992                                              $4.30
1993                                              $4.31
1994                                              $4.43
1995                                              $4.45
1996                                              $4.52
1997                                              $4.72
1998                                              $4.86
Source: U.S. Geological Survey

    Demand for aggregates is driven significantly by spending on highway and infrastructure construction and maintenance. Spending levels are influenced by public sector expenditures for construction and regional economic conditions. Residential and commercial construction spending is influenced by general economic conditions and prevailing interest rates and thus is generally more cyclical than public construction spending. Demand is also seasonal because of the impact of weather conditions on construction activity.

    The table below illustrates total United States public infrastructure spending over the periods shown.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      UNITED STATES PUBLIC INFRASTRUCTURE SPENDING
SEASONALLY ADJUSTED, ANNUAL RATE
$ Billions
Through 3/99
DATE
01/1988                                                      56.272
02/1988                                                      56.694
03/1988                                                      60.868
04/1988                                                      60.491
05/1988                                                       60.04
06/1988                                                      58.772
07/1988                                                      62.037
08/1988                                                      57.041
09/1988                                                       58.18
10/1988                                                      59.478
11/1988                                                      59.705
12/1988                                                       63.42
01/1989                                                       62.16
02/1989                                                      59.039
03/1989                                                       54.71
04/1989                                                      59.642
05/1989                                                      62.478
06/1989                                                       59.28
07/1989                                                      58.711
08/1989                                                      59.278
09/1989                                                      60.616
10/1989                                                        59.1
11/1989                                                      61.798
12/1989                                                      62.503
01/1990                                                      64.264
02/1990                                                      66.522
03/1990                                                      62.885
04/1990                                                      62.567
05/1990                                                      63.487
06/1990                                                      62.186
07/1990                                                      66.132
08/1990                                                      63.553
09/1990                                                      60.396
10/1990                                                      65.071
11/1990                                                      66.677
12/1990                                                       64.24
01/1991                                                      56.825
02/1991                                                      63.316
03/1991                                                      63.192
04/1991                                                      61.052
05/1991                                                      62.802
06/1991                                                      63.195
07/1991                                                      60.603
08/1991                                                      62.863
09/1991                                                      62.656
10/1991                                                      65.441
11/1991                                                      64.066
12/1991                                                      64.496
01/1992                                                      66.924
02/1992                                                      69.694
03/1992                                                      71.539
04/1992                                                      68.248
05/1992                                                      69.833
06/1992                                                      65.205
07/1992                                                      63.723
08/1992                                                       63.64
09/1992                                                      63.014
10/1992                                                      61.846
11/1992                                                       64.39
12/1992                                                      67.619
01/1993                                                      60.479
02/1993                                                      66.204
03/1993                                                      64.409
04/1993                                                      68.543
05/1993                                                      65.768
06/1993                                                      69.772
07/1993                                                      67.531
08/1993                                                      65.822
09/1993                                                      68.248
10/1993                                                      65.618
11/1993                                                      68.594
12/1993                                                      71.794
01/1994                                                      69.296
02/1994                                                      67.222
03/1994                                                      67.565
04/1994                                                       68.32
05/1994                                                      68.445
06/1994                                                      70.566
07/1994                                                      75.616
08/1994                                                      71.809
09/1994                                                      72.287
10/1994                                                      72.552
11/1994                                                       69.11
12/1994                                                      71.485
01/1995                                                      72.016
02/1995                                                      69.609
03/1995                                                      73.554
04/1995                                                      72.849
05/1995                                                      73.362
06/1995                                                      75.531
07/1995                                                      73.088
08/1995                                                      76.088
09/1995                                                      75.726
10/1995                                                      77.316
11/1995                                                      77.177
12/1995                                                       77.23
01/1996                                                      80.071
02/1996                                                      78.313
03/1996                                                      76.575
04/1996                                                      81.671
05/1996                                                      80.933
06/1996                                                      77.911
07/1996                                                       77.83
08/1996                                                      75.882
09/1996                                                      79.779
10/1996                                                      79.441
11/1996                                                      79.251
12/1996                                                      75.788
01/1997                                                          79
02/1997                                                       84.68
03/1997                                                      86.685
04/1997                                                      82.806
05/1997                                                      83.648
06/1997                                                      83.187
07/1997                                                      83.403
08/1997                                                      84.722
09/1997                                                      83.404
10/1997                                                      82.499
11/1997                                                      84.142
12/1997                                                      83.416
01/1998                                                      82.624
02/1998                                                      82.764
03/1998                                                       82.65
04/1998                                                      81.962
05/1998                                                      76.804
06/1998                                                      82.344
07/1998                                                      81.827
08/1998                                                      81.573
09/1998                                                      84.511
10/1998                                                      81.383
11/1998                                                      82.269
12/1998                                                      83.433
01/1999                                                      90.146
02/1999                                                      93.228
03/1999                                                      94.779
Source: U.S. Census Bureau

    TEA-21, the largest federal public works spending bill in the history of the United States, became law in June 1998. This legislation will be a key driver of federal highway and infrastructure spending and the resulting demand for aggregates over the next six years. This bill provides for total federal spending over the 1998 through 2003 period of $218 billion on highway and infrastructure projects. This spending level represents a 41% increase in funding above the prior federal highway and infrastructure program, the Intermodel Surface Transportation Efficiency Act, or ISTEA, which covered the 1992 to 1997 period. TEA-21 authorizes average annual federal spending on highways and roads of at least $26 billion, nearly 44% higher than the average annual spending of $18 billion that was spent under ISTEA. In the nine states that we serve, average annual federal highway spending through 2003 under TEA-21 is projected to be 61% higher than under ISTEA and should provide a strong underpinning for future aggregates demand.

    The table below compares average annual federal highway spending under TEA-21 relative to spending under ISTEA in the nine states that we serve.

                             U.S. AGGREGATES, INC.
                   FEDERAL HIGHWAY SPENDING IN STATES SERVED

                                                                             AVERAGE ANNUAL SPENDING
                                                                             ------------------------
                                                                                ISTEA        TEA-21
STATE                                                                         1992-1997    1998-2003    % INCREASE
---------------------------------------------------------------------------  ------------  ----------  -------------
                                                                              (DOLLARS IN MILLIONS)
Alabama....................................................................        $330.3      $530.5           61%
Arizona....................................................................         255.7       407.8           60
Florida....................................................................         768.4     1,208.6           57
Georgia....................................................................         541.4       918.8           69
Idaho......................................................................         124.8       202.0           62
Mississippi................................................................         202.3       319.0           58
Nevada.....................................................................         117.3       189.7           62
Tennessee..................................................................         365.6       592.7           62
Utah.......................................................................         129.9       205.0           58
                                                                             ------------  ----------          ---
  Total for states served by U.S. Aggregates...............................      $2,835.7    $4,574.1           61%

  Total United States......................................................     $18,162.5   $26,173.8           44%

Source: United States Senate Environment and Public Works Committee

    The aggregates industry is currently undergoing significant consolidation, although generally the industry remains fragmented nationally as well as in many regional areas. The estimated market share of the top five producers was 25% in 1998. From 1980 to 1998, the number of independent producers of crushed stone in the United States declined by 22% from approximately 1,865 to approximately 1,450, although crushed stone consumption increased by 68%. From 1980 to 1998, the number of independent sand and gravel producers declined by 19% from 4,512 to 3,642, although sand and gravel consumption increased by 47%.

    Due to the high cost of transportation relative to the value of the product, competition within the aggregates industry tends to be localized. Generally, individual aggregate production sites compete for customers within a limited geographic area, which may be as small as 20-30 miles depending on local availability of suitable aggregates and the geographic density of demand. As a result, the proximity of aggregate production sites to customers is an important factor in competition for customers.

    In certain areas of the United States, including markets encompassing our Gulf Coast operations, sources of aggegates may be located much further from customers due to factors including a lack of suitable aggregates, local permitting issues and zoning restrictions. In these areas, aggregates must be transported from more distant sites and thus transportation becomes a greater component of overall product cost. This has resulted in shipments into these markets over long distances by rail and water, which favor large operators like U.S. Aggregates that can invest in the infrastructure necessary to accommodate these modes of transportation.

    There are four primary factors which limit the availability of economically viable aggregates reserves in a particular market:

    - the geological existence of suitable aggregates within a particular market;

    - the physical characteristics of available aggregates and the difficulty in satisfying increasingly rigorous specifications required by customers;

    - the difficulty in and increasingly higher cost of obtaining the necessary permits for potential reserves; and

    - the feasibility of cost-effectively extracting, processing and delivering available reserves.

    In addition to factors that limit the availability of suitable aggregates, increasing levels of operational, technical and financial sophistication in the aggregates industry have rewarded efficient producers with a competitive advantage in terms of their ability to meet the increasing demand for quality aggregates and to satisfy increasingly demanding and technically sophisticated customers. Other factors that operate as constraints on competition in the aggregates industry include:

    - High transportation costs relative to the value of the product, which generally result in very localized competition, with individual aggregate production sites competing for customers within a limited geographical area;

    - The increasingly capital intensive nature of aggregate mining and processing;

    - Increasing demand for certain types of aggregates that can meet rigorous material specifications and quality requirements, particularly the new federal "SuperPave" program. This gives a competive advantage to efficient and technically sophisticated producers such as U.S. Aggregates that have access to and are able to make efficient use of suitable aggregate reserves;

    - Increasingly difficult and expensive zoning and regulatory compliance requirements, such as obtaining the necessary permits for new aggregate production sites and the reclamation of depleted sites; and

    - Increasing levels of technical sophistication required to compete effectively, including expertise in geological engineering and planning, blasting technology, processing facility design, computer automation technology and reclamation planning.

    The difficulty and related expense of complying with environmental and other regulations also make it difficult for small producers to open new aggregate production sites, enter new markets and compete effectively. In ongoing aggregate mining and processing, aggregates producers must adhere to various mining regulations, including rules and regulations regarding:

    - dust and water emissions;

    - sediment and erosion control;

    - noise limitations;

    - wetlands protection;

    - reclamation of depleted quarry sites; and

    - the safety of blasting and other mining techniques.

    Often new aggregate production sites require, among other things, zoning changes and local, state and federal permits and plans regarding mining, reclamation and air and water emissions. New site approval procedures may require the preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements necessitates a significant up-front investment and adds to the length of time to develop a new site.

    While governmental compliance issues can be challenging, aggregates producers often face opposition from the communities in which new aggregate production sites are to be located. Public concerns center on noise levels and blasting safety, the visual impact of an aggregate production site on neighboring properties and high volume of truck traffic. To respond to these issues, producers must operate in a more sophisticated manner such as developing blasting techniques to minimize surface vibrations and noise and developing an effective community communications program. Producers are often required to acquire larger tracts of property to allow for extended buffer zones between aggregate production sites and surrounding properties and to invest significant capital to improve road and highway access.

    Regulatory requirements and public concerns typically add from one to two years to the time required by us to develop a new site and, in extreme cases, may require significantly longer time. In addition, at many locations regulatory and community obstacles may prevent the development of an attractive site. We anticipate that environmental compliance, operating considerations and community relations issues will become more difficult in the future, enhancing the competitive advantage of larger, more sophisticated producers such as U.S. Aggregates, further encouraging consolidation in the industry and making entry into the construction aggregates business increasingly expensive.

                                    BUSINESS

U.S. AGGREGATES

    U.S. Aggregates is a leading producer and marketer of aggregates and associated aggregate-based materials and services. Aggregates consist of crushed stone, sand and gravel. Our products are used primarily for the construction and maintenance of highways and other infrastructure projects and for commercial and residential construction. We serve local markets in nine states in two fast growing regions of the United States, the Mountain states and the Southeast. We believe that we are a market leader in most of the local markets that we serve. Our current estimated aggregate reserve position exceeds 1.3 billion tons, which at most of our aggregate production sites represents in excess of a 20 year supply. U.S. Aggregates was founded in January 1994 with the goal of becoming a leading national producer of aggregates. From our inception in January 1994 through 1998, through internal growth and acquisitions, our net sales have increased to $228.7 million while operating profit has increased to $24.4 million.

    Our growth in sales and profitability has been driven by several factors. We hold strong positions in a number of fast growing local markets in the Mountain states and Southeast regions of the United States. A majority of our aggregate sales are in the highway and infrastructure construction and maintenance markets. During the 1990s, our markets benefitted from increased public sector spending on highway projects and should continue to see significant growth in the future as a result of a new, six year, $218 billion federal commitment to highway and infrastructure projects. Through our management and technical expertise, we have positioned ourselves as an efficient, low-cost producer and supplier of high-quality aggregates. We have expanded into contiguous and new markets by acquiring, integrating, developing and further strengthening facilities, operations and aggregate sites. Additionally, we have enhanced the performance of our acquired facilities through increased capital investment and our management and technical expertise.

    In the Mountain states, we serve markets in Utah, Idaho, Nevada and Arizona. In the Southeast, we serve markets in Alabama, Tennessee, the Florida panhandle, Mississippi and Georgia. We are well positioned to benefit from continued strong economic activity in these states and in the local markets where we operate. According to the Bureau of Labor Statistics, from 1993 to 1998, compound annual growth in employment in these nine states was 3.7%. The United States compound annual growth in employment over this period was 2.6%. According to the U.S. Geological Survey, from 1993 to 1998, compound annual growth in consumption of aggregates in the nine states we serve was 6.7%. The United States compound annual growth in consumption of aggregates over this period was 4.8%.

    Nationally, approximately 50% of aggregate production is used in highway and infrastructure construction and maintenance. As a result, we will benefit from the 1998 passage of the six year, $218 billion Transportation Equity Act for the 21st Century, or TEA-21. TEA-21 designates a minimum of $158 billion nationally for federal highway construction and maintenance projects. This represents a 44% increase above average annual federal highway spending levels under the predecessor six year federal program. In the nine states we serve, average annual federal highway spending under TEA-21 is projected to be 61% higher than under the predecessor program. This federal spending, along with programs by state and local governments, should provide strong underpinnings for our future growth.

GROWTH STRATEGY

    We believe that long-term, high-quality aggregate reserves located near customers are central to our success. Accordingly, we have focused on the acquisition and development of aggregate production sites and companies that are well positioned to serve growing markets. Since our inception, we have completed and integrated 28 business and asset acquisitions, including both operating companies and aggregate production facilities. Our strategy is to utilize our management and financial resources to strengthen our position in local markets by:

    SERVING GROWTH IN EXISTING MARKET AREAS. Demand for aggregates in the markets we serve has meaningfully outpaced overall United States demand for aggregates over the past five years. We will continue to take advantage of our established aggregate reserve capacity and the maturation of our newly developed aggregate production sites to meet our customers' demands. We have increased our annual production by 4.1 million tons to 21.6 million tons by opening eight new major aggregate sites during the 1996 to 1998 period. We believe that our financial performance does not yet fully reflect the benefit of these new operations. Based on our experience, a new aggregate production site's sales, cash flow and profitability usually increase over the first five years of operation as production is increased and the new aggregate site matures.

    EXPANDING CAPACITY AND MAINTAINING COST-COMPETITIVENESS. Where appropriate, we will expand our production capacity and invest capital in additional plant and equipment so that we can serve additional demand in our existing local and remote markets. As we continue to increase capacity we will focus on maintaining our cost-competitiveness.

    MAKING ADD-ON ACQUISITIONS AND DEVELOPING NEW AGGREGATE RESERVES IN EXISTING MARKETS. We will continue to make add-on acquisitions and to develop well positioned aggregate reserves. Our primary objective is to increase our competitive position within the local and remote markets we serve.

    SERVING MARKETS IN CONTIGUOUS AREAS. We will use our access to existing and additional reserves so that we can move into contiguous markets when opportunities arise.

    EXPANDING INTO NEW MARKETS PRIMARILY THROUGH ACQUISITIONS. We will evaluate and may make acquisitions in new market areas. These potential acquisitions may be made in the regions we currently serve or, where economically attractive, in new regions. These acquisitions may entail further add-on acquisitions and additional capital expenditures to expand our operations in these new areas.

OPERATIONS

    We are a leading producer and marketer of aggregates and associated aggregate-based materials and services. Approximately 75% of our aggregates volume is sold directly to customers. The balance is used to produce asphalt, which generally contains approximately 90% aggregates by volume; and ready-mix concrete, which generally contains approximately 80% aggregates by volume. Our integration into these aggregate-based materials and related services generally occurs in markets where our main competitors are integrated into these products.

    Our entries into markets in the fast growing Mountain states and Southeast regions have provided the incremental market demand to justify the development of a number of new aggregate production sites as well as upgrades of existing facilities. Approximately 48% of our production in 1998 was produced at aggregate production sites which are less than three years old. We are currently developing these new aggregate production sites.

    Our production capacity has increased to approximately 30 million tons per year since 1994 while unit costs have been reduced substantially from the level of costs incurred in individual operations at the time they were acquired or started. This cost reduction is the result of comprehensive mining plans combined with the installation of state of the art equipment permitting the implementation of "best practices" throughout our operations. In addition, asphalt plants and transportation infrastructure for delivery of asphalt and concrete have been upgraded.

    The following table shows, for the periods indicated, our total shipments of aggregates, asphalt and ready-mix concrete.

                             U.S. AGGREGATES, INC.
            SHIPMENTS OF AGGREGATES, ASPHALT AND READY-MIX CONCRETE

                                                                              FISCAL YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1994       1995       1996       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                       (IN MILLIONS)
Tons of aggregates produced:
  Sold directly to customers.....................................        1.5        3.1        5.1        6.6       11.9
  Used internally................................................        0.6        1.7        2.1        2.9        3.9
                                                                         ---        ---        ---        ---        ---
    Total tons of aggregates produced............................        2.1        4.8        7.2        9.5       15.8
      PERCENTAGE OF AGGREGATES PRODUCED USED INTERNALLY..........       28.6%      35.4%      29.2%      30.5%      24.7%

Tons of asphalt sold.............................................        0.1        0.6        0.9        1.3        1.6
Yards of ready-mix concrete sold.................................        0.4        0.8        0.9        0.9        1.4


                                                                     PRO FORMA
                                                                       1998
                                                                   -------------

Tons of aggregates produced:
  Sold directly to customers.....................................         17.6
  Used internally................................................          4.0
                                                                           ---
    Total tons of aggregates produced............................         21.6
      PERCENTAGE OF AGGREGATES PRODUCED USED INTERNALLY..........         18.5%
Tons of asphalt sold.............................................          1.6
Yards of ready-mix concrete sold.................................          1.7

    Pro Forma 1998 gives effect to the 1998 acquired businesses as if they were acquired on January 1, 1998.

PRODUCT DESCRIPTION AND MANUFACTURING PROCESS

    We manufacture and distribute aggregates as well as construction materials with high aggregate content, including asphalt and ready-mix concrete.

    We have also developed state of the art material quality control and application design laboratories to ensure the highest levels of quality are maintained. These laboratories permit us to provide aggregates customers with the most cost effective and consistent materials for downstream applications, ensuring their compliance with increasingly stringent specifications. We also provide third party aggregates producers with these certification services. The laboratories have also contributed to our record of achieving bonuses on projects where control of variances in materials within a tight range can result in additional profits.

  AGGREGATES

    We have developed extensive mining plans at key sites to ensure the long term competitive position of our aggregate reserves. Typically, we mine raw aggregates from an open aggregate production site, crush the material and separate it by size for specific uses. Aggregates are then either shipped by truck or rail to customers, stockpiled for customer pick-up or used in producing asphalt, ready-mix concrete and related products.

  ASPHALT

    Asphalt generally has an aggregates content of approximately 90% by volume. We produce paving asphalt by heating and mixing aggregates with hot liquid asphalt in accordance with each customer's specifications. Once produced, we transfer asphalt into trucks and deliver it directly to job sites for immediate application. We produce asphalt in many of our markets in the Mountain states, including throughout Utah and in Las Vegas and northwestern Arizona, where our competitors are largely also integrated producers. Generally, we have expanded our asphalt operations in the Mountain states in order to benefit from government spending on highway construction and maintenance projects.

  READY-MIX CONCRETE

    Ready-mix concrete generally has an aggregates content of approximately 80% by volume. We produce ready-mix concrete by mixing aggregates with cement, water and additives, which have the effect of controlling the concrete's strength, drying speed and other characteristics. We deliver the concrete by mixer trucks to construction sites for immediate use. We produce ready-mix concrete in a number of markets including Chattanooga, Tennessee and throughout Alabama, Utah and Idaho, among other areas. Generally, we have not expanded ready-mix operations other than as a result of acquiring an operating company that had an existing ready-mix business.

RESERVES

    We estimate that our total recoverable aggregate reserves are in excess of
1.3 billion tons. The yield from the extraction of reserves is based on an estimate of the volume of materials which can be economically extracted to meet current market and product applications. Our mining plans are developed by experienced mining and operating personnel based on internal and outside drilling and geological studies and surveys. In some cases, zoned properties must be extracted in phases as reserves in a particular area of the reserve are exhausted.

    We own approximately 600 million tons and lease approximately 700 million tons of our aggregate reserves. Leases usually provide for royalty payments based on revenues from aggregates sold at a specific location. Leases usually expire after a specific time period and may be renewable for additional terms. Most leases have extension options providing for at least 20 years of operation based on 1998 extraction rates. With minor exceptions, where lease options total less than 20 years, we have developed and zoned additional reserves that will allow us to serve our markets on a competive basis and ensure long term availability. Generally, reserves at our aggregate production sites are adequate for in excess of 20 years production at 1998 rates of extraction. At one of our quarries we are required to extract a minimum amount of 100,000 tons of aggregate per year and at another quarry, 500,000 tons of aggregate per year in order to maintain our rights to mine reserves on these leased properties. We anticipate fulfilling these minimum extraction requirements during the lease terms.

    The following table presents our aggregate reserves by market area.

                             U.S. AGGREGATES, INC.
                       AGGREGATE RESERVES BY MARKET AREA

                                                                        ZONED/         ZONED/
                                                                       PERMITTED     UNPERMITTED      UNZONED      TOTAL
                                                                      -----------  ---------------  -----------  ---------
                                                                                       (IN MILLION TONS)
Alabama.............................................................         457             50             --         507
Eastern Tennessee...................................................          73             --             --          73
Northern Utah.......................................................         364             --             --         364
Central Utah........................................................         113             --             54         167
So. Utah/SE Nevada/NW Arizona.......................................         129             --             83         212
Idaho...............................................................          37             --             --          37
                                                                      -----------           ---          -----   ---------
  TOTAL.............................................................       1,173             50            137       1,360
                                                                      -----------           ---          -----   ---------
                                                                      -----------           ---          -----   ---------

    We also have two aggregate production sites in Georgia, one of which is leased to a major building materials producer under a long term lease. The other aggregate production site is not anticipated to provide us with a base of operations in Georgia in 1999.

    Because transportation represents such a large component of overall cost of aggregates delivered to the customer, we operate a large number of small to medium size aggregate sites. In 1998, no single aggregate production site accounted for more than 4.0% of consolidated net sales.

TRANSPORTATION

    We have a modern transportation infrastructure that allows us to maintain our competitive position. We have expanded our infrastructure to accommodate rail shipments of aggregates to our remote markets and we will have the option of shipping by water from one site by the end of 1999. We own approximately 450 trucks and lease approximately 300 trucks that we use primarily to deliver aggregates and associated products such as ready-mix concrete and asphalt, representing approximately 25% of our total volume of aggregates sold. We also contract for additional trucks to transport aggregates and asphalt to meet short term peak demand.

PROPERTIES

    In 1998, 26 of our aggregate production sites each had shipments of greater than 100,000 tons. We conducted mining operations in 1998 at all of these aggregate production sites, of which 12 are located on property we own, two are on land owned in part and leased in part, 11 are on leased property, and one is on facilities leased on a job basis. We own 61 pieces of real property and lease property at 62 locations. We have six pieces of property which are owned in part and leased in part. Leases typically provide for royalty payments based on revenues from material extracted from the facility, with specified minimum monthly royalties. Our significant quarry leases expire from the year 2012 to 2039 and in some cases are renewable for a specified series of additional terms. We have historically been successful in negotiating desired lease extensions. Our aggregate production sites are generally small-to medium-sized by industry standards and we believe that no single aggregate production site is of major significance to our operations.

    Our policy has been to obtain surveys and title opinions on many of our owned and leased parcels. In addition, we evaluate on a case by case basis whether to purchase title insurance in connection with real estate purchases and did in fact obtain title insurance on many of our owned parcels.

RECLAMATION

    We are required by the laws of various states to reclaim aggregate sites after reserves have been depleted. Each site's mining plan includes a reclamation plan which has been developed for that site to maximize the value of the end use of the site. In some cases, depleted sites have been sold for commercial or residential properties generating additional profits. Historically, we have not incurred and do not anticipate incurring substantial costs in excess of residual land values in connection with the closing of aggregate operations due to depletion of reserves.

MANAGEMENT INFORMATION SYSTEMS

    In general, we use networked management information systems for immediate access to production and sales data from our production facilities, tracking thousands of transactions each day. Automated sales and invoicing systems weigh trucks at the aggregate production site and related facilities and immediately generate customer invoicing and sales information. These streamlined procedures reduce both transportation costs and customer turnaround-time at the aggregate production site, increasing our productivity and providing us with a competitive advantage over producers who do not use similar systems.

CUSTOMERS

    We market our aggregates products to customers in a variety of industries, including public infrastructure, commercial and residential construction contractors; producers of asphaltic concrete, ready-mix concrete, concrete blocks, and concrete pipes; and railroads. A substantial amount of our aggregates is used in publicly funded projects. Currently, we do not have any customers that account for more than 10% of our sales.

COMPETITION

    Because of the impact of high transportation costs on the aggregates business, competition in each of our markets tends to be limited to producers in proximity to our production facilities. Although we experience competition in all of our markets, we believe that we are generally a leading producer in the market areas we serve. Competition is based primarily on aggregate production site location and price, but quality of aggregates and level of customer service are also important factors. We compete directly with a number of large and small producers in the markets we serve. Certain of our competitors have greater financial resources than we have.

EMPLOYEES

    We employ approximately 2,000 employees, of whom approximately 1,600 are hourly, approximately 400 are salaried and 43 are part-time. Approximately 600 of our employees are represented by labor unions. The expiration dates of the various labor union contracts are from July 1999 through July 2001. We consider our relations with our employees to be good.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

    Our facilities are subject to various evolving federal, state and local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

    In connection with our corporate acquisitions, we usually obtain environmental assessments from independent environmental consultants. These assessments generally consist of a site visit, historical record review, interviews with key personnel and preparation of a report. The purpose of the consultant's work is to identify potential environmental conditions or compliance issues associated with the subject property and operations. Some risk of environmental liability is inherent in the nature of our business, however, and we might incur future material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental laws.

    We continually evaluate whether we must take additional steps at our locations to ensure compliance with certain environmental laws. We believe that our operations are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on our business, financial condition or results of operations. However, future events, such as changes in or modified interpretations of existing laws and regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on us.

    U.S. Aggregates, as well as other companies in the aggregates industry, produce certain products containing varying amounts of crystalline silica. Excessive and prolonged inhalation of very small particles of crystalline silica has been associated with non-malignant lung disease. The carcinogenic potential of excessive exposure to crystalline silica has been evaluated for over a decade by a number of research groups including the International Agency for Research on Cancer, the National Institute for Occupational Safety and Health and the National Toxicology Program, a part of the Department of Health and Human Services. Results of various studies have ranged from classifying crystalline silica as a probable to a known carcinogen. Other studies concluded higher incidences of lung cancer in some operations was due to cigarette smoking, not silica. Governmental agencies, including the Occupational Safety and Health Administration and Mine Safety Health Administration, coordinate to establish standards for controlling permissible limits on crystalline silica. In the early 1990s, they considered lowering silica exposure limits but decided to retain existing limits.

    Recently, the Occupational Safety and Health Administration has announced a deadline of June 2000 for release of new rules to implement more stringent regulations. We believe we currently meet government guidelines for crystalline silica exposure and will continue to employ advanced technologies as they become available to ensure worker safety and comply with regulations.

    We believe that our compliance with environmental laws has not had a material adverse effect on our business, financial condition or results of operations. See "Risk Factors" for a further description for the effect of environmental regulation on our business.

LEGAL PROCEEDINGS

    From time to time, U.S. Aggregates and our subsidiaries have been involved in various legal proceedings relating to our and our subsidiaries' operations and properties, all of which we believe are routine in nature and incidental to the conduct of our and our subsidiaries' business. Our and our subsidiaries' ultimate legal and financial liability with respect to such proceedings cannot be estimated with certainty, but we believe, based on our examination of such matters, that none of these proceedings, if determined adversely, would have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as of May 15, 1999, with respect to our directors and executive officers. Our executive officers serve at the discretion of our board of directors and may be terminated at any time without notice.

NAME                            AGE                       POSITIONS
------------------------------  ---   -------------------------------------------------
James A. Harris...............  65    Chief Executive Officer and Chairman of the Board
Morris L. Bishop, Jr..........  54    President, Chief Operating Officer and Director
Michael J. Stone..............  55    Executive Vice President--Development, Chief
                                        Financial Officer, Treasurer, Secretary and
                                        Director
Bruce V. Rauner...............  43    Director
David A. Donnini..............  34    Director
Charles R. Pullin.............  75    Director
Edward A. Dougherty...........  41    Director

    JAMES A. HARRIS. Mr. Harris has been Chief Executive Officer and Chairman of the Board since he founded U.S. Aggregates with Michael J. Stone and Golder, Thoma, Cressey, Rauner Fund IV, L.P. in January 1994. Prior to 1994 Mr. Harris held a number of senior executive positions at Koppers Co., Inc. including a ten year period when he was responsible for acquisitions for its aggregates division, Koppers Construction Materials and Services Group. This division of Koppers grew from $32 million in sales and $4 million in operating income in 1967 to $900 million in sales and $117 million in operating income in 1987. This growth positioned Koppers as the second largest producer of aggregates in the United States in 1988.

    MORRIS L. BISHOP, JR. Mr. Bishop has been President and Chief Operating Officer of U.S. Aggregates since May 1997. Mr. Bishop has been a Director since May 1999. Prior to joining us, Mr. Bishop was with Hoover, Inc., Koppers Company, Inc. and Vulcan Materials Company serving in senior management positions in their respective construction materials businesses.

    MICHAEL J. STONE. Mr. Stone has been Executive Vice President--Development, Chief Financial Officer, Treasurer, Secretary and Director since Mr. Harris and he founded U.S. Aggregates with Golder, Thoma, Cressey, Rauner Fund IV, L.P. in January 1994. Prior to joining us, Mr. Stone was Chief Financial Officer of Genstar Building Materials and Services Group, a $1.0 billion division of Genstar Corporation. This group included Genstar Stone Products, the tenth largest crushed stone producer in the United States.

    BRUCE V. RAUNER. Mr. Rauner has served as a director of U.S. Aggregates since its founding in January 1994. Mr. Rauner is the Managing Principal of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor to Golder, Thoma, Cressey, Rauner, Inc., where he has been a Principal since 1981. Mr. Rauner is also a director of Coinmach Corporation, Lason, Inc., Province Healthcare Company and AnswerThink Consulting Group, Inc.

    DAVID A. DONNINI. Mr. Donnini has served as a director of U.S. Aggregates since its founding in January 1994. Mr. Donnini is a Principal of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor to Golder, Thoma, Cressey, Rauner, Inc., where he has been a Principal since 1993. Mr. Donnini is also a director of Coinmach Corporation and Polymer Group, Inc.

    CHARLES R. PULLIN. Mr. Pullin has been a director of U.S. Aggregates since August 1994. From 1967 until 1981, when he was appointed Vice Chairman of Koppers Company, Inc., he served in a number of executive positions at Koppers. Mr. Pullin was appointed Chief Executive Officer and Chairman of Koppers in 1982 and served in those positions until his retirement in June 1988. During Mr. Pullin's tenure, Koppers Construction Materials and Services Group grew from a small acquisition in 1966 to be the second largest producer of aggregates in the United States in 1988.

    EDWARD A. DOUGHERTY. Mr. Dougherty has served as a director of U.S. Aggregates since July 1997. Mr. Dougherty has provided consulting services to us since our founding in January 1994. Since 1991, Mr. Dougherty has been an independent financial advisor, having previously been employed by Bear, Stearns & Co. Inc., an investment banking firm. Mr. Dougherty is also a director of Cardinal Logistics Management, Inc.

    Our board of directors currently consists of seven directors, divided into three classes. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. Messrs. Dougherty and Stone are members of the class whose terms expire in 2000, Messrs. Bishop, Pullin and Rauner are members of the class whose terms expire in 2001, and Messrs. Donnini and Harris are members of the class whose terms expire in 2002. Our board of directors has the power to appoint our officers. Each officer will hold office for such term as may be prescribed by our board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

COMPENSATION OF DIRECTORS

    Directors currently do not receive a salary or an annual retainer for their services. Following the offering we expect however, that non-employee directors not otherwise affiliated with us or our stockholders will be paid an annual cash retainer of $3,000. We will also periodically grant these non-employee directors options to purchase shares of common stock pursuant to our incentive plan. We will not pay any additional compensation to our employees for serving as directors, but we will reimburse all directors for out-of-pocket expenses they incur in connection with attending board or board committee meetings or otherwise in their capacity as directors. See "--Incentive Plan" for a further discussion of director compensation.

COMPENSATION OF EXECUTIVE OFFICERS

    The compensation of our executive officers will be determined by our board of directors. The executive officers' bonuses are determined by the compensation committee of the board of directors and are based on our overall profitability. We have reserved 700,840 shares of common stock for issuance under a stock option plan. Options will be issued to employees and executive officers based on the recommendation of the compensation committee of the board of directors according to the following:

    - Employees holding positions of responsibility with us and whose performance can have a significant effect on our success and individuals who have agreed to become our employees within six months of the date of grant; and

    - Non-employee directors.

    Awarded shares that we do not issue will again become available for awards. For purposes of the Exchange Act, which could impose so-called short-swing trading liabilities on our directors and executive officers in connection with their purchases and sales of common stock within any six-month period, the incentive plan will qualify for the exemptions provided under the Exchange Act.

    The following table sets forth information regarding the compensation paid or accrued by us to our chief executive officer and each of our other top executive officers for services rendered to us in all capacities during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                                                  AWARDS
                                                     ANNUAL COMPENSATION                 ------------------------
                                       ------------------------------------------------  RESTRICTED
                                                                          OTHER ANNUAL      STOCK        STOCK       ALL OTHER
                                                    SALARY      BONUS     COMPENSATION     AWARDS       OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR        ($)         ($)           ($)           ($)          (#)           ($)
-------------------------------------  ---------  ----------  ----------  -------------  -----------  -----------  -------------
James A. Harris......................       1998     258,333                       --            --           --         2,500
  Chief Executive Officer and               1997     200,000      75,000           --            --           --         4,750
    Chairman of the Board                   1996     200,000     200,000           --            --           --         4,750
Morris L. Bishop.....................       1998     220,833                       --            --           --         2,500
  President, Chief Operating                1997     167,500      75,000           --            --           --         2,375
    Officer and Director                    1996     150,000     100,000           --            --           --         2,250
Michael J. Stone.....................       1998     208,333                       --            --           --         2,500
  Executive Vice President--                1997     150,000      75,000           --            --           --         4,750
    Development, Chief Financial            1996     150,000     150,000           --            --           --         4,750
      Officer,
    Treasurer, Secretary
    and Director

    In 1998, Messrs. Harris, Bishop and Stone did not receive bonuses. In May 1999, in recognition of the successful completion of our recent Southeast expansion program, Mr. Harris was awarded a bonus of $200,000, Mr. Bishop was awarded a bonus of $125,000 and Mr. Stone was awarded a bonus of $200,000.

MANAGEMENT EMPLOYMENT AGREEMENTS

    JAMES A. HARRIS. On January 24, 1994, we entered into an employment agreement with Mr. James A. Harris, our President and Chief Executive Officer. Currently, Mr. Harris is entitled to a base salary of $300,000 and a bonus, as determined from time to time by our board of directors, that is not to exceed one-half of Mr. Harris' annual base salary for the year. If Mr. Harris' employment is terminated without cause, or as a result of death or disability, Mr. Harris is entitled to payment of $16,667 per month for a period of twelve months following his termination. We plan to amend Mr. Harris' employment agreement prior to the offering to provide for a three-year term, create a discretionary bonus and revise the existing severance provisions.

    MORRIS L. BISHOP, JR. On August 5, 1995, we entered into an employment agreement with Mr. Morris Bishop, Jr., our President and Chief Operating Officer. Under the terms of this agreement, Mr. Bishop is entitled to a base salary of $250,000 and a bonus in such amount not exceeding one-half of Mr. Bishop's base salary and based on such criteria as may be established from time to time by our board of directors. If Mr. Bishop's employment is terminated without cause, he is entitled to payment of $12,500 per month for twelve months after termination. We plan to amend Mr. Bishop's employment agreement prior to the offering to provide for a three-year term, create a discretionary bonus and revise the existing severance provisions.

    MICHAEL J. STONE. On January 24, 1994, we entered into an employment agreement with Mr. Michael J. Stone, our Executive Vice President--Development, Chief Financial Officer, Treasurer and Secretary. Under this agreement, Mr. Stone is entitled to a base salary of $250,000 and a bonus, as determined from time to time by our board of directors, which is not to exceed one-half of Mr. Stone's base salary for the year. If Mr. Stone's employment is terminated without cause, or as a result of death or disability, he is entitled to payment of $12,500 per month for twelve months after his termination. We plan to amend Mr. Stone's employment agreement prior to the offering to provide for a three-year term, create a discretionary bonus and revise the existing severance provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1998, the compensation committee of our board of directors held no meetings. Accordingly, decisions concerning compensation of our executive officers were made by the entire board. Other than Messrs. Harris and Stone, none of our officers or employees participated in deliberations concerning such compensation matters.

401(k) PLAN

    We maintain a savings plan qualified under Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all of our full-time employees other than union employees are eligible to participate in the plan. Employees electing to participate in the plan are fully vested in their contributions. In addition, we may make discretionary contributions under the plan each year. Participating employees increase their vested interest in the discretionary contributions based upon years of employment in which a minimum of 1,000 hours are worked and they become fully vested after seven years. The maximum contribution for any participant for any year is the maximum amount permitted under the Internal Revenue Code.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have two standing committees of our board of directors: the compensation committee and the audit committee. The compensation committee, which currently consists of Messrs. Rauner, Donnini and Pullin, makes recommendations regarding the incentive plan and decisions concerning salaries and incentive compensation for our executive officers, key employees and consultants. The audit committee, which currently consists of Messrs. Rauner, Donnini and Pullin, is responsible for making recommendations to our board regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent accountants and reviewing and evaluating our audit and control functions. Our board may also create other committees.

INCENTIVE PLAN

    Prior to the completion of the offering, we will establish the U.S. Aggregates, Inc. Long Term Incentive Plan. A maximum of 700,840 shares of our common stock, subject to adjustment, have been initially authorized for the granting of stock options under the incentive plan. To date, no options have been granted pursuant to the incentive plan. We plan to grant stock options to purchase 280,336 shares of our common stock to key employees concurrently with the offering. Options granted under the incentive plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code, or nonqualified stock options. The purposes of the incentive plan are to advance the interests of U.S. Aggregates and our stockholders by providing our employees with an additional incentive to continue their efforts on our behalf, as well as to attract people of experience and ability to U.S. Aggregates. The incentive plan is intended to comply with Rule 16b-3 of the Exchange Act.

    It is expected that all of our and our subsidiaries' officers, directors and other employees and consultants will be eligible to participate under the incentive plan, as deemed appropriate by our compensation committee. Eligible employees will not pay any cash consideration to us to receive the options. The incentive plan will be administered by our compensation committee. The exercise price for incentive stock options must be no less than the fair market value of our common stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based upon the then current market value of our common stock. Options will expire no later than the tenth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events. Upon termination for cause or at will, the unvested portion of the options will be forfeited. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by our compensation committee in its discretion.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The table below sets forth certain information regarding the equity ownership of U.S. Aggregates:

    - each person or entity who beneficially owns five percent or more of our common stock;

    - each of our directors and executive officers;

    - each of the selling stockholders; and

    - all of our directors and executive officers as a group.

    Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it, him or her as set forth opposite its, his or her name. Beneficial ownership of our common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Exchange Act.

                                                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                         OWNED PRIOR TO THE         OWNED AFTER THE
                                                                              OFFERING                OFFERING(1)
                                                                       -----------------------  -----------------------
                                                                       NUMBER OF                NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                     SHARES      PERCENT      SHARES      PERCENT
---------------------------------------------------------------------  ----------  -----------  ----------  -----------
Golder, Thoma, Cressey, Rauner Fund IV, L.P.(2)(3)...................   5,105,891        72.2%   5,105,891        36.4%

James A. Harris(2)(4)................................................     497,505         7.0%     497,505         3.6%

Morris L. Bishop, Jr.................................................     123,893         1.8%     123,893         0.9%

Michael J. Stone(2)(5)...............................................     339,784         4.8%     339,784         2.4%

Bruce V. Rauner(2)(3)................................................   5,105,891        72.2%   5,105,891        36.4%

David A. Donnini(2)(3)...............................................   5,105,891        72.2%   5,105,891        36.4%

Charles R. Pullin....................................................      14,837           *       14,837           *

Edward A. Dougherty..................................................      20,424           *       20,424           *

The Prudential Insurance Company of America(2)(6)....................     286,380         4.1%     286,380         2.0%

All directors and executive officers as a group (7 persons)..........   6,102,334        86.1%   6,102,334        43.5%

------------------------

*   Represents less than one percent.

(1) Assumes no exercise of the U.S. underwriters' and international managers' over-allotment option and does not give effect to any purchases, if any, by such persons named in the table in the offering.

(2) Certain of our stockholders have granted the U.S. underwriters and the international managers the right to purchase up to 1,041,667 shares to cover any over-allotments. If the over-allotment option is exercised in full, Golder, Thoma, Cressey, Rauner Fund IV, L.P. will beneficially own 4,407,275 shares or 31.4%, The Prudential Insurance Company of America will beneficially own 236,380 shares or 1.7%, James A. Harris will beneficially own 323,378 shares or 2.3% and Michael J. Stone will beneficially own 220,860 shares or 1.6%.

(3) All of such shares are held of record by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. Messrs. Rauner and Donnini are Principals of Golder, Thoma, Cressey, Rauner, Inc., and may be deemed to share the power to vote and dispose of such shares. The address of Golder, Thoma, Cressey, Rauner Fund IV, L.P. is 6100 Sears Tower, Chicago, Illinois 60606. Each of Messrs. Rauner and Donnini disclaims beneficial ownership of the shares of our common stock owned by Golder, Thoma, Cressey, Rauner Fund IV, L.P.

(4) Includes (A) 49,737 shares held by a charitable remainder trust and (B) 199,010 shares held by a grantor retained annuity trust for the benefit of Mr. Harris' sons. Mr. Harris disclaims beneficial ownership of the shares of our common stock owned by the trusts.

(5) All of such shares are held by a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees. Mr. Stone disclaims beneficial ownership of the shares of our common stock held by the trust.

(6) The Prudential Insurance Company of America owns warrants to purchase up to 286,380 shares of our common stock and has indicated that it intends to convert all of its warrants into common stock upon the consummation of the offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following discussion describes a number of transactions we have entered into with affiliates. We believe that the terms of these transactions are at least as fair to us as we could have obtained from unaffiliated third parties.

THE RECAPITALIZATION

    In connection with and immediately prior to the consummation of the offering, each outstanding share of Western Aggregates Holding Corp. common stock not held by us will be converted into approximately 0.6227 shares of our common stock, and each outstanding share of SRM Holdings Corp. common stock not held by us will be converted into approximately 8.0707 shares of our common stock. Each share of our common stock will then be subject to an approximate
30.0347 to 1 stock split. Concurrent with the consummation of the offering, we will use a portion of the proceeds of the offering to redeem 300,842 shares of our preferred stock owned by Golder, Thoma, Cressey, Rauner Fund IV, L.P., Messrs. Harris and Dougherty, a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees and one of our other stockholders, at an aggregate price of approximately $45.8 million or $152.13 per share, including accrued dividends. Dividends have accrued daily at an annual rate of 10% on the preferred stock since the date of issuance. See "Use of Proceeds" and "Description of Capital Stock--The Recapitalization" for a further description of these events.

CERTAIN LOANS TO EXECUTIVES

    As of June 30, 1999, we have outstanding principal loans of approximately $146,000 to James A. Harris, our Chief Executive Officer and Chairman of the Board, $100,000 to Michael J. Stone, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary and a Director, $247,000 to Morris L. Bishop, Jr., our President and Chief Operating Officer and a Director, pursuant to promissory notes to finance their purchase of our securities. Each of the notes is secured by a pledge of the securities purchased with the note pursuant to a pledge agreement between us and each of Messrs. Harris, Stone and Bishop. The notes bear interest at a rate per annum equal to 8%. The principal amount of the notes and all interest accrued thereon mature in part on various dates beginning in October 2001, with the remainder maturing in October 2005. The notes may be prepaid in full or in part at any time.

PROFESSIONAL SERVICES AGREEMENT

    We have a professional services agreement with Golder, Thoma, Cressey, Rauner, Inc. pursuant to which it provides financial and management consulting services to us. Under the professional services agreement, Golder, Thoma, Cressey, Rauner, Inc. receives an annual management fee equal to 0.25% of the aggregate purchase price paid by Golder, Thoma, Cressey, Rauner Fund IV, L.P. to us for our common and preferred stock up to a maximum of $150,000 per year plus reimbursement of out-of-pocket expenses and an investment fee payable at the time of any purchase of our common or preferred stock by Golder, Thoma, Cressey, Rauner Fund IV, L.P. equal to 1.0% of the amount of the purchase price paid to us by Golder, Thoma, Cressey, Rauner Fund IV, L.P. for the common or preferred stock. For the year ended December 31, 1997 and for the year ended December 31, 1998, we paid or accrued $153,477 and $196,508, respectively, in fees under the professional services agreement. The professional services agreement will be terminated immediately prior to the consummation of the offering, and no fee will be payable to Golder, Thoma, Cressey, Rauner, Inc. with respect to the issuance of our common stock in the offering. Messrs. Rauner and Donnini will continue to serve as directors of U.S. Aggregates and they will be compensated as non-employee directors. See "Management--Compensation of Directors."

STOCKHOLDERS AGREEMENT

    U.S. Aggregates, Golder, Thoma, Cressey, Rauner Fund IV, L.P., James A. Harris Grantor Retained Annuity Trust, The James A. Harris Charitable Remainder Unitrust, a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees, Mrs. Jeanne T. Richey and Messrs. Harris, Bishop, Dougherty and Pullin are parties to a stockholders agreement. The stockholders agreement provides that the parties will nominate and vote for a total of seven persons to our board of directors, which will be comprised of:

    - two representatives designated by Golder, Thoma, Cressey, Rauner Fund IV, L.P.;

    - two members of our management designated by Messrs. Harris, Stone and Richey, determined by a majority vote of our common stock held by Messrs. Harris, Stone and Richey; and

    - three representatives chosen jointly by Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Mr. Harris provided that such representatives are not members of our management or an employee or officer of us.

    If the members of our board of directors are not selected as provided in the stockholders agreement, then the members are selected in accordance with our certificate of incorporation and by-laws. Members of our board of directors may only be removed from the board, with or without cause, upon the written request of the party originally entitled to designate the director. If either of Messrs. Harris or Stone ceases to be employed by us or our subsidiaries, they shall be removed from our board.

    The stockholders agreement generally restricts the transfer of any shares of our common stock held by James A. Harris Grantor Retained Annuity Trust, The James A. Harris Charitable Remainder Unitrust, a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees, Mrs. Jeanne T. Richey, and Messrs. Harris, Bishop, Dougherty and Pullin by granting Golder, Thoma, Cressey, Rauner Fund IV, L.P. and us rights of first refusal. The transfer restrictions of the stockholders agreement automatically terminate upon the sale by us of our common stock in an underwritten public offering. In addition, the stockholders agreement requires us to authorize and reserve for issuance to additional members of our management and our subsidiaries shares of our common stock in an amount equal to 3% of our common stock on a fully diluted basis. In addition, each party to the stockholders agreement has agreed to consent to our sale if such sale is approved by our board and the holders of a majority of our outstanding common stock. The parties to the stockholders agreement plan to amend the agreement prior to or concurrently with the offering.

REGISTRATION AGREEMENT

    U.S. Aggregates, Golder, Thoma, Cressey, Rauner Fund IV, L.P., James A. Harris Grantor Retained Annuity Trust, The James A. Harris Charitable Remainder Unitrust, a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees, Mrs. Jeanne T. Richey and Messrs. Harris, Bishop, Dougherty and Pullin are parties to a registration agreement. Pursuant to the registration agreement, the holders of a majority of our common stock issued pursuant to an equity purchase agreement, or issued or issuable in respect of the securities may request, after the offering of our common stock, up to three registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense. In the event the holders of a majority of our common stock make such a request, all other parties to the registration agreement will be entitled to participate in the registration. The registration agreement also grants the parties piggyback registration rights with respect to registrations by us of our securities, other than the offering. We will pay all expenses related to these piggyback registrations.

FINANCIAL ADVISORY ARRANGEMENTS

    Pursuant to certain financial advisory agreements between U.S. Aggregates and Edward A. Dougherty, a Director of U.S. Aggregates, Mr. Dougherty has served as an advisor to us with respect to strategic financial planning from time to time in connection with our acquisition program and securing and completing specific financing arrangements. We paid Mr. Dougherty a total of $404,000 in 1998 for financial advisory services rendered to us. In 1999, to date, we have paid Mr. Dougherty $261,515 and will pay him $140,000 upon the consummation of the offering.

CERTAIN FAMILY RELATIONSHIPS

    David Harris, the son of James A. Harris, our Chief Executive Officer and Chairman, is a full-time employee of Southern Ready Mix, Inc., one of our subsidiaries. David Harris receives a salary of approximately $90,000 for performing services as an employee.

    Christopher M. Bishop, the son of Morris L. Bishop, Jr., our President and Chief Operating Officer and a Director, and Timothy K. Bishop, the brother of Morris L. Bishop, Jr., are full-time employees of Southern Ready Mix, Inc., one of our subsidiaries. Each receives a salary of approximately $60,000 for services performed as an employee.

    Ashia H. Stone, the wife of Michael J. Stone, our Executive Vice President--Development, Chief Financial Officer, Treasurer and Secretary and a Director, acts as one of our financial advisors. We paid Ms. Stone a total of $151,180 in 1998 for financial advisory services provided to us.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

    GENERAL. On June 5, 1998, U.S. Aggregates, Bank of America National Trust and Savings Association, as agent, and certain other financial institutions entered into a third amended and restated bank credit facility and, on April 14, 1999, U.S. Aggregates, the agent and certain other financial institutions amended the credit facility. The borrowings under our credit facility were used to refinance indebtedness under our prior credit facility and to finance the acquisition of Monroc, Inc. As of June 30, 1999, we had unused borrowing capacity under our credit facility of $16.6 million. As of June 30, 1999, on a pro forma as adjusted basis we would have had unused borrowing capacity under our credit facility of $43.1 million.

    The credit facility provides for two tranches of term loans to U.S. Aggregates for $55.0 million and $60.0 million and revolving loans to U.S. Aggregates for up to $60.0 million. Subject to certain restrictions, our credit facility may be used for working capital and general corporate purposes of U.S. Aggregates and our subsidiaries, including permitted acquisitions.

    REPAYMENT. The revolving loans must be repaid on June 5, 2004. The remaining principal repayment schedule for the $55.0 million term loan is:

    - $3.525 million in 1999;

    - $8.45 million in 2000;

    - $11.2 million in 2001;

    - $12.45 million in 2002;

    - $14.2 million in 2003; and

    - $3.675 million in 2004.

    The remaining principal repayment schedule for the $60.0 million term loan is:

    - $0.29 million in 1999;

    - $0.39 million in 2000;

    - $0.39 million in 2001;

    - $0.39 million in 2002;

    - $0.39 million in 2003;

    - $0.39 million in 2004;

    - $0.39 million in 2005; and

    - $55.89 million in 2006.

    Loans made pursuant to our credit facility may be repaid and, in the case of the revolving loans, borrowed and reborrowed, without premium or penalty, other than prepayments of eurodollar loans which may be subject to customary breakage costs from time to time until maturity, subject to the satisfaction of certain conditions on the date of borrowing. In addition, subject to certain exceptions, our credit facility provides for mandatory repayments of any outstanding borrowings out of the following:

    - any net cash proceeds received from a sale of assets;

    - net cash proceeds of permitted debt issuances;

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    - 50.0% of net cash proceeds of permitted equity issuances, reducing to 0.0%
      when our leverage ratio is less than 3.5:1.0;

    - subject to certain reinvestment rights, net cash proceeds from insurance recovery and condemnation events; and

    - 50.0% of annual excess cash flow, reducing to 0.0% when our leverage ratio is less than 3.5:1.0.

    SECURITY; GUARANTY. Our obligations under our credit facility are guaranteed by each of our existing subsidiaries and will be guaranteed by each or our future subsidiaries. Our obligations under our credit facility and each of our subsidiaries under its guarantee is or will be secured by (1) a first priority security interest in substantially all of the assets of such person, and (2) a pledge of all of the capital stock of each of our direct and indirect domestic subsidiaries.

    INTEREST. At our option, the interest rates per year applicable to the loans under our credit facility are a fluctuating rate of interest measured by reference to one or a combination of the following: (1) the base rate, plus the applicable borrowing margin, or (2) the relevant eurodollar rate, plus the applicable borrowing margin. The applicable borrowing margins are subject to adjustment based on our leverage ratio.

    FEES. We have agreed to pay various fees in connection with our existing credit facility, including: (1) letter of credit fees; (2) agency fees; (3) arranger fees; and (4) commitment fees. Commitment fees are payable on the daily unused amount of the revolver.

    COVENANTS. Our existing credit facility requires us to meet three material financial tests, which are: (1) a maximum leverage ratio; (2) a minimum interest coverage ratio; and (3) a minimum fixed charge coverage ratio. Our credit facility also contains covenants which, among other things, restrict our ability and the ability of our subsidiaries to:

    - incur liens;

    - transact with affiliates;

    - incur indebtedness;

    - declare dividends or redeem or repurchase capital stock;

    - make loans and investments;

    - engage in mergers, acquisitions, consolidations and asset sales;

    - acquire assets, stock or debt securities of any person;

    - have additional subsidiaries;

    - amend our or its certificate of incorporation; and

    - make capital expenditures.

    Our existing credit facility also requires us and our subsidiaries to satisfy customary affirmative covenants and to make customary indemnifications to the lenders and the administrative agent under our credit facility.

    EVENTS OF DEFAULT. Our existing credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control.

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THE SENIOR SUBORDINATED NOTES

    GENERAL. On November 21, 1996, The Prudential Insurance Company of America purchased $30.0 million principal amount of our 10.34% senior subordinated notes due November 22, 2006 and on June 8, 1998, it purchased $15.0 million principal amount of our 10.09% senior subordinated notes due November 22, 2008. The proceeds of the 1998 senior subordinated notes were used for working capital and other general corporate purposes and to finance the acquisition of Monroc, Inc.

    WARRANTS. In connection with the issuance of the senior subordinated notes in 1996, we issued warrants to purchase 190,030 shares of our common stock for an aggregate purchase price of $63.27 to Prudential. In connection with the issuance of the senior subordinated notes in 1998, we issued warrants to purchase 96,350 shares of shares of our common stock for an aggregate purchase price of $32.08 to Prudential. Prudential has registration rights with respect to the warrants.

    REPAYMENT. The principal repayment schedule for the senior subordinated notes issued in 1996 is:

    - $6.0 million in 2003;

    - $6.0 million in 2004;

    - $6.0 million in 2005; and

    - $12.0 million in 2006.

    The principal repayment schedule for the senior subordinated notes issued in 1998 is:

    - $4.5 million in 2006;

    - $4.5 million in 2007; and

    - $6.0 million in 2008.

    Subject to exceptions, the senior subordinated notes may not be prepaid without premium or penalty.

    GUARANTY. Our obligations under the senior subordinated notes are guaranteed by each of our existing subsidiaries and will be guaranteed by each or our future subsidiaries.

    INTEREST. The senior subordinated notes issued in 1996 bear interest at a rate of 10.34% per year and the senior subordinated notes issued in 1998 bear interest at a rate of 10.09% per year. Interest on the senior subordinated notes is paid quarterly.

    COVENANTS. Our senior subordinated notes require us to meet three material financial tests, which are:

    - a maximum leverage ratio;

    - a minimum interest expense coverage ratio; and

    - a minimum fixed charge coverage ratio.

    Our senior subordinated notes also contain covenants which, among other things, restrict our ability and the ability of our subsidiaries to:

    - incur liens;

    - transact with affiliates;

    - incur indebtedness;

    - declare dividends or redeem or repurchase capital stock;

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    - make loans and investments;

    - engage in mergers, acquisitions, consolidations and asset sales;

    - acquire assets, stock or debt securities of any person;

    - have additional subsidiaries;

    - amend our or their certificate of incorporation; and

    - make capital expenditures.

    Our senior subordinated notes also require us and our subsidiaries to satisfy customary affirmative covenants and to make customary indemnifications to Prudential.

    EVENTS OF DEFAULT. Our senior subordinated note documents contain customary events of default, including:

    - payment defaults;

    - breaches of representations and warranties;

    - covenant defaults;

    - events of bankruptcy and insolvency;

    - ERISA violations;

    - judgment defaults; and

    - cross-defaults to certain other indebtedness.

THE HTSB UNSECURED DEMAND NOTE

    GENERAL. On April 15, 1999, Harris Trust and Savings Bank provided us with a $17.5 million, floating rate, revolving line of credit evidenced by the HTSB Note. We borrowed $7.5 million for working capital and other general corporate purposes and $8.2 million to repay borrowings under an existing facility with Harris Trust and Savings Bank. As of June 30, 1999, we had $16.0 million outstanding under the HTSB Note. The HTSB Note is a general unsecured obligation of U.S. Aggregates.

    REPAYMENT. The HTSB Note is due and payable on demand and may be repaid in whole or in part without premium or penalty at any time.

    INTEREST. The interest rate per year applicable to the HTSB Note is the prime commercial rate announced by Harris Trust and Savings Bank. Interest is payable quarterly and upon demand.

    GUARANTY. Golder, Thoma, Cressey, Rauner Fund IV, L.P. has guaranteed the repayment of the HTSB Note. In addition, we entered into a letter agreement among Golder, Thoma, Cressey, Rauner Fund IV, L.P., Harris Trust and Savings Bank, Bank of America Trust and National Association, and The Prudential Insurance Company of America. Under the letter agreement, Golder, Thoma, Cressey, Rauner Fund IV, L.P. has agreed to contribute capital to fund the repayment of the HTSB Note upon the request of Harris Trust and Savings Bank.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    Immediately prior to the offering, the total amount of our authorized capital stock will consist of 100,000,000 shares of our common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Upon completion of the offering, 14,016,808 shares of common stock will be issued and outstanding and no shares of our preferred stock will be issued and outstanding. The discussion below describes our capital stock, the restated certificate of incorporation and by-laws as anticipated to be in effect upon consummation of the offering. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and by-laws that are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

    Immediately following the offering, the restated certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of U.S. Aggregates unless such takeover or change in control is approved by our board of directors.

THE RECAPITALIZATION

    In connection with and immediately prior to the consummation of the offering, each outstanding share of Western Aggregates Holding Corp. common stock not held by us will be converted into approximately 0.6227 shares of our common stock. Each outstanding share of SRM Holdings Corp. common stock not held by us will be converted into approximately 8.0707 shares of our common stock. Each share of our common stock will then be subject to an approximate 30.0347 to 1 stock split. See "Certain Relationships and Related Transactions" for a further description of these transactions.

COMMON STOCK

    All outstanding shares of our common stock are fully paid and non-assessable. Subject to the prior rights of the holders of our preferred stock, the holders of our common stock are entitled to receive dividends at such time and in such amounts as our board of directors may determine. See "Dividend Policy" for a further description of your dividend rights.

    The shares of our common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata all of our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock which is then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

    Our common stock has been approved for trading on the New York Stock Exchange under the symbol "AGA," subject to official notice of issuance.

PREFERRED STOCK

    Our board of directors may, without further action by our stockholders, direct the issuance of up to 10,000,000 shares of our preferred stock. At the time of issuance, they may determine the series and rights, preferences and limitations of each series. Satisfaction of any dividend preferences of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of our preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of our common stock. Under certain circumstances, the issuance of our preferred stock may render more

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difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the approval of a majority of the total number of our directors then in office, our board of directors, without stockholder approval, may issue shares of our preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. Upon consummation of the offering, there will be no shares of our preferred stock outstanding, and we have no present intention to issue any additional shares of our preferred stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Our restated certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under Delaware law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. This provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. See "Management" for a further discussion of our directors.

    Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our restated certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of our board or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require our board to call a special meeting.

    The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board.

    Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of U.S. Aggregates.

    Our restated certificate of incorporation and by-laws provide that the approval of holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to our restated certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are a Delaware corporation and subject to Section 203 of the Delaware corporate law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder unless, as described below, certain conditions are satisfied. Thus, it

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
may make acquisition of control of our company more difficult. The prohibitions in Section 203 do not apply if:

    - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Under Section 203, a "business combination" includes:

    - any merger or consolidation of the corporation with the interested stockholder;

    - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

    - transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

    - transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

    - transactions in which the interested stockholder receives financial benefits provided by the corporation.

    Under Section 203, an "interested stockholder" generally is:

    - any person who owns 15% or more of the outstanding voting stock of the corporation;

    - any person who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

    - the affiliates or associates of any such person.

    Because Golder, Thoma, Cressey, Rauner Fund IV, L.P. owned more than 15% of our voting stock prior to the offering, Section 203 by its terms is currently not applicable to business combinations with Golder, Thoma, Cressey, Rauner Fund IV, L.P. If any other person acquires 15% or more of our outstanding voting stock, such person will be subject to the provisions of Section 203.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, our restated certificate of incorporation will provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We anticipate entering into indemnification agreements with our current directors and executive officers prior to the completion of the offering and any new directors or executive officers following such time.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Harris Trust and Savings Bank.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering there has been no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors" for a further description of the effect of sales of our common stock.

    Upon completion of the offering, we expect to have 14,016,808 shares of our common stock outstanding. In addition, 280,336 shares of common stock will be issuable upon the exercise of outstanding stock options pursuant to our incentive plan. Of the shares outstanding after the offering, the 6,944,444 shares of our common stock, 7,986,111 shares if the U.S. underwriters' and international managers' over-allotments are exercised in full, sold in the offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of U.S. Aggregates under Rule 144 of the Securities Act. Those shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 6,882,334 shares of our common stock held by existing stockholders will be "restricted securities" under Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemption provided by Rule 144.

    In general, under Rule 144 as currently in effect, beginning ninety days after the date of this prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of our common stock, approximately 140,168 shares immediately after the offering, or the average weekly reported volume of trading of our common stock on the New York Stock Exchange during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker." Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning U.S. Aggregates. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or the date they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Beginning February, 2000, approximately 6,882,334 shares of our common stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

    Notwithstanding the foregoing, our executive officers, directors and certain of the existing stockholders, who own in aggregate approximately 6,423,001 shares of our common stock, have agreed that, without the prior consent of Deutsche Bank Securities Inc., they will not (1) directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of our common stock or securities or rights convertible into or exercisable or exchangeable for our common stock, except through gifts to persons who agree in writing to be bound by such restrictions or (2) make any demand for or exercise any right with respect to the registration of any shares of our common stock or other such securities, for a period of 180 days after the date of this prospectus.

    Approximately 700,840 shares of our common stock are reserved for issuance under the incentive plan. We currently intend to file a registration statement on Form S-8 under the Securities Act to register all shares of our common stock issuable pursuant to the incentive plan. We expect to file such

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registration statement within 90 days following the date of this prospectus and such registration statement will become effective upon filing. Shares covered by the registration statement will thereafter be eligible for sale in the public markets, subject to Rule 144 under the Securities Act.

    U.S. Aggregates, Golder, Thoma, Cressey, Rauner Fund IV, L.P., James A. Harris Grantor Retained Annuity Trust, The James A. Harris Charitable Remainder Unitrust, a trust for the benefit of Mr. Stone and his wife for which they also serve as trustees, Messrs. Harris, Bishop, Dougherty and Pullin and one of our other stockholders are parties to a registration agreement. Pursuant to this agreement, the holders of a majority of our common stock issued pursuant to an equity purchase agreement, or issued or issuable in respect of such securities, may request, after the offering, up to three registrations of all or any part of our common stock on Form S-1 or any similar long-form registration statement, if available, and an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense. In the event such holders make such request, all other parties to the registration agreement will be entitled to participate in such registration. The registration agreement also grants the parties piggyback registration rights with respect to registrations by us of our securities (other than in the offering) and we have agreed to pay all expenses related to such piggyback registrations. The parties to the registration agreement will own approximately 6,136,621 shares of our common stock immediately after the offering.

    U.S. Aggregates, Golder, Thoma, Cressey, Rauner Fund IV, L.P., Messrs. Harris and Stone and The Prudential Insurance Company of America have entered into a registration rights and stockholders' agreement pursuant to which Prudential has been granted registration rights with respect to shares of our common stock issuable upon the exercise of warrants held by Prudential. If we propose at any time to register any of our common stock for sale to the public, we have agreed to use our best efforts to include in the registration shares requested to be registered by Prudential. We have agreed to pay all expenses related to any shares which are registered on behalf of Prudential. Upon exercise of the warrants in full, Prudential would own approximately 2.0% of our common stock immediately after the offering.

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                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

GENERAL

    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. For this purpose, the term "non-U.S. holder" means any person or entity that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on currently existing provisions of the Internal Revenue Code, final, temporary and proposed regulations promulgated thereunder, and administrative and judicial interpretations thereof. All of these provisions, regulations and interpretations are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-U.S. holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances. It does not describe certain tax provisions which may apply to individuals who relinquish their United States citizenship or residence.

    An individual may, subject to certain exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens.

    EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FEDERAL, STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

    In the event that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of our common stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, a non-U.S. holder of common stock must properly file a form with the payor, claiming an exemption from or reduction in withholding under such tax treaty.

    Any dividends paid on shares of common stock to a non-U.S. holder will not be subject to withholding tax, but instead are subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates if:

    - dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, will be attributable to a United States permanent establishment of the non-U.S. holder; and

    - an IRS Form 4224, or successor form, is filed with the payor.

Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

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    Unless the payor has knowledge to the contrary, dividends paid prior to
January 1, 2001 to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, recently finalized Treasury regulations pertaining to United States federal withholding tax provide that a non-U.S. holder must comply with new certification procedures with respect to dividends paid after December 31, 2000. In the case of payments made outside the United States with respect to an offshore account, a non-U.S. holder must comply with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid after December 31, 2000. In addition, tax regulations will require a non-U.S. holder to provide its United States taxpayer identification number.

    A non-U.S. holder of our common stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF OUR COMMON STOCK

    A non-U.S. holder generally will not be subject to federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

    (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

    (2) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

    (3) U.S. Aggregates is or has been a "U.S. real property holding corporation" for federal income tax purposes, as discussed below.

    An individual non-U.S. holder who falls under clause (1) above will, unless an applicable treaty provides otherwise, be taxed on his or her net gain derived from the sale or other disposition of our common stock under regular graduated individual United States federal income tax rates. An individual non-U.S. holder who falls under clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses.

    A non-U.S. holder that is a foreign corporation falling under clause (1) above will be taxed on its gain under regular graduated corporate United States federal income tax rates and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

    A corporation is a U.S. real property holding corporation if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of its United States and foreign real property interests and any other assets used or held for use by the corporation in a trade or business. Based on our current and anticipated assets, we believe that we are likely a U.S. real property holding corporation.

    If we are a U.S. real property holding corporation, then gain on the sale or other disposition of our common stock by a non-U.S. holder generally would be subject to United States federal income tax unless both:

    - the common stock was "regularly traded" on an established securities market within the meaning of applicable regulations; and

    - the non-U.S. holder actually or constructively owned 5% or less of the common stock during the shorter of the five-year period preceding such disposition or the non-U.S. holder's holding period.

Non-U.S. holders should consult their tax advisors concerning any tax consequences that may arise if we are a U.S. real property holding company.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for federal estate tax purposes, and may be subject to federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or certain other agreements.

    Backup withholding is imposed at the rate of 31% on certain payments to persons that fail to furnish certain identifying information to the payer. Backup withholding generally will not apply to dividends paid prior to January 1, 2001 to a non-U.S. holder at an address outside the United States, unless the payor has knowledge that the payee is a United States person. In the case of dividends paid after December 31, 2000, the regulations provide that a non-U.S. holder generally will be subject to withholding tax at a 31% rate unless certain certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, are complied with, directly or under certain circumstances through an intermediary. Backup withholding and information reporting generally will also apply to dividends paid on common stock at addresses inside the United States to non-U.S. holders that fail to provide certain identifying information in the manner required. Regulations provide certain presumptions under which a non-U.S. holder would be subject to backup withholding and information reporting unless certification from the holder of the non-U.S. holder's non-United States status is provided.

    Payment of the proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the non-U.S. holder's federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING

    We have agreed to sell to the underwriters and managers named below the number of shares of our common stock set forth opposite the name of the underwriter and manager below. Deutsche Bank Securities Inc., Schroder & Co. Inc. and The Robinson-Humphrey Company, LLC are the U.S. representatives of the underwriters and Deutsche Bank AG London, J. Henry Schroder & Co. Limited and The Robinson-Humphrey Company, LLC are the international representatives of the managers.

                             U.S. UNDERWRITERS                               NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Deutsche Bank Securities Inc...............................................
Schroder & Co. Inc.........................................................
The Robinson-Humphrey Company, LLC.........................................
  Total....................................................................
                                                                             -----------------

                          INTERNATIONAL MANAGERS                             NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Deutsche Bank AG London....................................................
J. Henry Schroder & Co. Limited............................................
The Robinson-Humphrey Company, LLC.........................................
  Total....................................................................
                                                                             -----------------

    The U.S. underwriters and international managers will purchase all of the shares of common stock offered in the offering, other than those shares covered by the over-allotment option described below, if they purchase any shares. The U.S. offering and the international offering are each conditioned upon the closing of the other.

    The U.S. underwriters and international managers will initially offer the shares to the public at the offering price set forth on the cover page of this prospectus and to selling group members at that price less a concession not in
excess of $      per share. The U.S. underwriters, international managers and
selling group members may allow a discount not in excess of $      per share to
other broker-dealers. After the offering, the underwriters may change the public offering price and other selling terms.

    The following table summarizes the compensation and the estimated expenses we and the selling stockholders will pay:

                                                                                                  TOTAL
                                                                                       ----------------------------
                                                                                          WITHOUT         WITH
                                                                           PER SHARE   OVER-ALLOTMENT OVER-ALLOTMENT
                                                                          -----------  -------------  -------------
Underwriting discounts and commissions..................................
Expenses payable by U.S. Aggregates.....................................
Expenses payable by the selling stockholders............................

    The selling stockholders have granted to the U.S. underwriters and international managers a 30-day option, exercisable by Deutsche Bank Securities Inc., to purchase up to 1,041,667 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. The option may only be exercised to cover over-allotments of our common stock. We and the selling stockholders have agreed to indemnify the U.S. underwriters and international managers against certain liabilities, including liabilities under the Securities Act.

    The underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may accept orders for more shares of the common stock than are being offered in the offering. Additionally, to cover those orders or to stabilize the market price of the common stock, the underwriters may bid for and purchase shares of our common stock in the open market. Finally, the underwriters may reclaim selling discounts allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    The U.S. underwriters have agreed to offer, sell and deliver the shares to residents of and entities organized in the United States, its territories, possessions and in Canada. The international managers generally will not offer, sell or deliver shares to any of these persons or entities.

    The U.S. underwriters and the international managers may agree to sell to each other shares of our common stock at the initial public offering price less an amount not greater than the selling discount. To the extent that there are sales between the U.S. underwriters and the international managers, the number of shares initially available for sale by the U.S. underwriters and the international managers may be more or less than the number of shares appearing on the cover page of this prospectus.

    We and our officers, directors and stockholders have each agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock, or enter into any transaction designed to, or which could be expected to, result in the disposition of any portion of our common stock without the prior written consent of Deutsche Bank Securities Inc., which may give its consent at any time without public notice. The restriction on disposition of our common stock includes shares of our common stock exchanged for shares of stock of our subsidiaries.

    The underwriters have advised us that they do not expect discretionary sales to exceed 5% of the offering.

    Prior to the closing of the offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiation among us and the representatives of the underwriters. The principal factors considered in determining the public offering price included:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalizations and stages of development of generally comparable companies;

    - estimates of our business potential; and

    - other factors deemed relevant by us and the representatives.

                                    EXPERTS

    The financial statements of U.S. Aggregates included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Monroc, Inc. and Subsidiary for the year ended December 31, 1997, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Monroc, Inc. and subsidiary for the year ended December 31, 1996 included in this registration statement have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

    Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Kirkland & Ellis. Certain legal matters will be passed upon for the U.S. underwriters and the international managers by Winston & Strawn.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock offered in the offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to U.S. Aggregates and our common stock, reference is made to the registration statement and its exhibits and schedules. We have summarized all of the material terms of the contracts which are material to our business, however statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance, if a contract or document is filed as an exhibit, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, including its exhibits and schedules, may be read and copied at the SEC's public reference room in Washington, D.C. and at the SEC's regional offices in New York, New York and Chicago, Illinois. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including its exhibits and schedules.

    As a result of the offering, we will become subject to the disclosure requirements of the Exchange Act. We will fulfill our disclosure requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

U.S. Aggregates, Inc. and Subsidiaries
  Financial Statements--December 31, 1996, 1997 and 1998 and June 30, 1998 and 1999
    Report of Independent Public Accountants.........................................        F-2
    Consolidated Balance Sheets......................................................        F-3
    Consolidated Statements of Operations............................................        F-4
    Consolidated Statements of Shareholders' Equity..................................        F-5
    Consolidated Statements of Cash Flows............................................        F-6
    Notes to Consolidated Financial Statements.......................................        F-7

Monroc, Inc. and Subsidiary
  Financial Statements--December 31, 1997
    Independent Auditors' Report.....................................................       F-25
    Consolidated Statements of Operations............................................       F-26
    Consolidated Statements of Shareholders' Equity..................................       F-27
    Consolidated Statements of Cash Flows............................................       F-28
    Notes to Consolidated Financial Statements.......................................       F-29
  Financial Statements--December 31, 1996
    Report of Independent Certified Public Accountants...............................       F-40
    Consolidated Statement of Operations.............................................       F-41
    Consolidated Statement of Stockholders' Equity...................................       F-42
    Consolidated Statement of Cash Flows.............................................       F-43
    Notes to Consolidated Financial Statements.......................................       F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
U.S. Aggregates, Inc.:

    We have audited the accompanying consolidated balance sheets of U.S. Aggregates, Inc. (a Delaware corporation) and Subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Aggregates, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

San Francisco, California,
  January 29, 1999

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                          DECEMBER 31,   DECEMBER 31,
                                                                              1997           1998
                                                                          -------------  -------------   JUNE 30,
                                                                                                           1999
                                                                                                        -----------
                                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................................    $     479      $   2,849     $   2,226
  Trade accounts receivable, net of allowance for doubtful accounts of
    $629, $1,163 and $1,293.............................................       19,113         37,703        54,147
  Notes and other receivables...........................................           77          8,104         1,469
  Inventories...........................................................       11,280         25,480        27,506
  Prepaid expenses and other assets.....................................        2,915          3,966         6,403
                                                                          -------------  -------------  -----------
        Total current assets............................................       33,864         78,102        91,751
                                                                          -------------  -------------  -----------

PROPERTY, PLANT AND EQUIPMENT, net......................................      116,159        232,319       254,567
                                                                          -------------  -------------  -----------

INTANGIBLE ASSETS, net:
  Goodwill..............................................................       10,852         16,161        16,102
  Covenants not to compete..............................................        2,521          1,607         1,150
  Deferred financing charges............................................        4,511          7,775         7,628
                                                                          -------------  -------------  -----------
        Total intangible assets.........................................       17,884         25,543        24,880
                                                                          -------------  -------------  -----------

OTHER ASSETS............................................................        4,359          1,647         3,164
                                                                          -------------  -------------  -----------
        Total assets....................................................    $ 172,266      $ 337,611     $ 374,362
                                                                          -------------  -------------  -----------
                                                                          -------------  -------------  -----------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable................................................    $   9,428      $  24,111     $  26,152
  Accrued payroll.......................................................        1,202          1,270         3,363
  Other accrued liabilities.............................................        2,890          7,676        10,720
  Income tax payable....................................................           --            890           667
  Current portion of long-term debt.....................................        6,139          6,781         8,860
  Demand note...........................................................           --          8,020        15,957
                                                                          -------------  -------------  -----------
        Total current liabilities.......................................       19,659         48,748        65,719

LONG TERM DEBT, net of current portion..................................       86,649        185,790       200,890

OTHER...................................................................          258            192           164

DEFERRED INCOME TAXES, net..............................................       12,656         44,611        46,201

MINORITY INTEREST, net..................................................        2,681          3,160         3,180
                                                                          -------------  -------------  -----------
        Total liabilities...............................................      121,903        282,501       316,154
                                                                          -------------  -------------  -----------

COMMITMENTS AND CONTINGENCIES (Note 14)

MANDATORY REDEEMABLE PREFERRED STOCK, $.01 par value, 500,000 shares
  authorized............................................................       39,466         43,563        45,768
                                                                          -------------  -------------  -----------

SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 7,508,664 shares authorized.............           61             61            61
  Additional paid-in capital............................................        2,587          2,887         2,887
  Notes receivable from sale of stock...................................         (593)          (640)         (666)
  Treasury stock, at cost...............................................           (2)            (2)           (2)
  Retained earnings.....................................................        8,844          9,241        10,160
                                                                          -------------  -------------  -----------
        Total shareholders' equity......................................       10,897         11,547        12,440
                                                                          -------------  -------------  -----------
        Total liabilities, mandatory redeemable preferred stock and
          shareholders' equity..........................................    $ 172,266      $ 337,611     $ 374,362
                                                                          -------------  -------------  -----------
                                                                          -------------  -------------  -----------

        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                                        -------------------------------  --------------------
                                                          1996       1997       1998       1998       1999
                                                        ---------  ---------  ---------  ---------  ---------
                                                                                             (UNAUDITED)
NET SALES.............................................  $ 131,710  $ 163,243  $ 228,739  $  83,042  $ 126,939

COST OF PRODUCTS SOLD.................................     92,821    119,132    168,220     60,808     91,966
                                                        ---------  ---------  ---------  ---------  ---------
    Gross profit......................................     38,889     44,111     60,519     22,234     34,973

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........     16,571     18,275     25,001     10,920     14,898

DEPRECIATION, DEPLETION AND AMORTIZATION..............      6,301      7,830     11,098      4,549      5,694
                                                        ---------  ---------  ---------  ---------  ---------
    Income from operations............................     16,017     18,006     24,420      6,765     14,381

OTHER EXPENSE:
  Interest, net.......................................     (5,036)    (8,344)   (14,351)    (5,554)    (8,841)
  Loss on sale of real estate.........................         --         --       (386)        --         --
  Other, net..........................................       (150)      (150)      (718)      (718)      (479)
                                                        ---------  ---------  ---------  ---------  ---------
        Income from continuing operations before
          provision for income taxes, minority
          interest and extraordinary item.............     10,831      9,512      8,965        493      5,061

PROVISION FOR INCOME TAXES............................     (3,660)    (3,384)    (3,748)      (206)    (1,898)
                                                        ---------  ---------  ---------  ---------  ---------
        Income from continuing operations before
          minority interest and extraordinary item....      7,171      6,128      5,217        287      3,163

MINORITY INTEREST.....................................       (727)      (623)      (385)       100        (39)
                                                        ---------  ---------  ---------  ---------  ---------
        Income from continuing operations.............      6,444      5,505      4,832        387      3,124

EXTRAORDINARY ITEM: Loss on extinguishment of debt,
  less applicable income tax benefit of $212..........         --         --       (338)      (338)        --
                                                        ---------  ---------  ---------  ---------  ---------
        Net income....................................  $   6,444  $   5,505  $   4,494  $      49  $   3,124
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------

Income per common share--basic
  Income (loss) from continuing operations available
    for common shareholders...........................  $    0.57  $    0.29  $    0.12  $   (0.26) $    0.15
  Extraordinary item, net of tax......................         --         --      (0.06)     (0.06)        --
                                                        ---------  ---------  ---------  ---------  ---------
  Net income (loss) available for common
    shareholders......................................  $    0.57  $    0.29  $    0.06  $   (0.32) $    0.15
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
  Weighted average common shares outstanding..........  6,074,704  6,116,718  6,136,630  6,136,630  6,136,630

Income per common share--diluted
  Income (loss) from continuing operations available
    for common shareholders...........................  $    0.57  $    0.28  $    0.11  $   (0.26) $    0.14
  Extraordinary item, net of tax......................         --         --      (0.06)     (0.06)        --
                                                        ---------  ---------  ---------  ---------  ---------
  Net income (loss) available for common
    shareholders......................................  $    0.57  $    0.28  $    0.05  $   (0.32) $    0.14
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
  Weighted average common shares
    outstanding.......................................  6,095,472  6,306,747  6,382,094  6,136,630  6,423,011

        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                TREASURY
                                                                                                     NOTES        STOCK
                                     PREFERRED STOCK            COMMON STOCK         ADDITIONAL   RECEIVABLE   -----------
                                  ----------------------  -------------------------    PAID-IN     FROM SALE   SHARES HELD
                                   SHARES      AMOUNT       SHARES       AMOUNT        CAPITAL     OF STOCK    IN TREASURY
                                  ---------  -----------  ----------  -------------  -----------  -----------  -----------
BALANCE AT DECEMBER 31, 1995....    182,842   $       2    6,065,679    $       2     $  20,301    $    (310)          --

  Issuance of stock.............    118,000           1       78,571           --        11,824           --           --
  Issuance of stock warrants....         --          --           --           --           600           --           --
  Notes receivable, net of
    payments....................         --          --           --           --            --          (51)          --
  Conversion to mandatory
    redeemable preferred
    stock.......................   (300,842)         (3)          --           --       (30,081)          --           --
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --          --           --           --            --           --           --
  Net income....................         --          --           --           --            --           --           --
                                                                               --
                                  ---------         ---   ----------                 -----------  -----------  -----------
BALANCE AT DECEMBER 31, 1996....         --          --    6,144,250            2         2,644         (361)          --

  Purchase of treasury stock,
    net.........................         --          --           --           --            --           --       43,190
  Notes receivable, net of
    payments....................         --          --           --           --             2         (232)     (35,561)
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --          --           --           --            --           --           --
  Net income....................         --          --           --           --            --           --           --
                                                                               --
                                  ---------         ---   ----------                 -----------  -----------  -----------
BALANCE AT DECEMBER 31, 1997....         --          --    6,144,250            2         2,646         (593)       7,629

  Notes receivable, net of
    payments....................         --          --           --           --            --          (47)          --
  Issuance of stock warrants....         --          --           --           --           300           --           --
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --          --           --           --            --           --           --
  Net income....................         --          --           --           --            --           --           --
                                                                               --
                                  ---------         ---   ----------                 -----------  -----------  -----------
BALANCE AT DECEMBER 31, 1998....         --          --    6,144,250            2         2,946         (640)       7,629

  Notes receivable, net of
    payments (unaudited)........         --          --           --           --            --          (26)          --
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --          --           --           --            --           --           --
  Net income (unaudited)........         --          --           --           --            --           --           --
                                                                               --
                                  ---------         ---   ----------                 -----------  -----------  -----------
BALANCE AT JUNE 30, 1999
  (UNAUDITED)...................         --   $      --    6,144,250    $       2     $   2,946    $    (666)       7,629
                                                                               --
                                                                               --
                                  ---------         ---   ----------                 -----------  -----------  -----------
                                  ---------         ---   ----------                 -----------  -----------  -----------


                                                              TOTAL
                                              RETAINED    SHAREHOLDERS'
                                   AMOUNT     EARNINGS       EQUITY
                                  ---------  -----------  -------------
BALANCE AT DECEMBER 31, 1995....  $      --   $   6,276     $  26,271
  Issuance of stock.............         --          --        11,825
  Issuance of stock warrants....         --          --           600
  Notes receivable, net of
    payments....................         --          --           (51)
  Conversion to mandatory
    redeemable preferred
    stock.......................         --      (2,711)      (32,795)
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --      (2,958)       (2,958)
  Net income....................         --       6,444         6,444

                                  ---------  -----------  -------------
BALANCE AT DECEMBER 31, 1996....         --       7,051         9,336
  Purchase of treasury stock,
    net.........................       (220)         --          (220)
  Notes receivable, net of
    payments....................        218          --           (12)
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --      (3,712)       (3,712)
  Net income....................         --       5,505         5,505

                                  ---------  -----------  -------------
BALANCE AT DECEMBER 31, 1997....         (2)      8,844        10,897
  Notes receivable, net of
    payments....................         --          --           (47)
  Issuance of stock warrants....         --          --           300
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --      (4,097)       (4,097)
  Net income....................         --       4,494         4,494

                                  ---------  -----------  -------------
BALANCE AT DECEMBER 31, 1998....         (2)      9,241        11,547
  Notes receivable, net of
    payments (unaudited)........         --          --           (26)
  Accretion of mandatory
    redeemable preferred stock
    dividend....................         --      (2,205)       (2,205)
  Net income (unaudited)........         --       3,124         3,124

                                  ---------  -----------  -------------
BALANCE AT JUNE 30, 1999
  (UNAUDITED)...................  $      (2)  $  10,160     $  12,440

                                  ---------  -----------  -------------
                                  ---------  -----------  -------------

        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,            JUNE 30,
                                                          -------------------------------  --------------------
                                                            1996       1997       1998       1998       1999
                                                          ---------  ---------  ---------  ---------  ---------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before extraordinary item......................  $   6,444  $   5,505  $   4,832  $     387  $   3,124
  Adjustments to reconcile income before extraordinary
    item to net cash provided by (used in) operating
    activities:
      Depreciation, depletion and amortization..........      6,301      7,830     11,098      4,549      5,694
      Provision for doubtful accounts, net..............         15        (88)       (49)       (64)       130
      Deferred income taxes.............................      2,626      3,129      3,226        522      1,361
      Loss (gain) on disposal of fixed assets and real
        estate..........................................        (13)       (63)       330          8         35
      Minority interest.................................        727        981        775        (90)        39
      Extraordinary item................................         --         --       (338)      (338)        --
      Change in operating assets and liabilities:
        Trade accounts, notes and other receivables.....      2,900     (2,589)   (13,018)   (13,177)   (10,364)
        Inventories.....................................     (2,797)    (3,160)    (8,280)    (3,477)    (3,130)
        Prepaid expenses and other......................     (3,865)    (4,218)     2,890      2,765     (3,505)
        Trade accounts payable and accrued
          liabilities...................................     (5,678)    (2,309)       347      9,410      5,550
        Income taxes payable............................        (39)       615        916       (546)      (223)
        Other...........................................        (35)      (347)       454        (37)       (28)
                                                          ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used in) operating
            activities..................................      6,586      5,286      3,183        (88)    (1,317)
                                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............    (20,945)   (17,750)   (27,330)   (19,124)   (27,246)
  Acquisition of subsidiaries, net of cash acquired.....    (37,910)    (4,038)   (83,884)   (82,222)        --
  Proceeds from sale of fixed assets....................         --      1,310     10,360        154      2,868
                                                          ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities...........    (58,855)   (20,478)  (100,854)  (101,192)   (24,378)
                                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt..................    (41,773)      (693)   (85,990)      (400)      (803)
  New borrowings........................................     78,075     14,946    185,731    103,518     25,867
  Sale of stock.........................................     12,426         --         --        300         --
  Other.................................................        (18)        --        300          9          8
                                                          ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities.......     48,710     14,253    100,041    103,427     25,072
                                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH.........................     (3,559)      (939)     2,370      2,147       (623)

CASH, beginning of period...............................      4,977      1,418        479        479      2,849
                                                          ---------  ---------  ---------  ---------  ---------
CASH, end of period.....................................  $   1,418  $     479  $   2,849  $   2,626  $   2,226
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
DISCLOSURE OF SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
    Interest............................................  $   5,018  $   8,311  $  13,364  $     200  $     379
    Taxes...............................................        937       (639)       131        103        732
NON CASH TRANSACTIONS:
  Value assigned to warrants............................        600         --        300         --         --
  Accretion of preferred stock dividend.................      2,958      3,712      4,097      1,998      2,205

        The accompanying notes are an integral part of these statements.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  BUSINESS:

    U.S. Aggregates, Inc. (a Delaware corporation, hereinafter referred to as USAI or the Company) was incorporated in 1994. USAI is a leading producer of aggregates, primarily crushed stone, sand and gravel and associated aggregate-based materials and services. Its products are used primarily for the construction and maintenance of highways and other infrastructure projects and for commercial and residential construction, in nine states. The Company operates through two subsidiaries: SRM Holdings Corp. (SRMHC) and Western Aggregates Holding Corp. (WAHC). The capital structure of USAI includes common stock with voting rights and preferred stock without voting rights.

    The Company conducts its operations through one reportable segment: the quarrying and distribution of aggregate products. The Company operates in nine states which have been aggregated for segment reporting purposes.

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

    The interim consolidated financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not indicative of the results for the entire fiscal year.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of USAI and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent funds on deposit in noninterest and interest-bearing operating and/or highly liquid investment accounts, with original maturities of three months or less.

INVENTORIES

    Inventories are stated at the lower of average manufactured cost (which approximates the first-in, first-out method of accounting) or market. Average manufactured cost includes all direct labor and material costs and those indirect costs specifically related to aggregate production, including indirect labor, repairs, depreciation and depletion.

INCOME PER SHARE

    Basic income per share was calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the impact of outstanding Warrants, using the treasury stock method. Net income per share for all periods

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES: (CONTINUED)
presented and all share data reflect the Company's proposed 30.0347 for 1 stock split effective at the time of the Company's initial public offering of common stock.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS AND INDUSTRY

    The Company's business is seasonal, with peak revenue and profits occurring primarily in the months of April through November. Bad weather conditions during this period could adversely affect operating income and cash flow and could therefore have a disproportionate impact on the Company's results for the full year. Quarterly results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future.

    A majority of the Company's revenues are from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions. In addition, since operations occur in a variety of geographic markets, the Company's business is subject to the economic conditions in each such geographic market. General economic downturns or localized downturns in the regions where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's operations are subject to and affected by federal, state and local laws and regulations including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, various permits are required. Although management believes that the Company is in compliance with regulatory requirements, there can be no assurance that the Company will not incur material costs or liabilities in connection with regulatory requirements.

    Certain of the Company's operations may from time to time involve the use of substances that are classified as toxic or hazardous substances within the meaning of these laws and regulations. Risk of environmental liability is inherent in the operation of the Company's business. As a result, it is possible that environmental liabilities will have a material adverse effect on the Company in the future.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which are as follows:

Buildings.......................................................    40 years
                                                                       10-30
Plant and equipment.............................................       years
Transportation and delivery equipment...........................  4-15 years
Furniture and fixtures..........................................  5-10 years

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES: (CONTINUED)
    In 1996, the salvage values were changed to 20% to standardize the residual values used by U.S. Aggregates' various subsidiaries and to recognize the residual values of the owned operating equipment. In 1997, USAI changed the estimated lives of certain depreciable assets, resulting in an approximate $1,550 reduction of 1997 depreciation expense compared to what it would have been had the estimated lives not been changed.

    Expenditures for development, renewals and betterments of developing quarries and gravel pits are capitalized. Depletion of acquired or leased mineral deposits is calculated on the units-of-production method over the estimated remaining recoverable reserves. Repairs and maintenance that do not improve or extend the lives of the assets are charged against operations or included in the inventory overhead pool in the year benefited. When properties are retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

INTANGIBLES

    Goodwill is amortized on a straight-line basis over 40 years. Covenants not to compete are amortized on a straight-line basis over the life of the agreement. Deferred finance charges are amortized on a straight-line basis over the life of the related loan. As of December 31, 1997 and 1998, the accumulated amortization applicable to the intangible assets was $4,067 and $6,208, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its plant and other long-term assets for impairment and assesses their recoverability based upon anticipated future cash flows. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to the asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES: (CONTINUED)
VALUATION ACCOUNTS

    Below is a summary of the changes in the Company's valuation accounts for 1996, 1997 and 1998:

                                                                        ADDITIONS
                                                                 ------------------------
                                             BEGINNING BALANCE    ACQUIRED     PROVIDED    DEDUCTIONS   ENDING BALANCE
                                            -------------------  -----------  -----------  -----------  ---------------
1996
  Allowance for doubtful accounts.........       $     297        $     554    $     275    $    (259)     $     867
  Inventory valuation reserve.............             450               --          350         (450)           350
1997
  Allowance for doubtful accounts.........       $     867        $      --    $      50    $    (288)     $     629
  Inventory valuation reserve.............             350               --          500         (559)           291
1998
  Allowance for doubtful accounts.........       $     629        $     583    $     409    $    (458)     $   1,163
  Inventory valuation reserve.............             291               --          500         (291)           500

    Deductions include all charges against reserves. These deductions were made in the normal course of business and only for the specific use for which the reserve was identified and intended.

ENVIRONMENTAL MATTERS

    Remediation costs are accrued based on estimates of known environmental remediation exposure. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. Quarry and pit reclamation costs are treated as normal ongoing costs and are expensed, as incurred.

INCOME TAXES

    USAI accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax bases, as well as the effect of operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of change.

REVENUE RECOGNITION

    Revenues are recognized at the time the related products are shipped.

    Contract revenues and costs are recognized under the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Revisions in cost estimates during the course of a contract are reflected in the accounting period in which the change of costs becomes known. Provision for estimated losses on incomplete contracts is made in the period in which such losses become evident.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES: (CONTINUED)
DEFERRED OFFERING COSTS

    As of December 31, 1998 and June 30, 1999 costs of $348 and $1,242 (unaudited), respectively, have been incurred in connection with the Company's initial public offering. Such costs will be treated as a reduction of the proceeds from the offering.

FINANCIAL INSTRUMENTS

    USAI'S financial instruments, other than debt, consist of cash, short-term accounts receivable and accounts payable for which current carrying amounts are equal to or approximate fair market value. The estimated fair values of the Company's debt instruments at December 31, 1998, aggregated approximately $189,100 compared with a carrying amount of $192,571. The fair values were estimated based on the quoted market prices for similar issues, or on current rates anticipated by the Company for debt of the same remaining maturities.

INTERNAL USE SOFTWARE

    In March 1998, the AICPA issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). The Company adopted SOP 98-1 on January 1, 1999. SOP 98-1 requires the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company expensed such costs as incurred through December 31, 1998. The Company does not expect the impact of the adoption of SOP 98-1 to be material.

COSTS OF START-UP ACTIVITIES

    In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). Effective January 1, 1999, SOP 98-5 requires that all costs related to certain start-up activities, including organizational costs, be expensed as incurred. The cumulative effect of the adoption of SOP 98-5 reduced net earnings by $84, which has been recorded as an expense in the period ended June 30, 1999.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, ("FAS 130"). FAS 130 requires all non-owner changes in equity that are excluded from net earnings under existing FASB standards be included as comprehensive income. The Company presently does not have any material transactions that directly affect equity other than those transactions with owners in their capacity as owners. Therefore, the provisions of FAS 130 did not materially affect net earnings or financial position.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of FAS 133 will have a significant impact on net earnings or the financial position of the Company.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  BASES OF PRESENTATION AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES: (CONTINUED)
COLLECTIVE BARGAINING AGREEMENTS

    The Company is a party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times between July 1999 through July 2001.

3.  ACQUISITIONS:

    On June 5, 1998, USAI, through WAHC, purchased all of the outstanding common stock of Monroc, Inc. (Monroc). Monroc's purchase price was approximately $67,800 in cash plus costs and certain assumed liabilities. The acquisition has been accounted for under the purchase method of accounting. The amount by which the total cost exceeded the fair value of the tangible net assets acquired of $1,135 was recognized as goodwill and is being amortized over 40 years.

    In addition, at various dates during 1996, 1997 and 1998, USAI, through its subsidiaries, acquired assets and businesses of several small companies. The operating results of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition.

    The following table reflects supplemental disclosure of noncash transactions related to these acquisitions for 1998:

Fair value of assets acquired, including goodwill of $4,132.......  $ 139,417
Liabilities assumed...............................................    (55,533)
                                                                    ---------
Cash paid for assets..............................................  $  83,884
                                                                    ---------
                                                                    ---------

    The following unaudited selected pro forma financial data are presented as if the acquisitions (excluding Monroc's discontinued operations) had occured on January 1, 1997. The pro forma financial information is based upon certain estimates and assumptions that management of the Company believes are reasonable in the circumstances. The unaudited pro forma information presented below is not necessarily indicative of what results of operations actually would have been if the acquisition had occured on the date indicated. Moreover, they are not necessarily indicative of future results.

                                                                           1997        1998
                                                                        ----------  ----------
                                                                             (UNAUDITED)
Net sales.............................................................  $  212,910  $  249,224
Income from continuing operations.....................................       3,663       4,916
Income from continuing operations per share...........................  $    (0.01) $     0.13

ASSETS HELD FOR SALE

    Concurrent with the acquisition of Monroc, the Company decided to dispose of the Precast Division operations of Monroc as well as two parcels of land held by Monroc. The land parcels were sold during the year for $6,945. On December 31, 1998 the Company sold certain assets and inventory related to the Precast Division for $8,637. No gain or loss was recognized on these dispositions. The results of operations from the Precast Division between the date of acquisition and sale, and the

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS: (CONTINUED)
interest expense associated with the purchase of these assets totalling $1,075 net of tax, was considered in the purchase price allocation.

4.  INVENTORIES:

    Inventories consist of the following as of December 31:

                                                                            1997       1998
                                                                          ---------  ---------
Finished products.......................................................  $   6,300  $  19,014
Raw materials...........................................................      4,831      5,730
Supplies and parts......................................................        236        888
Fuel....................................................................        204        348
Less: Allowances........................................................       (291)      (500)
                                                                          ---------  ---------
                                                                          $  11,280  $  25,480
                                                                          ---------  ---------
                                                                          ---------  ---------

    Inventories are pledged as security under various debt agreements (see Note
6).

5.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consist of the following as of December 31:

                                                                           1997        1998
                                                                        ----------  ----------
Land..................................................................  $    7,889  $   31,988
Mineral deposits and quarry development...............................      22,872      97,061
Plant and equipment...................................................      96,107     119,675
Furniture and fixtures................................................       1,669       4,148
Construction in progress..............................................       2,018       1,038
                                                                        ----------  ----------
                                                                           130,555     253,910
Less: Accumulated depreciation and depletion..........................     (14,396)    (21,591)
                                                                        ----------  ----------
                                                                        $  116,159  $  232,319
                                                                        ----------  ----------
                                                                        ----------  ----------

    Property, plant and equipment are pledged as security for various debt agreements (see Note 6).

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  LONG-TERM DEBT:

    Long-term debt consists of the following as of December 31:

                                                                           1997        1998
                                                                        ----------  ----------
Prudential Insurance subordinated notes, net of discount of $530 and
  $753, respectively..................................................  $   29,470  $   44,247
Bank of America term loan.............................................      25,875          --
Bank of America term loan A...........................................          --      53,500
Bank of America term loan B...........................................          --      58,500
Bank of America revolving loan........................................      13,800      24,200
Bank of America acquisition loan......................................      16,400          --
Notes payable to former stockholders..................................       5,737       4,997
Other.................................................................       1,506       7,127
                                                                        ----------  ----------
    Total long-term debt..............................................      92,788     192,571

Less: Current portion.................................................      (6,139)     (6,781)
                                                                        ----------  ----------
    Long-term debt, net of current portion............................  $   86,649  $  185,790
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Bank of America credit facilities are secured by all of the assets of USAI. The Prudential Insurance notes are subordinated to the Bank of America credit facilities. Among other financial covenants, the debt agreements specify a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. The agreements also prohibit the payment of dividends, or purchase or redemption of stock without the lenders' consent. The Company is in compliance with these covenants at December 31, 1997 and 1998.

PRUDENTIAL INSURANCE COMPANY SUBORDINATED NOTES

    In November 1996 and June 1998, USAI issued $30,000 and $15,000, respectively, in subordinated notes to the Prudential Insurance Company of America (Prudential Insurance). Interest is due quarterly at a rate of 10.34 percent and 10.09 percent, respectively, per annum. Principal payments are scheduled as follows:

2003...............................................................  $   6,000
2004...............................................................      6,000
2005...............................................................      6,000
2006...............................................................     16,500
2007...............................................................      4,500
2008...............................................................      6,000

    In connection with the issuance of the subordinated notes, USAI issued to Prudential Insurance warrants to purchase 286,380 shares of the common stock of USAI at a nominal cost. USAI has estimated the fair value of the warrants at $900 ($600 recorded in 1996 and $300 in 1998) and reflected this amount as a discount on the subordinated notes, with the offsetting credit to additional paid-in capital. The discount is being amortized on a straight-line basis (which approximates the interest method) over the life of the notes.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  LONG-TERM DEBT: (CONTINUED)
BANK OF AMERICA TERM LOANS

    USAI has a syndicated term loan facility with Bank of America NT & SA, as agent, and certain other financial institutions (Bank of America). In June 1998, the term loan agreement was amended to increase the total principal amount of the Term Loan from $30,000 to $115,000 of Term Loan A and Term Loan B. In connection with the restructuring of the Company's debt, previously capitalized fees and costs of $338, net of a tax benefit of $212, were recorded as an Extraordinary Item--Loss on Extinguishment of Debt in 1998.

    TERM LOAN A has interest payments due quarterly and is currently payable at the Eurodollar rate plus 2.125 percent, or approximately 7.6875 percent as of December 31, 1998. Principal payments are scheduled as follows:

                                  TERM LOAN A

June 1999 through March 2000.......  $1,250 per quarter
June 2000 through March 2001.......  $2,500 per quarter
June 2001 through March 2002.......  $3,000 per quarter
June 2002 through March 2003.......  $3,250 per quarter
June 2003 through March 2004.......  $3,750 per quarter

    TERM LOAN B has interest payments due quarterly and is currently payable at the Eurodollar rate plus 2.5 percent, or approximately 8.0625 percent as of December 31, 1998. Principal payments are scheduled as follows:

                                  TERM LOAN B

June 1999 through December 2005....  $138 per quarter
March 2006.........................  $51,288

BANK OF AMERICA REVOLVING LOAN

    In June 1998, the Company's revolving loan facility was increased to $40,000. Subsequent to year end, this loan facility was increased to $60,000. The revolving loan is to be paid in full by the revolving facility termination date in June 2004; however, USAI may terminate revolving commitments at any time provided that USAI pays, in full, all obligations. Interest on the unpaid principal amount of each revolving loan is due quarterly. If the loan is a floating rate loan, interest is payable at a rate per annum equal to the sum of the alternate reference rate from time to time in effect plus 1 percent. If the loan is a Eurodollar loan, interest is payable at a rate per annum equal to the sum of the Eurodollar rate applicable to each interest period for such loan plus
1.125 percent. In addition, USAI pays fees of .5 percent per annum on the daily average of the unused amount of the revolver. The interest rate on this debt as of December 31, 1998 was 8.875%.

    The interest rate and commitment fee on unused amounts of the revolving loan vary based on certain performance criteria established by USAI's banks. However, the rates cannot exceed the

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  LONG-TERM DEBT: (CONTINUED)
Eurodollar rate plus 2.125%, the alternate reference rate plus 1.125%, or, in relation to committment fees, 0.5% of the unused portion of the revolver.

NOTES PAYABLE TO FORMER SHAREHOLDERS

    In connection with the acquisition of certain companies, USAI subsidiaries have issued from time to time notes payable to the selling shareholders, several of whom remain employees and shareholders of subsidiaries. These notes payable bear interest at rates from 6% to 10.65% per annum and have varying maturity dates continuing to 2001.

OTHER DEBT

    Other debt consists primarily of various borrowings from banks, generally secured by equipment. Interest rates range from 7.9% to 10.0% and have varying maturity dates through 2018.

SCHEDULED PAYMENTS OF LONG-TERM DEBT

    Scheduled long-term debt maturities are as follows:

YEAR ENDING DECEMBER 31
------------------------------------------------------------------------------
1999..........................................................................  $        6,781
2000..........................................................................          12,756
2001..........................................................................          14,202
2002..........................................................................          13,949
2003..........................................................................          21,621
Thereafter....................................................................         124,193
                                                                                --------------
                                                                                       193,502
Less: Unamortized discount....................................................            (931)
                                                                                --------------
                                                                                $      192,571
                                                                                --------------

7.  DEMAND NOTE

    In March 1998, Harris Trust & Savings Bank granted USAI a $9,000 revolving line of credit guaranteed by a shareholder. Interest is due quarterly at a rate per annum equal to the rate announced from time to time by Harris Trust & Savings Bank as prime commercial rate or approximately 7.75% as of December 31, 1998. The demand note is due in full on June 30, 1999.

    Subsequent to the end of year, the Company retired the above note and was granted a $17,500 revolving line of credit also guaranteed by a shareholder. The note is due and payable on demand.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  EMPLOYEE BENEFIT PLANS:

U.S. AGGREGATES INC. 401(K) PLAN

    Prior to 1998, some of USAI's subsidiaries had 401(k) plans with various vesting and discretionary contribution formulas. For the year ended December 31, 1997, the subsidiaries provided contributions of $255.

    In 1998, USAI established a 401(k) plan that is funded by both employees and at the discretion of USAI. This plan is administered by a third party. Subsequently, the subsidiaries' 401(k) plans were merged into the USAI plan.

    All full-time employees other than union employees are eligible to participate in the U.S. Aggregates, Inc. 401(k) Plan. USAI may make discretionary contributions each year. Participants increase their vested interest in these discretionary contributions based upon years of employment in which at least 1,000 hours are worked, and they become fully vested after seven years. Participants are fully vested in their contributions. For the years ended December 31, 1997 and 1998, USAI provided contributions of $255 and $0, respectively.

SRM

    SRM had a noncontributory defined benefit pension plan covering substantially all of its employees. SRM's funding policy was to contribute amounts that were actuarially determined to provide this plan with sufficient assets to meet future benefit payment requirements.

    In February 1997, a total distribution of plan assets to participants and termination of the plan occurred. The Company has no ongoing liability related to this plan.

    SRM also maintains a benefit plan partially funded by key-man life insurance for current and former key employees of SRM. Benefits under the plan are discretionary and are payable over a ten-year period upon retirement at age 65 or upon death. As of December 31, 1997 and 1998, the present value of long-term benefits payable are $79 and $76, respectively.

MULTIEMPLOYER PLANS

    The Company participates in various multiemployer union pension plans through two of its subsidiaries. Contributions to these plans in 1996, 1997 and 1998 were approximately $253, $292 and $586, respectively.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  INCOME TAXES:

    USAI files a consolidated federal tax return. Its subsidiaries file tax returns in the states in which they conduct business.

    The provision for income taxes for 1996, 1997 and 1998 is as follows:

                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $        888  $        255  $        884
  State.............................................           146            --           127
                                                      ------------  ------------  ------------
                                                             1,034           255         1,011
                                                      ------------  ------------  ------------
Deferred:
  Federal...........................................         2,276         2,718         2,197
  State.............................................           350           411           328
                                                      ------------  ------------  ------------
                                                             2,626         3,129         2,525
                                                      ------------  ------------  ------------
                                                      $      3,660  $      3,384  $      3,536
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The provision for income taxes as reflected in the accompanying statements of operations includes the following components:

                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Provision for income taxes..........................  $      3,660  $      3,384  $      3,748
Benefit for income taxes on extraordinary item......            --            --          (212)
                                                      ------------  ------------  ------------
                                                      $      3,660  $      3,384  $      3,536
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  INCOME TAXES: (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                     1997            1998
                                                                --------------  --------------
Deferred tax assets;
  Accruals and reserves.......................................  $          559  $          308
  Alternative minimum tax credit..............................           1,541           2,425
  Net operating loss..........................................           1,554           3,922
  Other.......................................................             154           1,211
                                                                --------------  --------------
    Total deferred tax assets.................................           3,808           7,866
                                                                --------------  --------------
Deferred tax liabilities:
  Depreciation and depletion..................................         (12,171)        (24,147)
  Book basis in fixed assets over tax basis...................          (3,845)        (27,082)
  Other.......................................................            (448)         (1,248)
                                                                --------------  --------------
    Total deferred tax liabilities............................         (16,464)        (52,477)
                                                                --------------  --------------
    Net deferred tax liability................................  $      (12,656) $      (44,611)
                                                                --------------  --------------
                                                                --------------  --------------

    The reconciliation of the statutory rate to the effective rate is as follows:

                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Tax at federal statutory rate.......................  $      3,682  $      3,234  $      3,037
State taxes, net of federal benefit.................           357           358           304
Effect of tax rate increase to 35 percent...........            --            --           546
Depletion...........................................          (432)         (365)         (491)
Other...............................................            53           157           140
                                                      ------------  ------------  ------------
                                                      $      3,660  $      3,384  $      3,536
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    At December 31, 1997 and 1998 the Company had net operating loss carryforwards of $4,487 and $10,437 available to offset future taxable income. These carryforwards expire through 2013. Alternative minimum tax credit carryforwards of $1,541 and $2,425 at December 31, 1997 and 1998 have no expiration date. Prior to 1998, the Company provided federal income taxes using a rate of 34%. In the year ended December 31, 1998 this rate was increased to 35% and deferred taxes were adjusted accordingly.

10.  COMMON STOCK

    The Company has a stock purchase plan periodically made available to select members of management. Under this formula plan, individuals are allowed to purchase stock in the Company or its subsidiaries. The Company sold 43,190 shares of its common stock under this program in 1997. Also 50 shares (12,120 equivalent USAI shares) of SRMHC and 2,500 shares (46,757 equivalent USAI shares) of WAHC common stock were sold under this program in 1998. Shares issued under this program are generally sold for a combination of cash and notes and are subject to vesting over a 6 year period. The

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  COMMON STOCK (CONTINUED)
vested and unvested shares are subject to various call or put options upon termination. The repurchase price is at fair market value for vested shares or original cost for unvested shares. The total number of shares outstanding under this program are 43,190 and 17,276 unvested and vested for the Company, 3,857 (72,136 equivalent USAI shares) and 952 (17,805 equivalent USAI shares) unvested and vested for WAHC and 170 (41,208 equivalent USAI shares) and 67 (16,241 equivalent USAI shares) unvested and vested for SRM. Upon completion of the Initial Public Offering contemplated, the employees shares in subsidiary stock will be exchanged for stock of the Company, and the Company's and employees rights with regard to vested shares will cease.

11.  PREFERRED STOCK

    There are 500,000 shares of non-voting preferred stock authorized with a .01 per share par value. At December 31, 1996, 1997 and 1998 there were 300,842 shares outstanding. Aggregate and per share cumulative preferred dividends in arrears as of December 31 are as follows:

                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Aggregate cumulative preferred dividends........................  $   5,670  $   9,382  $  13,479
Per preferred share cumulative preferred dividends..............      18.85      31.18      44.80

    The preferred stock has certain liquidation preferences and a liquidation value of $100 per share. It entitles the holders to receive cumulative dividends of 10% per annum of the sum of the liquidation value plus all accumulated and unpaid dividends when and as declared. The net proceeds from any public offering must be used to redeem these shares at their liquidation value plus all accrued and unpaid dividends.

    Effective November, 1996 the terms of the preferred stock agreement were modified, allowing the holders to redeem their shares at liquidation value plus all accrued and unpaid dividends at any date after January 2000, subject to the approval of the Company's lenders. As of December 31, 1998 the Company's debt agreements do not allow such a redemption.

    The preferred stock is reflected as Mandatorily Redeemable Preferred Stock on the balance sheet and is not considered a component of Shareholders' Equity. Dividends are accreted at a compound rate of 10% per quarter. Accumulated accreted dividends of $13,479 have been charged against retained earnings and reflected in mandatory redeemable preferred stock through December 31, 1998.

    Upon completion of the Initial Public Offering contemplated, this stock will be redeemed.

12.  INCOME PER SHARE

    Basic income per share was calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the impact of outstanding Warrants, using the treasury stock method. Net income per share for all periods presented and all share data reflect the Company's proposed 30.0347 for 1 stock split effective at the time of the Company's initial public offering of common stock.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  INCOME PER SHARE (CONTINUED)
    Income used in the per common share calculations are the same for basic and diluted calculations. The following table reconciles the weighted average shares outstanding used for basic and diluted income per share:

                                                                                  YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------------------------------
                                                                        1996                                   1997
                                                        -------------------------------------  -------------------------------------
                                                                                  PER SHARE                              PER SHARE
                                                          INCOME      SHARES       AMOUNT        INCOME      SHARES       AMOUNT
                                                        -----------  ---------  -------------  -----------  ---------  -------------

Income from continuing operations.....................   $   6,444                              $   5,505
  Less: Accretion of Preferred stock dividend.........       2,958                                  3,712
                                                        -----------                            -----------
Basic income from continuing operations available to
  common stockholders.................................       3,485   6,074,704    $    0.57         1,793   6,116,718    $    0.29
Effect of warrants....................................                  20,768                                190,029
                                                                     ---------                              ---------
Dilutive income from continuing operations available
  to common stockholders..............................   $   3,485   6,095,472    $    0.57     $   1,793   6,306,747    $    0.28
                                                        -----------  ---------        -----    -----------  ---------        -----
                                                        -----------  ---------        -----    -----------  ---------        -----


                                                                        1998
                                                        -------------------------------------
                                                                                  PER SHARE
                                                          INCOME      SHARES       AMOUNT
                                                        -----------  ---------  -------------
Income from continuing operations.....................   $   4,832
  Less: Accretion of Preferred stock dividend.........       4,097
                                                        -----------
Basic income from continuing operations available to
  common stockholders.................................         735   6,136,630    $    0.12
Effect of warrants....................................                 245,464
                                                                     ---------
Dilutive income from continuing operations available
  to common stockholders..............................   $     735   6,382,094    $    0.11
                                                        -----------  ---------        -----
                                                        -----------  ---------        -----

                                                                                  Six Months Ended June 30,
                                                                      --------------------------------------------------
                                                                                      1998                      1999
                                                                      -------------------------------------  -----------
                                                                                   (UNAUDITED)               (UNAUDITED)
                                                                                                 PER SHARE
                                                                        INCOME       SHARES       AMOUNT       INCOME
                                                                      -----------  -----------  -----------  -----------

Income from continuing operations...................................   $     387                              $   3,124
  Less: Accretion of preferred stock dividend.......................       1,998                                  2,205
                                                                      -----------                            -----------
Basic income from continuing operations available to common
  stockholders......................................................      (1,611)   6,136,630    $   (0.26)         919
Effect of warrants..................................................                       --
                                                                                   -----------
Dilutive income from continuing operations available to common
  stockholders......................................................   $  (1,611)   6,136,630    $   (0.26)   $     919
                                                                      -----------  -----------  -----------  -----------
                                                                      -----------  -----------  -----------  -----------


                                                                                    PER SHARE
                                                                        SHARES       AMOUNT
                                                                      -----------  -----------
Income from continuing operations...................................
  Less: Accretion of preferred stock dividend.......................

Basic income from continuing operations available to common
  stockholders......................................................   6,136,630    $    0.15
Effect of warrants..................................................     286,381
                                                                      -----------
Dilutive income from continuing operations available to common
  stockholders......................................................   6,423,011    $    0.14
                                                                      -----------  -----------
                                                                      -----------  -----------

13.  CONCENTRATION OF CREDIT RISK:

    Financial instruments that potentially subject USAI to concentrations of credit risk consist primarily of cash and trade receivables.

    USAI places its cash on deposit with credit-worthy financial institutions, in accounts or instruments with maturities of three months or less. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers who service a large base of clients dispersed across many different industries throughout the southeastern and southwestern sections of the United States.

14.  COMMITMENTS AND CONTINGENCIES:

    USAI and its subsidiaries lease office facilities, trucks, equipment and certain quarry sites under operating lease arrangements. Lease expense (other than royalties) was $3,933 and $8,951 for the years

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. COMMITMENTS AND CONTINGENCIES: (CONTINUED) ended December 31, 1997 and 1998, respectively. Total future minimum rentals under noncancelable operating leases as of December 31, 1998 are:

1999..............................................................  $  10,755
2000..............................................................     10,106
2001..............................................................      8,930
2002..............................................................      7,358
2003..............................................................      5,857
Thereafter........................................................     24,896
                                                                    ---------
                                                                    $  67,902
                                                                    ---------
                                                                    ---------

    The Company operates several quarries on land owned entirely or in part by unrelated third parties. Pursuant to related agreements, the Company pays monthly royalties to the owner based on the quantity of aggregates sold. The initial terms of these agreements range from 5 to 40 years and generally include renewal options. The minimum royalty payments are included in the above table. Royalty expenses recorded pursuant to these arrangements in 1996, 1997 and 1998 totaled $2,490, $2,725 and $4,748, respectively.

    USAI and its subsidiaries are subject to various laws and regulations relating to the protection of the environment. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts. In the opinion of management, future compliance with existing environmental protection laws will not have a material adverse effect on the financial condition or results of operations of USAI.

    USAI acquired SRM from Lohja, Inc. (Lohja) in 1994. In connection with the purchase, USAI agreed to make semiannual payments to Lohja (the Lohja obligation) through December 31, 1999, under an initial $3,760 obligation, contingent upon the continuing operations and earnings of one of the Company's quarries. In September 1998, the Company signed a lease authorizing continuing operations at the quarry and in accordance with the original purchase agreement paid the balance owed of $1,149 in full satisfaction of the purchase contract.

    The Company has a quarry under development in DeKalb County, Georgia which is inactive but currently permitted as a dimensional stone quarry site. The Company intends to file a lawsuit against the county regarding a dispute over the issuance of a blasting permit to start a crushed stone operation. The DeKalb site development-stage activities to date have consisted primarily of site preparation work such as road construction, the placement of scales and legal fees. DeKalb has also made advance minimum royalty payments under a sublease agreement to be applied against payments due upon the commencement of operations at this site. Capitalized costs as of December 31, 1998 in connection with this site were $1,524. Management feels that they will eventually open the quarry; however, in the event that DeKalb is not permitted to conduct operations at this quarry, the quarry will likely be leased to a dimensional stone producer.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    USAI is subject to various legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, the ultimate resolution of these issues would not have a material adverse effect on USAI's financial condition or results of operations.

15.  RELATED-PARTY TRANSACTIONS:

    During 1998, SRMHC issued 50 shares (12,120 equivalent USAI shares) of SRMHC common stock to one management member of SRMHC and received a note receivable of $57 for the issuance of such shares. This note bears interest at 8 percent per annum and is due on December 31, 2003.

    In 1998, WAHC issued 2,500 shares (46,757 equivalent USAI shares) of WAHC common stock to several members of WAHC management and received notes receivable of $250 for the issuance of these shares. Additionally, a member of Valley Asphalt, Inc.'s (Valley) management elected to purchase 625 shares (11,689 equivalent USAI shares) of WAHC's outstanding common stock, in lieu of amounts owed to them.

    In October 1997, USAI issued 43,190 shares of stock for $220 to a member of USAI's management. Additionally, during the same period, members of Valley's management elected to purchase 1,875 shares of WAHC's outstanding common stock, in lieu of amounts owed to them. Included in long-term debt is $1,449 and $1,682 as of December 31, 1997 and 1998 that is due to employees or shareholders who were former owners of acquired companies.

    Shares of the Company or its subsidiaries owned by members of management are subject to repurchase agreements with the Company.

    USAI pays an advisory fee to one of its major shareholders. Such fee amounted to $150 for each of the years ended December 31, 1997 and 1998.

    Also, USAI paid advisory fees of approximately $308 and $404 to a common and preferred shareholder of USAI for each of the years ended December 31, 1997 and 1998, respectively. These fees were paid in connection with various financing transactions undertaken by USAI during these years.

    The wife of one executive acts as a financial advisor to the Company. This advisor was paid a total of $151 in 1998 for financial advisory services provided.

    All related-party transactions are considered to be conducted at arm's length.

16.  SUBSEQUENT EVENTS (UNAUDITED):

OFFERING

    The Company is in the process of filing a Registration Statement with the Securities and Exchange Commission in connection with the offering by the Company of 6,944,444 shares of common stock for sale to the public.

                     U.S. AGGREGATES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
U.S. AGGREGATES, INC. LONG-TERM INCENTIVE PLAN

    The Board of Directors and the Company intend to adopt the U.S. Aggregates, Inc. Long-term Incentive Plan, whereby the Company is authorized to issue up to 700,840 shares of the Company. The Compensation Committee of the Board of Directors intends to grant 280,336 options under the plan to certain employees of the Company to be effective concurrent with the initial public offering.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
  Stockholders of Monroc, Inc.:

    We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Monroc, Inc. and Subsidiary (the Company) for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Monroc, Inc. and Subsidiary for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/  Deloitte & Touche LLP

Salt Lake City, Utah
March 31, 1998

                          MONROC, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          THREE MONTHS ENDED
                                                                        YEAR ENDED            MARCH 31,
                                                                       DECEMBER 31,  ----------------------------
                                                                           1997          1997           1998
                                                                       ------------  -------------  -------------
                                                                                             (UNAUDITED)
Net Sales............................................................   $   61,383   $      14,913  $      12,307
Cost and Expenses:
  Cost of sales......................................................       52,584          12,868         10,156
  General and administrative expenses................................        6,925           1,611          1,699
  Contribution to ESOP...............................................          800             200            200
                                                                       ------------  -------------  -------------
Total costs and expenses.............................................       60,309          14,679         12,055
                                                                       ------------  -------------  -------------
Operating profit (loss)..............................................        1,074             234            252
Other income (expense):
  Interest, net......................................................       (1,013)           (231)          (390)
  Gain (loss) on sale of real estate.................................          (16)              4             --
                                                                       ------------  -------------  -------------
  Total other expense................................................       (1,029)           (227)          (390)
                                                                       ------------  -------------  -------------
Earnings (loss) before income taxes..................................           45               7           (138)
Income tax (benefit).................................................         (194)             --             --
                                                                       ------------  -------------  -------------
Net earnings (loss)..................................................   $      239   $           7  $        (138)
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Basic earnings (loss) per common share...............................   $     0.05   $        0.00  $       (0.03)
Diluted earnings (loss) per common share.............................   $     0.05   $        0.00  $       (0.03)

        The accompanying notes are an integral part of these statements.

                          MONROC, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                               COMMON STOCK          CAPITAL IN
                                                                                          ----------------------       EXCESS
                                                                                           SHARES      AMOUNT       OF PAR VALUE
                                                                                          ---------  -----------  ----------------
Balance at January 1, 1997..............................................................  4,467,000   $      45     $     24,482
  Common stock issued...................................................................     47,200          --              236
  Purchase of stock warrants............................................................         --          --               --
  Net earnings for the year.............................................................         --          --               --
  Reduction of ESOP note receivable.....................................................         --          --               --
                                                                                          ---------  -----------  ----------------
Balance at December 31, 1997............................................................  4,514,200          45           24,718
  Net loss for the period (unaudited)...................................................         --          --               --
  Reduction of ESOP note receivable (unaudited).........................................         --          --               --
                                                                                          ---------  -----------  ----------------
Balance at March 31, 1998 (unaudited)...................................................  4,514,200   $      45     $     24,718
                                                                                          ---------  -----------  ----------------
                                                                                          ---------  -----------  ----------------

                                                                                                           ESOP
                                                                                          ACCUMULATED      NOTE
                                                                                            DEFICIT     RECEIVABLE
                                                                                          ------------  ----------
Balance at January 1, 1997..............................................................   $   (3,332)  $   (2,524)
  Common stock issued...................................................................           --           --
  Purchase of stock warrants............................................................         (208)          --
  Net earnings for the year.............................................................          239           --
  Reduction of ESOP note receivable.....................................................           --          800
                                                                                          ------------  ----------
Balance at December 31, 1997............................................................       (3,301)      (1,724)
  Net loss for the period (unaudited)...................................................         (138)          --
  Reduction of ESOP note receivable (unaudited).........................................           --          200
                                                                                          ------------  ----------
Balance at March 31, 1998 (unaudited)...................................................   $   (3,439)  $   (1,524)
                                                                                          ------------  ----------
                                                                                          ------------  ----------

        The accompanying notes are an integral part of these statements.

                          MONROC, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                    THREE MONTHS
                                                                                   YEAR ENDED     ENDED MARCH 31,
                                                                                  DECEMBER 31,  --------------------
                                                                                      1997        1997       1998
                                                                                  ------------  ---------  ---------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).............................................................   $      239   $       7  $    (138)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Depreciation and amortization of property, plant, and equipment...............        2,303         569        704
  Deferred income tax expense...................................................         (194)         --         --
  Provision for contribution to ESOP and repayment of ESOP note receivable......          800         200        200
  Amortization of other assets..................................................           57          18         13
  Provision for discounts and doubtful accounts.................................          396          (1)       (72)
  Depletion of aggregate deposits...............................................          107          15         28
  Loss on sale of property, plant and equipment, and land.......................           16         259         --
  Changes in assets and liabilities:
    Accounts receivable.........................................................        3,624       1,130       (150)
    Note receivable from officer................................................         (140)         --         --
    Costs and estimated earnings in excess of billings on uncompleted
      contracts.................................................................          (33)       (151)       210
    Inventories.................................................................         (761)        128       (339)
    Prepaid expenses............................................................          140         547       (214)
    Other assets................................................................           --         (25)        --
    Trade accounts payable......................................................       (1,747)     (2,065)       847
    Accrued liabilities.........................................................          870         267        415
    Billings in excess of costs and estimated earnings on uncompleted
      contracts.................................................................         (529)        142       (119)
    Deferred compensation.......................................................          (31)        (29)        14
                                                                                  ------------  ---------  ---------
  Net cash provided by operating activities.....................................        5,117       1,011      1,399
                                                                                  ------------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant, and equipment...................................       (4,357)     (1,043)    (4,774)
  Proceeds from sale of property, plant, equipment, and land....................          306          --         --
  Additions to aggregate deposits...............................................       (2,917)         --         --
  Addition to land..............................................................         (638)         --         --
                                                                                  ------------  ---------  ---------
    Net cash used in investing activities.......................................       (7,606)     (1,043)    (4,774)
                                                                                  ------------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in line of credit.....................................          544      (1,237)      (400)
  Principal payments on long-term obligations...................................       (1,656)       (125)      (308)
  Issuance of long-term obligations.............................................        3,136         565      3,997
  Purchase of stock warrants....................................................         (209)         --         --
  Issuance of common stock......................................................          236          --         --
                                                                                  ------------  ---------  ---------
    Net cash provided by (used in) financing activities.........................        2,051        (797)     3,289
                                                                                  ------------  ---------  ---------
Net decrease in cash and cash equivalents.......................................         (438)       (829)       (86)
Cash and cash equivalents at beginning of period................................        1,190       1,190        752
                                                                                  ------------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................................   $      752   $     361  $     666
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest....................................................................   $  981,672   $     203  $     401

NONCASH INVESTING AND FINANCING ACTIVITIES--The Company acquired equipment under capital lease obligations totaling $418 in 1997. Additionally, inventory valued at a cost of $55 was transferred to the cost of land due to land reclamation activities during 1997.

                See notes to consolidated financial statements.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS ACTIVITY -- Monroc, Inc. and subsidiary (the Company) operate in one industry segment; the production and sale of sand and gravel products, ready-mix concrete, prestress/precast concrete products, and accessories for the building and construction industry, principally in Utah, Idaho, and Wyoming.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Big Horn Redi-Mix, Inc. (Big Horn). All significant intercompany accounts and transactions have been eliminated in consolidation.

    INTERIM FINANCIAL STATEMENTS -- The interim consolidated financial statements for the three months ended March 31, 1998 and 1997, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not indicative of the results for the entire fiscal year.

    PROPERTY, PLANT, AND EQUIPMENT AND AGGREGATE DEPOSITS -- Property, plant, and equipment are depreciated over their estimated useful lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for financial reporting purposes; however, straight-line and accelerated methods are used for tax purposes. Depletion on aggregate deposits is calculated on a units-of-production basis. The estimated lives used in determining depreciation and amortization are:

                                                                        YEARS
                                                                        -----
Mobile equipment...................................................        5-12
Plant equipment....................................................        5-12
Administrative equipment and buildings.............................        5-50

    OTHER ASSETS -- Other assets include miscellaneous amortizable assets including financing commitment fees, which fees are being amortized on the interest method over the term of the notes payable to banks. Other assets also includes goodwill which is being amortized on the straight-line method over 20 years. Impairment of long-lived assets is determined by evaluating long-lived assets on a periodic basis in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of," which was adopted on January 1, 1996. Assets determined to be impaired are written down to their fair value. There were no significant impairments during 1997.

    REVENUE RECOGNITION -- Revenues on contracts which are primarily for prestress/precast concrete products are recognized on the percentage-of-completion method. The percentage-of-completion is determined on the units-of-production basis. Under this method, revenues, costs, and estimated profits are recognized as individual units are completed.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    During 1997, the Company recognized revenue of approximately $6,349 on a significant project which was completed during 1997.

    Contract costs are included in cost of sales and include all direct labor and benefits, materials unique to or installed in the project, and indirect cost allocations, including employee benefits and construction equipment expense. As long-term contracts extend over one or more years, revision in cost and earnings estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

    Costs attributable to contract claims or disputes are recorded only when realization is probable. The amounts are recorded at the lesser of actual costs incurred or the amount expected to be realized.

    Revenues on other product sales are recognized when the product is shipped.

    INCOME TAXES -- The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

    ESOP ACCOUNTING -- The Company established an Employee Stock Ownership Plan (ESOP) in 1986 to facilitate the acquisition of assets from a predecessor company. In conjunction with the acquisition, the Company loaned the ESOP $10 million, which the ESOP used to finance the acquisition of its interest in the Company. Generally accepted accounting principles require that the note receivable from the ESOP be included in the balance sheet as a reduction of stockholders' equity.

    The ESOP allocates the shares issued to the ESOP in 1986 to the participants of the ESOP as described below. The Company makes contributions to the ESOP which allow the ESOP to make the debt payments back to the Company on the note receivable from the ESOP. Upon a commitment to release shares, ESOP contributions by the Company are expensed and charged against income for accounting purposes and are deductible for income tax purposes. Shares allocable to participants for a given year are determined based on the ratio of the current year's ESOP debt service payments (principal and interest) on the original note from the Company as compared to the total remaining required debt service on that loan. The contribution to the ESOP is a noncash expense of the Company because the contributions are paid back to the Company and reduce the note receivable from the ESOP. Consequently, no cash is consumed as a result of the contributions. Furthermore, since the note receivable from the ESOP is reduced by contributions, total stockholders' equity is not affected by the contributions to the ESOP.

    CASH EQUIVALENTS -- For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK -- A significant portion of the Company's sales are to customers whose activities are related to the building and construction industry. These customers are located

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) primarily in the intermountain west. The Company generally extends credit to these customers and, therefore, collection of receivables is affected by the economy of the building and construction industry. However, the Company closely monitors extensions of credit.

    ESTIMATES AND ASSUMPTIONS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RELATED PARTIES -- The Company made consulting fee payments of $200 during the year ended December 31, 1997 to an entity with controlling ownership of the Company (see Note 8). This payment is included in general and administrative expenses in the consolidated statements of operations.

2. LONG-TERM OBLIGATIONS

    The following is a schedule of equipment capital lease obligations at December 31, 1997:

Year ending December 31:
  1998............................................  $      553
  1999............................................         490
  2000............................................         448
  2001............................................         357
                                                    ----------
Total minimum lease payments......................       1,848
Less amount representing interest.................         275
                                                    ----------
Present value of minimum lease payments...........  $    1,573
                                                    ----------
                                                    ----------

    The Company has entered into several operating leases on certain equipment expiring through 2003. Lease expense for the year ended December 31, 1997, was $2,627. The following is a schedule of future minimum lease payments on the Company's operating leases at December 31, 1997:

Year ending December 31:
  1998..............................................................  $   2,650
  1999..............................................................      2,146
  2000..............................................................      1,830
  2001..............................................................      1,360
  2002..............................................................        539
  Thereafter........................................................         97
                                                                      ---------
Total...............................................................  $   8,622
                                                                      ---------
                                                                      ---------

    Not included in the above schedule are production royalties which the Company has agreed to pay on aggregate deposits mined on lease property. The payments are based on a progressive scale ranging from $0.25 per ton in 1997 to $0.48 per ton in 2000. The annual expense for these royalties was $117 for 1997.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

3. INCOME TAXES

    Income tax benefit for the year ended December 31, 1997 consists of the following:

Current--Federal.....................................................  $      --
Deferred--Federal....................................................       (194)
                                                                       ---------

Total................................................................  $    (194)
                                                                       ---------
                                                                       ---------

    At December 31, 1997, the Company had net operating loss carryforwards for tax reporting purposes of approximately $5,100, which expire through the year 2012. The net operating loss carryforwards are subject to limitation in any given year upon the occurrence of certain events, including significant changes in ownership.

    The net change in the Company's valuation allowance for the deferred tax assets was $(82) for 1997, principally due to changes in net operating loss carry forward, excess tax depreciation, and other items. Reconciliation of income taxes computed at the federal statutory rate and income tax expense (benefit) is as follows:

                                                                                          1997
                                                                                        ---------
Income tax (benefit) computed at the
  Federal statutory rate of 35%.......................................................  $      16
Net operating loss (utilized).........................................................        (82)
Percentage depletion..................................................................       (145)
Nondeductible expenses................................................................         17
                                                                                        ---------

Income tax (benefit)..................................................................  $    (194)
                                                                                        ---------
                                                                                        ---------

4. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

    The Company has an ESOP covering substantially all full-time employees who have at least one year of service. Under the terms of the ESOP, the Company contributes amounts as determined by the Board of Directors. Shares of stock allocated for a given year are further allocated to individual participants based on the ratio of the participants' annual compensation to total compensation for all participants. Shares allocated to participants vest over six years.

    In 1986, the ESOP purchased 1,606,796 shares of the Company's common stock representing a 68% interest, in exchange for a $10,000 promissory note. The balance on the note receivable from the ESOP was $1,724 at December 31, 1997. As of December 31, 1997, there were 1,164,075 shares of the Company's common stock remaining in the ESOP with 920,569 shares allocated to participants' accounts and 243,506 remaining to be allocated based on future contributions by the Company. All shares in the ESOP are considered issued and outstanding for purposes of calculating earnings per share. Participants vote the shares in their accounts on any stockholder vote while the unallocated shares are voted by the ESOP trustee under instructions from the Company's Board of Directors.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

4. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) (CONTINUED)
    As of December 31, 1997, the fair value of the 243,506 shares still to be allocated to participants' accounts was $2,465. The principal reductions on the ESOP note were $800 for the year ended December 31, 1997 was shown as contributions to the ESOP. The accumulated deficit at December 31, 1997 includes $8,276 of contributions since 1986 to the ESOP, which have been used to reduce principal on the ESOP note.

5. RETIREMENT PLANS

    The Company makes payments to a defined contribution pension plan (Plan) covering most full-time nonbargaining employees who have completed at least one full year of service with the Company based on a percentage of the employee's salary. Payments are made to the Plan as they accrue. The contribution for the year ended December 31, 1997 was $523. There were also certain bargaining employees who are covered under this Plan. The Company has no liability under the Plan beyond the amounts contributed. The Company also makes payments to various bargaining union trust funds, as negotiated under union contracts. The contribution for the year ended December 31, 1997 was $286.

6. COMMITMENTS AND CONTINGENCIES

    DEFERRED COMPENSATION AND EMPLOYMENT AGREEMENTS -- In May 1996, the Company amended the employment agreement with its former president and chief executive officer (president). The amended agreement stipulates that the Company will no longer accrue amounts towards the former president's deferred compensation effective May 22, 1996. In addition, the amount accrued in the former president's unfunded deferred compensation account will continue to earn interest at 1% below the prime interest rate (7.5% at December 31, 1997). The total accrued amount will be paid over a period equal to one and one-fourth times the length of Company service of the president as follows:

YEAR ENDING DECEMBER 31:
--------------------------------------------------------------------------------------
1998..................................................................................  $     112
1999..................................................................................         30
2000..................................................................................         32
2001..................................................................................         35
2002..................................................................................         38
Thereafter............................................................................        599
                                                                                        ---------

Total.................................................................................  $     846
                                                                                        ---------
                                                                                        ---------

    The Company has entered into employment agreements with certain officers. These agreements provide for annual compensation through July 1998 as determined by the Board of Directors. The Board of Directors has approved annual compensation of $255 for these officers as of December 31, 1997.

    ENVIRONMENTAL MATTERS -- The Company is currently the owner of 9.9 acres of land located in Murray, Utah that contains mining slag previously deposited by the former owner. The slag contains

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) certain heavy metals including lead and arsenic that may have leached from the slag into the environment. This and adjoining properties have been proposed by the Environmental Protection Agency (EPA) for listing on the National Priorities List for cleanup of the lead slag and potential groundwater contamination. Although the Company did not generate the slag material, under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the current owner of a property may be liable for cleanup costs. In such case, the Company would have a claim against the former owner for its respective share of these costs. All the landholders and the City of Murray entered, in May 1997, into an Agreement in Principle in which landholders agreed to donate land for a roadway through the properties which would be used as a depository for some of the hazardous wastes on the site. In addition, the parties agreed to cooperate in the remediation efforts to be conducted by the former owner. The parties are currently in negotiations regarding a proposed draft, Remedial Design/ Remedial Action Consent Decree ("CD"). As proposed, the CD requires the Company to (i) contribute a certain amount of its property for the roadway (approximately 1.8 acres with a book value of about $19) as its share of the cleanup costs, (ii) participate in a local improvement district for the installation of a curb, gutter, and sidewalks along the proposed roadway (approximately a $30 assessment over a ten-year period), and (iii) implement certain institutional controls. In return, the Company will receive protection from making further contributions and a covenant not to sue. Under the current draft of the CD, the Company's obligations terminate upon sale of the property. The Company's estimated cost to satisfy these requirements of the CD as outlined above are immaterial.

    On May 5, 1997, the Company entered into an agreement to sell its total acreage in Murray, Utah to The Boyer Company, L.C. for a total purchase price of approximately $1,900. The agreement is subject to the purchaser obtaining necessary approvals. Pursuant to the agreement, the purchaser will assume the Company's liabilities under the agreement in principle and the proposed consent agreement described above including the dedication of the land for the roadway and the participation in the improvement district. If the sale to the Boyer Group does not occur, then the Company would be responsible for those costs. Subject to certain conditions, the Company expects the sale of the Murray property to close on or before January 1, 1999.

    Prior to learning of the potential presence of lead in the slag from the Murray site, the Company sold some of the slag for use in road base and railroad fill. The Company has not sold any slag material from this site since 1988. The Company may be liable for cleanup costs if it is determined that the lead from this slag poses an environmental hazard. The Company has not received any notice of government or private action on this matter. The potential cost to the Company, if any, is not ascertainable at the present time because no action currently is pending by any party and it is unknown whether any action will be taken in the future. The Company's management believes that there are economically reasonable methods of containing the slag should this become necessary.

    OTHER -- The Company is engaged in various lawsuits as plaintiff or defendant arising in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

7. CAPITAL STOCK

    EARNINGS (LOSS) PER SHARE -- Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share", and retroactively restated its earnings per share (EPS) for 1997 to conform with SFAS No. 128.

    Basic and diluted earnings per share are calculated as follows for the year ended December 31, 1997:

                                                                                             PER
                                                                              AVERAGE       SHARE
                                                                  INCOME       SHARES      AMOUNT
                                                                -----------  ----------  -----------
Income........................................................   $     239
                                                                     -----

EPS basic:
  Income available to common stockholders.....................         239    4,485,376   $    0.05
                                                                     -----                    -----
                                                                                              -----

Effect of dilutive securities--options and warrants...........                  546,524
                                                                             ----------

EPS diluted:
  Income available to common stockholders
    with assumed conversions..................................   $     239    5,031,900   $    0.05
                                                                     -----   ----------       -----
                                                                     -----   ----------       -----

    Earnings per common share diluted are computed using the treasury stock method.

8. STOCK OPTIONS AND WARRANTS

    In 1997, the Company amended its 1994 stock option plan and increased the shares available under the 1994 plan to 260,000. As of December 31, 1997, the Company had granted stock options under the 1994 stock option plan to various officers, directors, and employees of the Company covering the aggregate amount of 119,600 shares of common stock.

    In 1997, the Company amended its 1996 stock option plan and increased the shares available under the 1996 plan to 600,000. As of December 31, 1997, the Company had granted stock options under the 1996 stock option plan covering 296,000 shares of common stock. Of these, 136,000 options had vested as of December 31, 1997. The remaining 160,000 options vest annually through July 2000 with 60,000 to vest in 1998 and 1999 with the remaining 40,000 to vest in 2000.

    In conjunction with its initial public offering in 1994, the Company issued 60,000 warrants at $5.50 per share to various entities involved in helping the Company go public. During 1997, 58,750 of these warrants were repurchased at a cost of $209. As of December 31, 1997, none of the remaining 1,250 warrants had been exercised.

    On December 28, 1995, in connection with the issuance of 1,650,000 shares of common stock, the Company issued a warrant to a single purchaser to purchase 1,500,000 shares of common stock at an exercise price of $6.25 per share. The warrant was exercisable at the issuance date and expires in December 2000. As of December 31, 1997, the warrant has not been exercised.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

8. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The Company accounts for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations under which no compensation cost has been recognized because all options were issued at fair value. During 1996, the Company adopted the disclosure provision of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123). If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by FAS 123, the Company's net earnings (loss) and earnings (loss) per share would be reduced to the pro forma amounts indicated below:

                                                                                          1997
                                                                                        ---------
Net earnings (loss):
  As reported.........................................................................  $     239
  Pro Forma...........................................................................        161

Earnings (loss) per common share:
  As reported--basic..................................................................  $    0.05
  Pro forma--basic....................................................................       0.04

  As reported--diluted................................................................       0.05
  Pro forma--diluted..................................................................       0.03

    These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation costs related to grants made before 1995. The fair value of the applicable options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997: expected volatility of 57%, risk-free interest rate of 5.18%, and expected life of .25 years (See Note 11). The weighted average fair value of options granted during 1997 was $.70.

    Option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Also, the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and the resulting option values are reasonable.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

8. STOCK OPTIONS AND WARRANTS (CONTINUED)

    Information with respect to the Company's stock option plans at December 31, 1997 and changes for the year then ended is as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                               STOCK     EXERCISE     EXERCISE
                                                              OPTIONS      PRICE        PRICE
                                                             ---------  -----------  -----------
Outstanding at January 1, 1997.............................    367,600  $ 5.00-8.75   $    5.95
Granted....................................................    112,000    5.25-7.50        5.94
Canceled...................................................     16,800         5.00        5.00
Exercised..................................................     47,200         5.00        5.00
                                                             ---------

Outstanding at December 31, 1997...........................    415,600  $ 5.00-8.75   $    6.11
                                                             ---------
                                                             ---------

Exercisable at December 31, 1997...........................    255,600  $ 5.00-7.50   $    5.35
                                                             ---------
                                                             ---------

    Additional information about stock options outstanding and exercisable at December 31, 1997 is summarized as follows:

                              OPTIONS OUTSTANDING

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                                        REMAINING      WEIGHTED-
                                                                       CONTRACTUAL      AVERAGE
                                                          NUMBER      LIFE (YEARS)     EXERCISE
RANGE OF EXERCISE PRICES                                OUTSTANDING   (SEE NOTE 11)      PRICE
------------------------------------------------------  -----------  ---------------  -----------
$5.00-$5.75...........................................     259,600           2.69      $    5.25
6.60..................................................      40,000           5.00           6.60
6.80..................................................      20,000           5.00           6.80
7.50..................................................      16,000           4.50           7.50
7.60..................................................      40,000           5.00           7.60
8.75..................................................      40,000           5.00           8.75
                                                        -----------                        -----

                                                           415,600                     $    6.11
                                                        -----------                        -----
                                                        -----------                        -----

                              OPTIONS EXERCISABLE

                                                                                      WEIGHTED-
                                                                                       AVERAGE
                                                                          NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                                                EXERCISABLE     PRICE
----------------------------------------------------------------------  -----------  -----------

$5.00-$5.75...........................................................     239,600    $    5.21
7.50..................................................................      16,000         7.50
                                                                        -----------       -----

                                                                           255,600    $    5.35
                                                                        -----------       -----
                                                                        -----------       -----

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

9. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

    Quarterly financial results for the year ended December 31, 1997 is as follows:

                                                                                                   BASIC       DILUTED
                                                                       OPERATING       NET       EARNINGS     EARNINGS
                                                              NET       PROFIT      EARNINGS      (LOSS)       (LOSS)
                                                             SALES      (LOSS)       (LOSS)      PER SHARE    PER SHARE
                                                           ---------  -----------  -----------  -----------  -----------
1997
  First quarter..........................................  $  14,913   $     234    $       7          N/A          N/A
  Second quarter.........................................     16,352         804          764    $    0.17    $    0.15
  Third quarter..........................................     16,193       1,198        1,051         0.23         0.19
  Fourth quarter.........................................     13,925      (1,162)      (1,583)       (0.35)       (0.29)
                                                           ---------  -----------  -----------  -----------  -----------

Total....................................................  $  61,383   $   1,074    $     239    $    0.05    $    0.05
                                                           ---------  -----------  -----------  -----------  -----------
                                                           ---------  -----------  -----------  -----------  -----------

    Year end adjustments to accrued liabilities, accounts receivable, property, and contract estimates made in the fourth quarter of 1997 had the effect of decreasing net income by approximately $925 or $.25 per common share -- basic/$.18 per common share -- diluted. Additionally, the Company experienced operating losses during the fourth quarter of 1997.

10. SUBSEQUENT EVENTS

    On January 6, 1998, the Company acquired all the outstanding common stock of Treasure Valley Concrete, Inc., an Idaho corporation, for $3,350 in cash and the assumption of $1,141 of liabilities. Treasure Valley Concrete, Inc., with annual revenues of approximately $7 million, is a producer of ready mix concrete, serving the Boise, Idaho area. With the close of the transaction, Treasure Valley Concrete becomes a wholly owned subsidiary of Monroc, Inc.

    The Company has entered into an Amended and Restated Agreement and Plan of Merger dated as of January 29, 1998 and amended and restated as of March 4, 1998 (the Merger Agreement) with U.S. Aggregates, Inc., a Delaware corporation
(USAI), and Western Acquisition, Inc., a Delaware corporation and a subsidiary of USAI (Sub), providing for the merger of Sub with and into the Company (the Merger), with the Company continuing as the surviving corporation and a subsidiary of USAI. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $.01 per share, of the Company (the Common Stock) will be converted into the right to receive $10.771 per share in cash. In addition, the Merger Agreement provides that each option or warrant to purchase shares of Common Stock will be canceled in consideration for the right to receive in cash an amount equal to the number of shares subject to such option or warrant multiplied by the difference between $10.771 and the exercise price of such option or warrant, less any applicable tax withholdings.

    The Merger is conditioned upon, among other things, the approval of the stockholders of the Company, certain regulatory and governmental approvals and other customary conditions. In connection with the proposed Merger, the Board of Directors of the Company received a fairness opinion from SBC Warburg Dillion Read Inc. to the effect that, as of the date of the opinion, the merger consideration is fair to the stockholders of the Company from a financial point of view.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

11. RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 may require the Company to add disclosure to the financial statements about comprehensive income.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which redefines how public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The adoption of SFAS No. 131 may result in additional disclosures regarding the Company's segments.

                                     ******

                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Monroc, Inc.

    We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Monroc, Inc. and Subsidiary, for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations, changes in stockholders' equity and cash flows of Monroc, Inc. and Subsidiary, for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Salt Lake City, Utah
February 11, 1997

                          MONROC, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net Sales.......................................................................   $  70,401
Cost and Expenses:
  Cost of sales.................................................................      63,045
  General and administrative expenses...........................................       5,941
  Contribution to ESOP..........................................................         800
  Restructuring charges.........................................................       1,500
                                                                                  -----------
Operating loss..................................................................        (885)
Other income (expense):
  Interest, net.................................................................        (737)
  Gain on sale of property, plant and equipment.................................          36
                                                                                  -----------
Loss before income taxes........................................................      (1,586)
Income tax benefit..............................................................        (218)
                                                                                  -----------
Net loss........................................................................   $  (1,368)
                                                                                  -----------
                                                                                  -----------
Loss per common share...........................................................   $   (0.31)
Weighted average common shares outstanding......................................   4,467,000

         The accompanying notes are an integral part of this statement.

                          MONROC, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         COMMON STOCK       CAPITAL IN
                                                    ----------------------  EXCESS OF     ACCUMULATED    ESOP NOTE
                                                     SHARES      AMOUNT     PAR VALUE       DEFICIT      RECEIVABLE
                                                    ---------  -----------  ----------  ---------------  ----------
Balance at January 1, 1996........................  4,467,000   $      45   $   24,482    $    (1,964)   $   (3,325)
  Reduction of ESOP note receivable...............         --          --           --             --           800
  Net loss for the year...........................         --          --           --         (1,368)           --
                                                    ---------  -----------  ----------  ---------------  ----------
Balance at December 31, 1996......................  4,467,000   $      45   $   24,482    $    (3,332)   $   (2,525)
                                                    ---------  -----------  ----------  ---------------  ----------
                                                    ---------  -----------  ----------  ---------------  ----------

         The accompanying notes are an integral part of this statement.

                          MONROC, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Cash flows from operating activities:

Net loss............................................................................      $  (1,368)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation, depletion and amortization of property, plant and equipment and
    other assets....................................................................          2,377
  Provision for contribution to ESOP and repayment of ESOP note receivable..........            800
  Amortization of other assets......................................................             82
  Provision for discounts and doubtful accounts, net................................            537
  Depletion of aggregate deposits...................................................            107
  Gain on sale of property, plant and equipment.....................................            (36)
  Deferred income taxes.............................................................           (218)
  Restructuring charges.............................................................          1,500
  Change in operating assets and liabilities:
    Accounts receivable.............................................................         (7,099)
    Costs and estimated earnings in excess of bilings on uncompleted contracts......            (29)
    Inventories.....................................................................         (1,161)
    Prepaid expenses................................................................           (215)
    Other assets....................................................................            518
    Trade accounts payable..........................................................          1,022
    Accrued liabilities.............................................................             27
    Billings in excess of costs and estimated earnings on uncompleted contracts.....            448
    Deferred compensation...........................................................             19
                                                                                            -------
Net cash used in operating activities...............................................         (2,689)
                                                                                            -------
Cash flow from investing activities:
Additions to property, plant and equipment..........................................         (4,503)
Additions to aggregate deposits.....................................................            (22)
Additions to land...................................................................           (842)
Proceeds from sale of property, plant, equipment and land...........................            329
                                                                                            -------
Net cash used in investing activities...............................................         (5,038)
                                                                                            -------
Cash flows from financing activities:
Net increase in line of credit......................................................          5,268
Principal payments on long-term obligations.........................................         (3,627)
Issuance of long-term obligations...................................................            769
                                                                                            -------
Net cash provided by financing activities...........................................          2,410
                                                                                            -------
Net decrease in cash................................................................         (5,317)
Cash, beginning of year.............................................................          6,507
                                                                                            -------

Cash, end of year...................................................................      $   1,190
                                                                                            -------
                                                                                            -------
Disclosure of supplemental cash flow information:
Cash paid during the year for:
  Interest..........................................................................      $     907
  Income taxes......................................................................             32

Non cash investing and financing activities:
  The Company acquired equipment under capital lease obligations totalling $1,424 in
    1996.

         The accompanying notes are an integral part of this statement.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1.  BUSINESS ACTIVITY

    Monroc, Inc. and Subsidiary (the Company), operate in one industry segment; the production and sale of sand and gravel products, ready-mix concrete, prestress/precast concrete products and accessories for the building and construction industry, principally in Utah, Idaho, and Wyoming.

2.  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Big Horn Redi-Mix, Inc. (Big Horn). Effective December 1995, the Company merged Cody Concrete, Inc. (Cody Concrete), and Powell Ready Mix, Inc. (Powell Ready Mix) with and into Big Horn with Big Horn as the surviving corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.  INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, except for sand and gravel which uses the lower of average cost or market.

4.  PROPERTY, PLANT AND EQUIPMENT AND AGGREGATE DEPOSITS

    Property, plant and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for financial reporting purposes; however, straight-line and accelerated methods are used for tax purposes. Depletion on aggregate deposits is calculated on a units-of-production basis. The estimated lives used in determining depreciation and amortization are:

                                                                                  YEARS
                                                                                  -----
Mobile equipment.............................................................        5-12
Plant equipment..............................................................        5-12
Administrative equipment and buildings.......................................        5-50

5.  OTHER ASSETS

    Other assets include miscellaneous amortizable assets including financing commitment fees, which fees are being amortized on the interest method over the term of the notes payable to banks. Other assets also includes goodwill which is being amortized on the straight-line method over 20 years. The Company evaluates its goodwill annually to determine potential impairment by comparing the carrying value to the undiscounted estimated expected future cash flows of the related asset.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
6.  REVENUE RECOGNITION

    Revenues on contracts which are primarily for prestress/precast concrete products are recognized on the percentage-of-competion method. The percentage-of-completion is determined on the units-of-production basis. Under this method, revenues, costs, and estimated profits are recognized as individual units are completed. The amounts included in the accompanying balance sheets as "costs and estimated earnings in excess of billings on uncompleted contracts" represent revenues recognized in excess of amounts billed (underbillings) and "billings in excess of costs and estimated earnings on uncompleted contracts" represent billings in excess of revenues recognized (overbillings).

    During 1996, the Company recognized revenue of approximately $15,600 on a significant project which is scheduled to be completed during 1997. No single project with revenues recognized in excess of 10% of total consolidated revenues existed during 1995.

    Contract costs include all direct labor and benefits, materials unique to or installed in the project, and indirect cost allocations, including employee benefits and construction equipment expense. As long-term contracts extend over one or more years, revisions in cost and earnings estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

    Costs attributable to contract claims or disputes are carried in the accompanying balance sheets only when realization is probable. The amounts are recorded at the lesser of actual costs incurred or the amount expected to be realized.

    Revenues on all other products are recognized when the product is shipped.

7.  INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

8.  ESOP ACCOUNTING

    As described in Note D, the Company established an Employee Stock Ownership Plan (ESOP) in 1986 to facilitate the acquisition of assets from a predecessor company. In conjunction with the acquisition, the Company loaned the ESOP $10,000, which the ESOP used to finance the acquisition of its interest in the Company. Generally accepted accounting principles require that the note receivable from the ESOP be included in the balance sheet as a reduction of stockholders' equity.

    The ESOP allocates the shares issued to the ESOP in 1986 to the participants of the ESOP as described below. The Company makes contributions to the ESOP which allow the ESOP to make the debt payments back to the Company on the note receivable from the ESOP. ESOP contributions by the

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company are expensed and charged against income for accounting purposes and are deductible for income tax purposes. Shares allocable to participants for a given year are determined based on the ratio of the current year's ESOP debt service payments (principal and interest) on the original note from the Company as compared to the total remaining required debt service on that loan. The contribution to the ESOP is a noncash expense of the Company because the contributions are paid back to the Company and reduce the note receivable from the ESOP. Consequently, no cash is consumed as a result of the contributions. Furthermore, since the note receivable from the ESOP is reduced by contributions, total stockholders' equity is not affected by the contributions to the ESOP.

9.  CASH EQUIVALENTS

    For financial statement purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

10. CONCENTRATION OF CREDIT RISK

    A significant portion of the Company's sales are to customers whose activities are related to the building and construction industry. These customers reside primarily in the intermountain west. The Company generally extends credit to these customers and, therefore, collection of receivables is affected by the economy of the building and construction industry. However, the Company closely monitors extensions of credit.

    The Company maintains cash and money market balances at several financial institutions in the intermountain west. Accounts at each institution are insured up to $100 by the Federal Deposit Insurance Corporation. Uninsured balances aggregate to approximately $860 at December 31, 1996.

11. EARNINGS (LOSS) PER SHARE

    Earnings (loss) per common and common equivalent share are computed by dividing net earnings (loss) by the weighted average common shares outstanding during each year. Common stock equivalents are antidilutive in the loss year and are not included in the weighted average common shares outstanding.

12. ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's cash, and short-term trade receivables and payables approximate their fair values.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B--CONTRACTS IN PROCESS

    Costs incurred to date, estimated earnings, and the related progress billings are as follows:

                                                                                       1996
                                                                                     ---------
Costs incurred to date.............................................................  $  20,418
Estimated earnings.................................................................      1,304
                                                                                     ---------
Revenue recognized.................................................................     21,722

Less billings to date..............................................................     22,230
                                                                                     ---------
                                                                                     $    (508)
                                                                                     ---------
                                                                                     ---------

    The above are included in the accompanying balance sheet under the following captions:

                                                                                          1996
                                                                                        ---------
Costs and estimated earnings in excess of billings on uncompleted contracts             $     182

Billings in excess of costs and estimated earnings on uncompleted contracts                  (690)
                                                                                        ---------
                                                                                        $    (508)
                                                                                        ---------
                                                                                        ---------

    Retainage on uncompleted contracts amounted to $870 at December 31, 1996. All accounts receivable, including retainage, under contracts in process are expected to be collected within one year.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE C--INCOME TAXES

    Income tax benefit consists of the following:

                                                                                          1996
                                                                                        ---------
Current-Federal.......................................................................  $      --
Deferred-Federal......................................................................       (218)
                                                                                        ---------
                                                                                        $    (218)
                                                                                        ---------
                                                                                        ---------

    The components of the Company's deferred tax assets and liabilities are as follows:

                                                                                        1996
                                                                                      ---------
Deferred tax assets (liabilities)
  Net operating loss carryforward...................................................  $   1,915
  Deferred compensation.............................................................        243
  Allowance for doubtful accounts...................................................        103
  Accrued expenses..................................................................        258
  Inventory cost capitalization.....................................................         74
  Other.............................................................................         11
  Excess of tax depreciation and amortization.......................................     (1,096)
  Difference in assigned values and tax basis in purchase of subsidiaries...........       (972)
  Valuation allowance...............................................................     (1,508)
                                                                                      ---------
Net deferred tax liability..........................................................  $    (972)
                                                                                      ---------
                                                                                      ---------

    There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards due to the fact that the likelihood of realization of the related tax benefits cannot be established. A deferred tax liability was recognized upon the purchase of three subsidiary corporations during 1994. The initial deferred liability was calculated on the differences between the assigned values and tax bases of the assets and liabilities acquired in the purchase.

    At December 31, 1996, the Company had net operating loss carryforwards for tax reporting purposes of approximately $5,850, which expire through the year 2011. The net operating loss carryforwards are subject to limitation in any given year upon the occurrence of certain events, including significant changes in ownership.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE C--INCOME TAXES (CONTINUED)
    Reconciliation of income taxes computed at the federal statutory rate and income tax expense (benefit) is as follows:

                                                                                          1996
                                                                                        ---------
Income tax benefit computed at the Federal statutory rate.............................  $    (555)
Net operating loss generated..........................................................        402
Percentage depletion..................................................................        (89)
Nondeductible expenses................................................................         33
All other, net........................................................................         (9)
                                                                                        ---------
Income tax benefit....................................................................  $    (218)
                                                                                        ---------
                                                                                        ---------

NOTE D--EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

    The Company has an ESOP covering substantially all full-time employees who have at least one year of service. Under the terms of the ESOP, the Company contributes amounts as determined by the Board of Directors, except as discussed below. Shares of stock allocated for a given year are further allocated to individual participants based on the ratio of the participants' annual compensation to total compensation for all participants. Shares allocated to participants vest over six years.

    In 1986, the ESOP purchased 1,606,796 shares of the Company's common stock representing a 68% interest, in exchange for a $10,000 promissory note. The interest rate and payment terms of the note receivable were identical to those of the Company's notes payable to banks, which were paid in full during 1993. The balance on the note receivable from ESOP was $2,525 at December 31, 1996.

    The principal reduction on the ESOP note is $800 for the year ended December 31, 1996 and is shown as a contribution to the ESOP. The accumulated deficit at December 31, 1996, includes $7,476 of contributions since 1986 to the ESOP, which have been used to reduce principal on the ESOP note.

NOTE E--RETIREMENT PLANS

    The Company makes payments to a defined contribution pension plan (Plan) covering most full-time nonbargaining employees who have completed at least one full year of service with the Company based on a percentage of the employee's salary. Payments are made to the Plan as they accrue. The contribution for the year ended December 31, 1996 was $481. There are also certain bargaining employees who are covered under this Plan. The Company has no liability under the Plan beyond the amounts contributed. The Company also makes payments to various bargaining union trust funds, as negotiated under union contracts. The contribution for the year ended December 31, 1996 was $334.

NOTE F--COMMITMENTS AND CONTINGENCIES

1.  DEFERRED COMPENSATION AND EMPLOYMENT AGREEMENTS

    In May 1996, the Company amended the employment agreement with its former president and chief executive officer (president). The amended agreement stipulates that the Company will no longer

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F--COMMITMENTS AND CONTINGENCIES (CONTINUED) accrue amounts towards the former president's deferred compensation effective May 22, 1996. In addition, the amount accrued in the former president's deferred compensation account will continue to earn interest at 1% below the prime interest rate (7.25% at December 31, 1996). The total accrued amount plus interest will be paid over a period equal to one and one-fourth times the length of Company service of the president as follows:

YEAR ENDING
DECEMBER 31,
-------------------------------------------------------------------------------------
1997.................................................................................  $      --
1998.................................................................................         33
1999.................................................................................         78
2000.................................................................................         78
2001.................................................................................         78
Thereafter...........................................................................      1,107
                                                                                       ---------
                                                                                       $   1,374
                                                                                       ---------
                                                                                       ---------

    Deferred compensation of $779 was accrued in this account as of December 31, 1996.

    The Company has entered into employment agreements with certain officers. These agreements provide for annual compensation through July 1998 as determined by the Board of Directors. The Board of Directors has approved annual compensation of $312 for these officers as of December 31, 1996.

2.  ENVIRONMENTAL MATTERS

    The Company is currently the owner of certain property located in Murray, Utah, which contains lead slag deposited by the former owner. The slag contains heavy metals including lead and arsenic which may have leached from the slag into the environment. This and adjoining properties have been proposed by the Environmental Protection Agency (EPA) for listing on the National Priorities List for cleanup of the lead slag, and potential groundwater contamination. Although the Company did not generate the slag material, under the Comprehensive Environmental Response, Compensation and Liability Act, the current owner of a property may be liable for clean-up costs. In such case, the Company would have a claim against the former owner for its respective share of these costs. The Company has not been designated a Potentially Responsible Party by the EPA with respect to cleanup of any waste at this site.

    The Company has been participating in a study group with the EPA, the former owner, Murray City and the other current landowners to develop a plan that would result in the remediation of the problems described above. An agreement in principal has been reached among all parties, and upon executing of a formal understanding, the EPA will begin the process of preparing a consent agreement in 1997. Cleanup will take several years to accomplish and involves a combination of offsite disposal, redevelopment of the area including new road construction, and on site treatment. Development of the land for commercial purposes will be possible at the end of the process. The remediation plan calls for the dedication of a certain amount of the Company's property for the extension of a roadway in

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Murray City. Until approval of a consent agreement, it is difficult to estimate the possible financial impact to the Company, if any.

    Prior to learning of the potential presence of lead in the slag from this site, the Company sold some of the slag for use in road base and railroad fill. The Company may be liable for cleanup costs if it is determined that the lead from this slag poses an environmental hazard to drinking water. The Company has not received any notice of government or private action on this matter. The potential cost to the Company, if any, is not ascertainable at the present time. The Company's management believes that there are economically reasonable methods of containing the slag should this become necessary.

3.  OPERATING LEASES

    The Company has entered into several operating leases on certain equipment expiring through 2002. Lease expense for the year ended December 31, 1996 was $1,493. The following is a schedule of future minimum lease payments on the Company's operating leases at December 31, 1996:

YEAR ENDING
DECEMBER 31,
-----------------------------------------------------------------------------------
  1997.............................................................................  $   2,888
  1998.............................................................................      2,805
  1999.............................................................................      2,263
  2000.............................................................................      1,892
  2001.............................................................................      1,430
  Thereafter.......................................................................        842
                                                                                     ---------
                                                                                     $  12,120
                                                                                     ---------
                                                                                     ---------

Not included in the above schedule are production royalties which the Company has agreed to pay on aggregate deposits mined on leased property. The payments are based on a progressive scale ranging from $0.25 per ton in 1997 to $0.31 per ton in 2000.

4.  OTHER

    The Company is engaged in various lawsuits as plaintiff or defendant arising in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

NOTE G--STOCK OPTIONS AND WARRANTS

    Effective January 20, 1994, the Company adopted a stock option plan which provides for the granting of stock options to purchase up to 200,000 shares of common stock, subject to adjustment under certain circumstances. As of December 31, 1996, the Company had granted stock options under the Company's 1994 stock option plan to various officers, directors and employees of the Company covering the aggregate amount of 167,600 shares of common stock.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE G--STOCK OPTIONS AND WARRANTS (CONTINUED)
    On May 22, 1996, the stockholders approved the Company's 1996 stock option plan which provides for the granting of stock options to purchase up to 300,000 shares of common stock. As of December 31, 1996, the Company had granted stock options under the 1996 stock option plan covering 200,000 shares of common stock. Of these, 40,000 options vested immediately. The remaining 160,000 options vest at 40,000 annually through July 2000.

    On December 28, 1995, in connection with the issuance of 1,650,000 shares of common stock, the Company issued a warrant to a single purchaser to purchase 1,500,000 shares of common stock at an exercise price of $6.25 per share. The warrant vested immediately and expires in December 2000. As of December 31, 1996, none of the warrants have been exercised.

    During 1996 the Company adopted only the disclosure provisions of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS
123). Therefore, the Company accounts for stock based compensation under APB Opinion No. 25. "Accounting for Stock Issued to Employees," and related Interpretations under which no compensation cost has been recognized. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by FAS 123, the Company's net loss and loss per share would be increased to the pro forma amounts indicated below:

                                                                                        1996
                                                                                      ---------
Net loss
  As reported.......................................................................  $  (1,368)
  Pro forma.........................................................................     (1,566)
Loss per common share
  As reported.......................................................................  $   (0.31)
  Pro forma.........................................................................      (0.35)

    These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation costs related to grants made before 1995. The fair value of these options was estimated at the date of grant using the modified Black-Scholes American option-pricing model with the following weighted-average assumptions for 1996: expected volatility of 61%, risk-free interest rate of 6%, and expected life of 3.6 years for the period. The weighted average fair value of options granted during 1996 was $3.07.

    Option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Also, the Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and the resulting option values are reasonable.

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE G--STOCK OPTIONS AND WARRANTS (CONTINUED)
    Information with respect to the Company's stock option plans at December 31, 1996, and changes for the year then ended, is as follows:

                                                                                                       WEIGHTED-
                                                                            STOCK       EXERCISE        AVERAGE
                                                                           OPTIONS        PRICE     EXERCISE PRICE
                                                                         ------------  -----------  ---------------
Outstanding at January 1, 1996.........................................      156,600   $      5.00     $    5.00
  Granted..............................................................      217,700     5.00-8.75          6.61
  Canceled.............................................................        6,700     5.00-8.75          5.00
                                                                         ------------
Outstanding at December 31, 1996.......................................      367,600     5.00-8.75          5.95
                                                                         ------------  -----------         -----
                                                                         ------------  -----------         -----
Exercisable at December 31, 1996.......................................      207,600   $ 5.00-5.38     $    5.01
                                                                         ------------  -----------         -----
                                                                         ------------  -----------         -----

    Additional information about stock options outstanding and exercisable at December 31, 1996, is summarized as follows:

                              OPTIONS OUTSTANDING

                                                              WEIGHTED-AVERAGE   WEIGHTED-
                                                                 REMAINING        AVERAGE
RANGE OF                                           NUMBER       CONTRACTUAL       EXERCISE
EXERCISE PRICES                                  OUTSTANDING        LIFE           PRICE
-----------------------------------------------  -----------  ----------------  ------------
$5.00-5.75.....................................     247,600        3.1 years    $       5.13
 6.60..........................................      40,000        4.5 years            6.60
 7.60..........................................      40,000        4.5 years            7.60
 8.75..........................................      40,000        4.5 years            8.75
                                                 -----------
                                                    367,600
                                                 -----------
                                                 -----------

                              OPTIONS EXERCISABLE

                                                                 WEIGHTED-
                                                                  AVERAGE
RANGE OF                                           NUMBER         EXERCISE
EXERCISE PRICES                                  EXERCISABLE       PRICE
-----------------------------------------------  -----------  ----------------
$5.00-5.38.....................................     207,600     $       5.01

                          MONROC, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--QUARTERLY FINANCIAL RESULTS (UNAUDITED)

    Quarterly financial results for the year ended December 31, 1996 is as follows:

                                                                                                         EARNINGS
                                                                           OPERATING    NET EARNINGS    (LOSS) PER
1996                                                          NET SALES  PROFIT (LOSS)     (LOSS)      COMMON SHARE
------------------------------------------------------------  ---------  -------------  ------------  ---------------
First quarter...............................................  $   9,204    $    (916)    $   (1,041)     $   (0.23)
Second quarter..............................................     19,416          888            771           0.17
Third quarter...............................................     22,246         (459)          (657)         (0.15)
Fourth quarter..............................................     19,535         (398)          (441)         (0.10)
                                                              ---------        -----    ------------        ------
                                                              $  70,401    $    (885)    $   (1,368)     $   (0.31)
                                                              ---------        -----    ------------        ------
                                                              ---------        -----    ------------        ------

NOTE I--RESTRUCTURING CHARGES AND PLANT CLOSING

    A change in control of the Company occurred in December 1995. The Company's management has restructured the operations so that the Company can be more responsive to the needs of the marketplace and improve operating efficiencies. Due to these changes, the Company incurred certain restructuring charges totaling $1,500 ($0.34 per share) during 1996. These one time restructuring charges included: (i) the write-off of certain facilities and equipment obsoleted by new operating strategies ($715); (ii) the closure of undersized and unprofitable operations in Utah and Wyoming ($351); (iii) the payout remaining on the Company's two-year employment agreement with its former president and chief executive officer ($333); and (iv) costs associated with restructuring management ($101).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,944,444 SHARES

                             U.S. AGGREGATES, INC.

                                  COMMON STOCK

                                     [LOGO]

                                 --------------

                                   PROSPECTUS

                                            , 1999
                                 --------------

                           DEUTSCHE BANC ALEX. BROWN
                              SCHRODER & CO. INC.
                             THE ROBINSON-HUMPHREY
                                    COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                      SUBJECT TO COMPLETION,
                                                      DATED               , 1999

                                6,944,444 SHARES

                                     [LOGO]

                             U.S. AGGREGATES, INC.

                                  COMMON STOCK
                                   ---------

    This is the initial public offering of our common stock. The international managers are offering 1,388,889 shares outside the United States and Canada and the U.S. underwriters are offering 5,555,555 shares in the United States and Canada. We anticipate that the initial public offering price will be between $17.00 and $19.00 per share.

    Our common stock has been approved for trading on the New York Stock Exchange under the symbol "AGA," subject to official notice of issuance.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                 -------------

                                                                                     PER SHARE         TOTAL
                                                                                   --------------  --------------
Public offering price............................................................  $               $
Underwriting discounts...........................................................  $               $
Proceeds, before expenses, to U.S. Aggregates, Inc...............................  $               $

    Certain of our stockholders have granted the international managers and the U.S. underwriters the right to purchase up to 1,041,667 shares to cover any over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

DEUTSCHE BANK

                        J. HENRY SCHRODER & CO. LIMITED

                                                   THE ROBINSON-HUMPHREY COMPANY

                                            , 1999

               [International Prospectus Alternative Cover Page]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,944,444 SHARES

                             U.S. AGGREGATES, INC.

                                  COMMON STOCK

                                     [LOGO]

                                 --------------

                                   PROSPECTUS

                                            , 1999
                                 --------------

                                 DEUTSCHE BANK
                        J. HENRY SCHRODER & CO. LIMITED
                             THE ROBINSON-HUMPHREY
                                    COMPANY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             [International Prospectus Alternative Back Cover Page]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered:


Securities and Exchange Commission registration fee.............  $42,182.64
NASD filing fee.................................................     15,500
New York Stock Exchange original listing fee....................      *
Blue Sky fees and expenses (including attorneys' fees and
  expenses).....................................................      *
Printing expenses...............................................      *
Accounting fees and expenses....................................      *
Transfer agent's fees and expenses..............................      *
Legal fees and expenses.........................................      *
Miscellaneous expenses..........................................      *
                                                                  ---------
    Total.......................................................  $   *
                                                                  ---------
                                                                  ---------


------------------------

* To be provided by Amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

    Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The certificate of incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation of its stockholders.

    Article V of the by-laws of the Company provides that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent to which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as may be amended against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall continue as to an indemnitee who has ceased to a be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators, provided that, such person shall be indemnified only (subject to certain limited exceptions) in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification of such person shall be a contract right and shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

    Article V of the by-laws of the Company further provides that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Article V of its by-laws. All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since May 15, 1996, the Company has sold and issued the following unregistered securities:

    (1) In June 1996, the Company sold 50,000 shares of Preferred Stock to Golder, Thoma, Cressey, Rauner Fund IV, L.P. for a cash purchase price of $5,000,000.00.

    (2) In November 1996, the Company sold 810.5 shares of Common Stock to James Harris for a purchase price of $8,105.00. Mr. Harris purchased the shares with $8.11 cash and a promissory note for $8,096.89 due November 20, 2001.

    (3) In November 1996, the Company sold 810.5 shares of Common Stock to Michael Stone for a purchase price of $8,105.00. Mr. Stone purchased the shares with $8.11 cash and a promissory note for $8,096.89 due November 20, 2001.

    (4) In November 1996, the Company sold 995 shares of Common Stock to Morris Bishop, Jr. for a purchase price of $9,950.00. Mr. Bishop purchased the shares with $9.95 cash and a promissory note for $9,940.05 due November 20, 2001.

    (5) In November 1996, the Company issued Warrants to purchase 6,327 shares of Common Stock (the "1996 Warrants") to The Prudential Insurance Company of America ("Prudential") in connection with Prudential's purchase of $30,000,000.00 principal amount of the Company's 10.34% Senior Subordinated Notes due November 22, 2006 (the "1996 Notes"). Prudential purchased the 1996 Warrants and the 1996 Notes for a purchase price of $30,000,000.00.

    (6) In October 1997, the Company sold 1,438 shares of Common Stock to Morris Bishop, Jr. for a purchase price of $220,000.00. Mr. Bishop purchased the shares with $14.38 cash and a demand note for $219,985.62.

    (7) In June 1998, the Company issued Warrants to purchase 3,208 shares of Common Stock (the "1998 Warrants") to Prudential in connection with Prudential's purchase of $15,000,000.00 principal amount of the Company's 10.09% Senior Subordianted Notes due November 22, 2008 (the "1998 Notes"). Prudential purchased the 1998 Warrants and the 1998 Notes for a purchase price of $15,000,000.00.

    The above-described transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


     1.1     Form of U.S. Underwriting Agreement among the Company, the Selling Stockholders,
             BT Alex. Brown Incorporated, The Robinson-Humphrey Company, LLC and J. Henry
             Schroder & Co. Limited.***

     1.2     Form of International Underwriting Agreement among the Company, the Selling
             Stockholders, BT Alex. Brown International, division of Bankers Trust
             International PLC, The Robinson-Humphrey Company, LLC and J. Henry Schroder & Co.
             Limited.*

     3.1 (i) Certificate of Incorporation of the Company dated as of January 13, 1994.***

     3.1 (ii) Certificate of Correction of Certificate of Incorporation Before Payment of
             Capital of the Company dated as of January 14, 1994.***

     3.1 (iii) Certificate of Amendment to Certificate of Incorporation of the Company dated as of February 24, 1994.***

     3.1 (iv) Certificate of Amendment to Certificate of Incorporation of the Company dated as of November 21, 1996.***

     3.1 (v) Certificate of Amendment to Certificate of Incorporation of the Company dated as of June 3, 1998.***

     3.1 (vi) Form of Restated Certificate of Incorporation of the Company.

     3.2 (i) By-laws of the Company.***

     3.2 (ii) Form of Restated By-laws of the Company.

     4.1 (i) Third Amended and Restated Credit Agreement dated as of June 5, 1998 by and among the Company, various financial institutions and Bank of America National Trust and
             Savings Association, individually and as agent.

     4.1 (ii) First Amendment to Third Amended and Restated Credit Agreement dated as of April
             14, 1999 by and among the Company, various financial institutions and Bank of
             America National Trust and Savings Association, individually and as agent.

    (a) Exhibits.

     4.2     Amended and Restated Security Agreement dated as of June 5, 1998 by and among the
             Company, its subsidiaries and Bank of America National Trust and Savings
             Association.

     4.3     Amended and Restated Company Pledge Agreement dated as of June 5, 1998 by and between the Company and Bank of America National Trust and Savings Association.

     4.4     Amended and Restated Subsidiary Pledge Agreement dated as of June 5, 1998 by and among Western Aggregates Holding Corp., Western Rock Products Corp., SRM Holdings
             Corp., Southern Ready Mix, Inc., Monroc, Inc. and Bank of America National Trust
             and Savings Association.

     4.5     Amended and Restated Shareholder Pledge Agreement dated as of June 5, 1998 by and among Western Aggregates Holding Corp.'s stockholders, SRM Holdings Corp.'s stockholders and Bank of America National Trust and Savings Association.

     4.6     Amended and Restated Guaranty dated as of June 5, 1998 by and among the Company's subsidiaries, various financial institutions and Bank of America National Trust and Savings Association.

     4.7 (i) Amended and Restated Note and Warrant Purchase Agreement dated as of June 5, 1998 by and between the Company and The Prudential Insurance Company of America.

     4.7 (ii) Amendment No. 1 to Amended and Restated Note and Warrant Purchase Agreement dated as of April 14, 1999 by and between the Company and The Prudential Insurance
             Company of America.

     4.7 (iii) Waiver under Note Agreement dated as of April 15, 1999 by and between the Company and The Prudential Insurance Company of America.

     4.8     Amended and Restated Guaranty dated as of June 5, 1998 by and among the Company's subsidiaries and The Prudential Insurance Company of America.

     4.9 (i) Registration Rights and Stockholders' Agreement dated as of November 21, 1996 by and among the Company, the Company's stockholders and The Prudential Insurance
             Company of America.

     4.9 (ii) First Amendment to Registration Rights and Stockholders' Agreement dated as of
             June 5, 1998 by and among, the Company, the Company's stockholders and The
             Prudential Insurance Company of America.

     4.10    Warrant Agreement dated as of November 21, 1996 by and between the Company and The
             Prudential Insurance Company of America.

     4.11    Warrant Agreement dated as of June 5, 1998 by and between the Company and The
             Prudential Insurance Company of America.

     4.12    Letter Agreement dated as of April 15, 1999 by and among Golder, Thoma, Cressey,
             Rauner Fund IV, L.P., Harris Trust and Savings Bank, Bank of America National
             Trust and Savings Association, as Agent, The Prudential Insurance Company of
             America and the Company.

     4.13    Floating Rate Loan - Procedures Letter dated as of April 15, 1999 by and between
             Harris Trust and Savings Bank and the Company.

     4.14    Guaranty, dated April 15, 1999, in favor of Harris Trust and Savings Bank executed by Golder, Thoma, Cressey, Rauner Fund, IV, L.P.

     5.1     Opinion and consent of Kirkland & Ellis.

    (a) Exhibits.

    10.1     Professional Services Agreement dated as of January 24, 1994 by and between the
             Company and Golder, Thoma, Cressey, Rauner, Inc.***

    10.1 (i) Cancellation of Professional Services Agreement dated as of July 9, 1999 by and between the Company and Golder, Thoma, Cressey, Rauner, Inc.

    10.2     Equity Purchase Agreement dated as of January 24, 1994 between the Company and
             Golder, Thoma, Cressey, Rauner Fund IV, L.P.***

    10.3     Stockholders Agreement dated as of January 24, 1994 by and among the Company and
             Golder, Thoma, Cressey, Rauner Fund IV, L.P. and certain Executives named therein.***

    10.4     Stockholders Joinder Agreement dated as of August 1, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Edward A. Dougherty.***

    10.5     Stockholders Joinder Agreement dated as of August 5, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Morris L. Bishop.***

    10.6     Stockholders Joinder Agreement dated as of October 31, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Charles R. Pullin.***

    10.7     Stockholders Joinder Agreement dated as of July 31, 1998 by and among the Company,
             James A. Harris and James A. Harris Grantor Retained Annuity Trust.***

    10.8     Stockholders Joinder Agreement dated as of October 1, 1998 by and among the
             Company, James A. Harris and The James A. Harris Charitable Remainder Unitrust.***

    10.9     Registration Rights Agreement dated as of January 24, 1994 by and among the
             Company and Golder, Thoma, Cressey, Rauner Fund IV, L.P. and certain Executives named therein.***

    10.10    Registration Rights Joinder Agreement dated as of August 1, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Edward A. Dougherty.***

    10.11    Registration Rights Joinder Agreement dated as of August 5, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Morris L. Bishop.***

    10.12    Registration Rights Joinder Agreement dated as of October 31, 1994 by and among the Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Charles R.
             Pullin.***

    10.13    Senior Management Agreement dated as of January 24, 1994 by and between the
             Company and James A. Harris.** ***

    10.15    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and James A. Harris.** ***

    10.16    Senior Management Agreement dated as of January 24, 1994 by and between the
             Company and Michael J. Stone.** ***

    10.18    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and Michael J. Stone.** ***

    10.19    Senior Management Agreement dated as of August 5, 1994 by and between the Company and Morris L. Bishop, Jr.**

    10.20    Senior Management Agreement dated as of October 1, 1997 by and between the Company and Morris L. Bishop, Jr.** ***

    10.21    Executive Stock Pledge Agreement dated as of January 24, 1994 by and between the
             Company and James A. Harris.***

    (a) Exhibits.

    10.22    Executive Stock Pledge Agreement dated as of May 10, 1994 by and between the
             Company and James A. Harris.***

    10.23    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and James A. Harris. (Included as Exhibit B to exhibit 10.15)***

    10.24    Executive Stock Pledge Agreement dated as of January 24, 1994 by and between the
             Company and Michael J. Stone.***

    10.25    Executive Stock Pledge Agreement dated as of May 10, 1994 by and between the
             Company and Michael J. Stone.***

    10.26    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and Michael J. Stone. (Included as Exhibit B to exhibit 10.18)***

    10.27    Executive Stock Pledge Agreement dated as of August 5, 1994 by and between the
             Company and Morris L. Bishop, Jr.***

    10.28    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and Morris L. Bishop, Jr. (Included as Exhibit B to exhibit 10.43)***

    10.29    Executive Stock Pledge Agreement dated as of October 1, 1997 by and between the
             Company and Morris L. Bishop, Jr. (Included as Exhibit B to exhibit 10.20)***

    10.30    Promissory Note dated as of January 24, 1994 by James A. Harris in favor of the
             Company in the principal amount of $16,223.76.***

    10.31    Promissory Note dated as of May 10, 1994 by James A. Harris in favor of the
             Company in the principal amount of $121,638.24.***

    10.32    Promissory Note dated as of November 20, 1996 by James A. Harris in favor of the
             Company in the principal amount of $8,096.89. (Included as Exhibit A to exhibit
             10.15)***

    10.33    Promissory Note dated as of January 24, 1994 by Michael J. Stone in favor of the
             Company in the principal amount of $10,809.18.***

    10.34    Promissory Note dated as of May 10, 1994 by Michael J. Stone in favor of the
             Company in the principal amount of $81,098.82.***

    10.35    Promissory Note dated as of November 20, 1996 by Michael J. Stone in favor of the
             Company in the principal amount of $8,096.89. (Included as Exhibit A to Exhibit
             10.18)***

    10.36    Promissory Note dated August 5, 1994 by Morris L. Bishop in favor of the Company in the principal amount of $16,903.08.***

    10.37    Promissory Note dated November 20, 1996 by Morris L. Bishop in favor of the
             Company in the principal amount of $9,940.05. (Included as Exhibit A to exhibit
             10.43)***

    10.38    Demand Note dated October 1, 1997 by Morris L. Bishop in favor of the Company in the principal amount of $219,985.62. (Included as an exhibit A to exhibit 20)***

    10.39    Employment Agreement dated as of January 24, 1994 by and between the Company and
             James A. Harris.***

    10.40    Employment Agreement dated as of January 24, 1994 by and between the Company and
             Michael J. Stone.***

    10.41    Employment Agreement dated as of August 5, 1994 by and between the Company and
             Morris L. Bishop, Jr.***

    (a) Exhibits.

    10.42(i) Agreement and Plan of Merger dated as of January 29, 1998 by and among the
             Company, Western Acquisition, Inc. and Monroc, Inc.***

    10.42(ii) Amended and Restated Agreement and Plan of Merger dated as of March 4, 1998 by and among the Company, Western Acquisition, Inc. and Monroc, Inc.***

    10.43    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and Morris L. Bishop, Jr.***

    10.44    Stockholders Joinder Agreement dated as of December 31, 1997 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Jeanne T. Richey.

    10.45    Letter Agreement dated as of April 18, 1998 by and between the Company and Edward
             A. Dougherty.

    10.46    Letter Agreement dated as of April 18, 1998 by and between the Company and Edward
             A. Dougherty.

    10.47    Letter Agreement dated as of December 30, 1998 by and between the Company and
             Edward A. Dougherty.

    10.48    Form of Lock-Up Agreement with Deutsche Banc Securities Inc.

    21.1     Subsidiaries of the Company.

    23.1     Consent of Arthur Andersen LLP.

    23.2     Consent of Deloitte & Touche LLP.

    23.3     Consent of Grant Thornton LLP.

    23.4     Consent of Kirkland & Ellis (Included in Exhibit 5.1).

    24.1     Powers of Attorney of Directors and Officers of the Company (Included on signature page).***

    27.1     Financial Data Schedule.


------------------------

  * To be filed by amendment.

 ** Management contract or compensatory plan or arrangement.


*** Filed previously.


    (b) Financial Statement Schedules.

    All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on July 14, 1999.



                                U.S. AGGREGATES, INC.

                                By:             /s/ MICHAEL J. STONE
                                     -----------------------------------------
                                                  Michael J. Stone
                                             EXECUTIVE VICE PRESIDENT,
                                       CHIEF FINANCIAL OFFICER, TREASURER AND
                                                     SECRETARY




                                    * * * *



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------
                                Chief Executive Officer
              *                   and Chairman of the
------------------------------    Board (principal             July 14, 1999
       James A. Harris            executive officer)

                                Executive Vice President,
     /s/ MICHAEL J. STONE         Chief Financial Officer
------------------------------    and Director (principal      July 14, 1999
       Michael J. Stone           financial and accounting
                                  officer)

              *
------------------------------  President, Chief Operating     July 14, 1999
    Morris L. Bishop, Jr.         Officer and Director

              *
------------------------------  Director                       July 14, 1999
       Bruce V. Rauner

              *
------------------------------  Director                       July 14, 1999
       David A. Donnini

              *
------------------------------  Director                       July 14, 1999
      Charles R. Pullin

              *
------------------------------  Director                       July 14, 1999
     Edward A. Dougherty



------------------------


* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-1 on behalf of the above named officers and directors of U.S. Aggregates, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.



      /s/ MICHAEL J. STONE
-------------------------------
        Michael J. Stone
        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     1.1     Form of U.S. Underwriting Agreement among the Company, the Selling Stockholders,
             BT Alex. Brown Incorporated, The Robinson-Humphrey Company, LLC and J. Henry
             Schroder & Co. Limited.***

     1.2     Form of International Underwriting Agreement among the Company, the Selling
             Stockholders, BT Alex. Brown International, division of Bankers Trust
             International PLC, The Robinson-Humphrey Company, LLC and J. Henry Schroder & Co.
             Limited.*

     3.1 (i) Certificate of Incorporation of the Company dated as of January 13, 1994.***

     3.1 (ii) Certificate of Correction of Certificate of Incorporation Before Payment of
             Capital of the Company dated as of January 14, 1994.***

     3.1 (iii) Certificate of Amendment to Certificate of Incorporation of the Company dated as of February 24, 1994.***

     3.1 (iv) Certificate of Amendment to Certificate of Incorporation of the Company dated as of November 21, 1996.***

     3.1 (v) Certificate of Amendment to Certificate of Incorporation of the Company dated as of June 3, 1998.***

     3.1 (vi) Form of Restated Certificate of Incorporation of the Company.

     3.2 (i) By-laws of the Company.***

     3.2 (ii) Form of Restated By-laws of the Company.

     4.1 (i) Third Amended and Restated Credit Agreement dated as of June 5, 1998 by and among the Company, various financial institutions and Bank of America National Trust and
             Savings Association, individually and as agent.

     4.1 (ii) First Amendment to Third Amended and Restated Credit Agreement dated as of April
             14, 1999 by and among the Company, various financial institutions and Bank of
             America National Trust and Savings Association, individually and as agent.

     4.2     Amended and Restated Security Agreement dated as of June 5, 1998 by and among the
             Company, its subsidiaries and Bank of America National Trust and Savings
             Association.

     4.3     Amended and Restated Company Pledge Agreement dated as of June 5, 1998 by and between the Company and Bank of America National Trust and Savings Association.

     4.4     Amended and Restated Subsidiary Pledge Agreement dated as of June 5, 1998 by and among Western Aggregates Holding Corp., Western Rock Products Corp., SRM Holdings
             Corp., Southern Ready Mix, Inc., Monroc, Inc. and Bank of America National Trust
             and Savings Association.

     4.5     Amended and Restated Shareholder Pledge Agreement dated as of June 5, 1998 by and among Western Aggregates Holding Corp.'s stockholders, SRM Holdings Corp.'s stockholders and Bank of America National Trust and Savings Association.

     4.6     Amended and Restated Guaranty dated as of June 5, 1998 by and among the Company's subsidiaries, various financial institutions and Bank of America National Trust and Savings Association.

     4.7 (i) Amended and Restated Note and Warrant Purchase Agreement dated as of June 5, 1998 by and between the Company and The Prudential Insurance Company of America.

     4.7 (ii) Amendment No. 1 to Amended and Restated Note and Warrant Purchase Agreement dated as of April 14, 1999 by and between the Company and The Prudential Insurance
             Company of America.

     4.7 (iii) Waiver under Note Agreement dated as of April 15, 1999 by and between the Company and The Prudential Insurance Company of America.

     4.8     Amended and Restated Guaranty dated as of June 5, 1998 by and among the Company's subsidiaries and The Prudential Insurance Company of America.

     4.9 (i) Registration Rights and Stockholders' Agreement dated as of November 21, 1996 by and among the Company, the Company's stockholders and The Prudential Insurance
             Company of America.

     4.9 (ii) First Amendment to Registration Rights and Stockholders' Agreement dated as of
             June 5, 1998 by and among, the Company, the Company's stockholders and The
             Prudential Insurance Company of America.

     4.10    Warrant Agreement dated as of November 21, 1996 by and between the Company and The
             Prudential Insurance Company of America.

     4.11    Warrant Agreement dated as of June 5, 1998 by and between the Company and The
             Prudential Insurance Company of America.

     4.12    Letter Agreement dated as of April 15, 1999 by and among Golder, Thoma, Cressey,
             Rauner Fund IV, L.P., Harris Trust and Savings Bank, Bank of America National
             Trust and Savings Association, as Agent, The Prudential Insurance Company of
             America and the Company.

     4.13    Floating Rate Loan - Procedures Letter dated as of April 15, 1999 by and between
             Harris Trust and Savings Bank and the Company.

     4.14    Guaranty, dated April 15, 1999, in favor of Harris Trust and Savings Bank executed by Golder, Thoma, Cressey, Rauner Fund, IV, L.P.

     5.1     Opinion and consent of Kirkland & Ellis.

    10.1     Professional Services Agreement dated as of January 24, 1994 by and between the
             Company and Golder, Thoma, Cressey, Rauner, Inc.***

    10.1 (i) Cancellation of Professional Services Agreement dated as of July 9, 1999 by and between the Company and Golder, Thoma, Cressey, Rauner, Inc.

    10.2     Equity Purchase Agreement dated as of January 24, 1994 between the Company and
             Golder, Thoma, Cressey, Rauner Fund IV, L.P.***

    10.3     Stockholders Agreement dated as of January 24, 1994 by and among the Company and
             Golder, Thoma, Cressey, Rauner Fund IV, L.P. and certain Executives named therein.***

    10.4     Stockholders Joinder Agreement dated as of August 1, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Edward A. Dougherty.***

    10.5     Stockholders Joinder Agreement dated as of August 5, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Morris L. Bishop.***

    10.6     Stockholders Joinder Agreement dated as of October 31, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Charles R. Pullin.***

    10.7     Stockholders Joinder Agreement dated as of July 31, 1998 by and among the Company,
             James A. Harris and James A. Harris Grantor Retained Annuity Trust.***

    10.8     Stockholders Joinder Agreement dated as of October 1, 1998 by and among the
             Company, James A. Harris and The James A. Harris Charitable Remainder Unitrust.***

    10.9     Registration Rights Agreement dated as of January 24, 1994 by and among the
             Company and Golder, Thoma, Cressey, Rauner Fund IV, L.P. and certain Executives named therein.***

    10.10    Registration Rights Joinder Agreement dated as of August 1, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Edward A. Dougherty.***

    10.11    Registration Rights Joinder Agreement dated as of August 5, 1994 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Morris L. Bishop.***

    10.12    Registration Rights Joinder Agreement dated as of October 31, 1994 by and among the Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Charles R.
             Pullin.***

    10.13    Senior Management Agreement dated as of January 24, 1994 by and between the
             Company and James A. Harris.** ***

    10.15    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and James A. Harris.** ***

    10.16    Senior Management Agreement dated as of January 24, 1994 by and between the
             Company and Michael J. Stone.** ***

    10.18    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and Michael J. Stone.** ***

    10.19    Senior Management Agreement dated as of August 5, 1994 by and between the Company and Morris L. Bishop, Jr.**

    10.20    Senior Management Agreement dated as of October 1, 1997 by and between the Company and Morris L. Bishop, Jr.** ***

    10.21    Executive Stock Pledge Agreement dated as of January 24, 1994 by and between the
             Company and James A. Harris.***

    10.22    Executive Stock Pledge Agreement dated as of May 10, 1994 by and between the
             Company and James A. Harris.***

    10.23    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and James A. Harris. (Included as Exhibit B to exhibit 10.15)***

    10.24    Executive Stock Pledge Agreement dated as of January 24, 1994 by and between the
             Company and Michael J. Stone.***

    10.25    Executive Stock Pledge Agreement dated as of May 10, 1994 by and between the
             Company and Michael J. Stone.***

    10.26    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and Michael J. Stone. (Included as Exhibit B to exhibit 10.18)***

    10.27    Executive Stock Pledge Agreement dated as of August 5, 1994 by and between the
             Company and Morris L. Bishop, Jr.***

    10.28    Executive Stock Pledge Agreement dated as of November 20, 1996 by and between the
             Company and Morris L. Bishop, Jr. (Included as Exhibit B to exhibit 10.43)***

    10.29    Executive Stock Pledge Agreement dated as of October 1, 1997 by and between the
             Company and Morris L. Bishop, Jr. (Included as Exhibit B to exhibit 10.20)***

    10.30    Promissory Note dated as of January 24, 1994 by James A. Harris in favor of the
             Company in the principal amount of $16,223.76.***

    10.31    Promissory Note dated as of May 10, 1994 by James A. Harris in favor of the
             Company in the principal amount of $121,638.24.***

    10.32    Promissory Note dated as of November 20, 1996 by James A. Harris in favor of the
             Company in the principal amount of $8,096.89. (Included as Exhibit A to exhibit
             10.15)***

    10.33    Promissory Note dated as of January 24, 1994 by Michael J. Stone in favor of the
             Company in the principal amount of $10,809.18.***

    10.34    Promissory Note dated as of May 10, 1994 by Michael J. Stone in favor of the
             Company in the principal amount of $81,098.82.***

    10.35    Promissory Note dated as of November 20, 1996 by Michael J. Stone in favor of the
             Company in the principal amount of $8,096.89. (Included as Exhibit A to Exhibit
             10.18)***

    10.36    Promissory Note dated August 5, 1994 by Morris L. Bishop in favor of the Company in the principal amount of $16,903.08.***

    10.37    Promissory Note dated November 20, 1996 by Morris L. Bishop in favor of the
             Company in the principal amount of $9,940.05. (Included as Exhibit A to exhibit
             10.43)***

    10.38    Demand Note dated October 1, 1997 by Morris L. Bishop in favor of the Company in the principal amount of $219,985.62. (Included as an exhibit A to exhibit 20)***

    10.39    Employment Agreement dated as of January 24, 1994 by and between the Company and
             James A. Harris.***

    10.40    Employment Agreement dated as of January 24, 1994 by and between the Company and
             Michael J. Stone.***

    10.41    Employment Agreement dated as of August 5, 1994 by and between the Company and
             Morris L. Bishop, Jr.***

    10.42(i) Agreement and Plan of Merger dated as of January 29, 1998 by and among the
             Company, Western Acquisition, Inc. and Monroc, Inc.***

    10.42(ii) Amended and Restated Agreement and Plan of Merger dated as of March 4, 1998 by and among the Company, Western Acquisition, Inc. and Monroc, Inc.***

    10.43    Senior Management Agreement dated as of November 20, 1996 by and between the
             Company and Morris L. Bishop, Jr.***

    10.44    Stockholders Joinder Agreement dated as of December 31, 1997 by and among the
             Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and Jeanne T. Richey.

    10.45    Letter Agreement dated as of April 18, 1998 by and between the Company and Edward
             A. Dougherty.

    10.46    Letter Agreement dated as of April 18, 1998 by and between the Company and Edward
             A. Dougherty.

    10.47    Letter Agreement dated as of December 30, 1998 by and between the Company and
             Edward A. Dougherty.

    10.48    Form of Lock-Up Agreement with Deutsche Banc Securities Inc.

    21.1     Subsidiaries of the Company.

    23.1     Consent of Arthur Andersen LLP.

    23.2     Consent of Deloitte & Touche LLP.

    23.3     Consent of Grant Thornton LLP.

    23.4     Consent of Kirkland & Ellis (Included in Exhibit 5.1).

    24.1     Powers of Attorney of Directors and Officers of the Company (Included on signature page).
    27.1     Financial Data Schedule.


------------------------

  * To be filed by amendment.

 ** Management contract or compensatory plan or arrangement.


*** Filed previously.